  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 3, 1997

                                                   REGISTRATION NO. 333-30601
===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------

                         POST-EFFECTIVE AMENDMENT NO. 1

                                      TO
                                    FORM S-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------
                              CIMETRIX INCORPORATED
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         NEVADA                                          73                                       87-0439107
(STATE OF INCORPORATION)                     (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER IDENTIFICATION NO.)
                                               CLASSIFICATION CODE NO.)


                             100 NORTH TAMPA STREET
                              TAMPA, FLORIDA 33602
                                 (813) 277-9199
   (ADDRESS AND TELEPHONE NUMBER OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                              --------------------
                                DAVID L. REDMOND
                              CIMETRIX INCORPORATED
                             100 NORTH TAMPA STREET
                              TAMPA, FLORIDA 33602
                                 (813) 277-9199
           (NAME, ADDRESS, AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                    COPY TO:
                            ROBERT C. RASMUSSEN, ESQ.
                              DAVID S. FELMAN, ESQ.
                         GLENN RASMUSSEN & FOGARTY, P.A.
                       100 SOUTH ASHLEY DRIVE, SUITE 1300
                              TAMPA, FLORIDA 33602
                              --------------------
         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

         If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box. [ ]
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number and the effective registration statement for the same offering. [ ]
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
         If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                              --------------------

         THE REGISTRANT AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

PROSPECTUS
                                   $10,000,000

                              CIMETRIX INCORPORATED

                            10% SENIOR NOTES DUE 2002
                  WARRANTS FOR 2,500,000 SHARES OF COMMON STOCK

                                ---------------

         Cimetrix Incorporated ("Cimetrix" or the "Company") is offering a minimum of $3,000,000 and a maximum of $10,000,000 aggregate principal amount of its 10% Senior Notes Due 2002 (the "Senior Notes") at 100% of face value, in denominations of $5,000 and additional whole multiples of $1,000 or any integral multiple thereof. The minimum purchase is $5,000. The Senior Notes will be unsecured obligations of the Company. Interest on the Senior Notes is payable semiannually on April 1 and October 1 of each year commencing April 1, 1998. The Senior Notes are redeemable at the Company's option at any time after September 30, 1999, at the redemption prices set forth in this Prospectus, plus accrued interest. No sinking fund is provided for the Senior Notes. See "Description of the Senior Notes."


         Each purchaser of a Senior Note will also receive for no additional consideration one common stock purchase warrant (a "Warrant") for each $1,000 principal amount of Senior Notes purchased. Each Warrant will entitle the holder to purchase 250 shares of the Company's common stock ("Common Stock") for $2.50 per share. The Warrants are exercisable any time after October 31, 1998, and on or before September 30, 2002, as a whole, in part, or in increments, but only if the shares of Common Stock issuable upon exercise of the Warrants are registered with the Securities and Exchange Commission pursuant to a current and effective registration statement and qualified for sale under the securities laws of the various states where the Warrantholders reside. The Company will use its best efforts to register the shares issuable pursuant to the Warrants before November 1, 1998. The exercise price of the Warrants is payable at the holder's option, either in cash or by the surrender of Senior Notes at their face amount plus accrued interest. The Warrants will be immediately transferable separately from the Senior Notes. On August 22, 1997, the trading price for the Common Stock on the OTC Bulletin Board was $2.25 per share. See "Description of the Warrants."


         The Company's offering (the "Offering") of the Senior Notes and accompanying Warrants (together, the "Securities") is being made directly by the Company on a best efforts basis, and there is no assurance that all the Securities will be sold. The Offering is not underwritten, but the Company will sell a portion of the Securities to or through one or more broker-dealers that will act as the Company's agent in its selling efforts and receive compensation equal to seven percent of the price of the securities. Each broker-dealer will be required to take and pay for only those securities that it sells to the public. No Securities will be sold in the Offering unless the Company receives commitments to purchase at least $3,000,000 principal amount of the Senior Notes at face value before the expiration date of the Offering, unless extended. Officers, directors, and employees of the Company might purchase Securities in the Offering, although they will not purchase Securities to ensure satisfaction of the minimum condition. Pending closing, funds received from investors will be deposited and held in a separate bank account of the Company that is not an escrow account. If the minimum sales condition is not satisfied, funds received from the investors will be promptly refunded, without interest or deduction. There is no established trading market for the Securities, and the Company does not intend to apply to list the Senior Notes or the Warrants for trading on any securities exchange or to list them for quotation on the NASDAQ National or Small Cap Markets. See "Terms of Offering and Plan of Distribution."

         PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE INFORMATION DISCUSSED UNDER THE CAPTION "RISK FACTORS" AT PAGE 4.

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
               THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE
                 COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                  OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

============================================================================================================
                                     PRICE TO                UNDERWRITING                  PROCEEDS TO
                                      PUBLIC                  DISCOUNTS(1)                 COMPANY(2)
                                     --------                -------------                ------------
Per Senior Note and
   Warrant (3)........                   $1,000                      (1)                        $1,000
Total minimum(3).....                $3,000,000                      (1)                    $3,000,000
Total maximum(3)......              $10,000,000                      (1)                   $10,000,000
============================================================================================================

(1) The Offering is not underwritten, but the Company will pay compensation of up to seven percent of the offering price of the securities to broker-dealers that act as the Company's agent in selling the Offering. See "Terms of Offering and Plan of Distribution."
(2) Before deducting estimated expenses of $130,000 payable by the Company and compensation equal to seven percent of the selling price payable to broker-dealers that act as the Company's agent in selling the Offering.
(3) Excludes the sale of shares of Common Stock for $2.50 per share on the exercise of the Warrants, which would yield proceeds to the Company of $625 for each Warrant and $6,250,000 for all the Warrants.

         THIS OFFERING WILL EXPIRE AT 5:00 P.M. EASTERN STANDARD TIME
                     ON OCTOBER 31, 1997, UNLESS EXTENDED.


              The date of this Prospectus is September 2, 1997.

                               PROSPECTUS SUMMARY

         The following summary is qualified entirely by the detailed information and financial statements appearing elsewhere in this Prospectus or incorporated by reference in this Prospectus. This Prospectus contains certain forward-looking statements involving risks and uncertainties. The Company's actual results could differ materially from the results anticipated in these forward-looking statements as a result of certain of the factors set forth under "Risk Factors" and elsewhere in this Prospectus.

                                   THE COMPANY

         Cimetrix is the developer of the world's first open architecture, standards-based, personal computer (PC) software for controlling machine tools, industrial robots and electronics industry automation equipment that operates on the factory floor. The Cimetrix Open Development Environment ("CODE") software products are based on standard computer platforms (Intel Pentium CPU with ISA/PCI bus and Motorola PowerPC with VME bus) and run on standard operating systems (UNIX and Microsoft Windows NT). Cimetrix software is currently operational in production installations on a variety of general industrial robots, specialized electronics industry assembly and surface mount technology
(SMT) machines, and to a limited extent, CNC machine tools.

         Cimetrix also has developed two additional software products, GEM Equipment Manager and GEM Host Manager. These software products enable compliance with Generic Equipment Model ("GEM"), which is a standard for communications between manufacturing equipment and the factory's host computer. The GEM software products are designed to run on PCs and UNIX workstations.

                                                           THE OFFERING
Securities Offered..................$10,000,000 principal amount of Senior Notes Due 2002 and Warrants to purchase
                                    2,500,000 shares of Common Stock at $2.50 per share.

Maturity Date.......................September 30, 2002

Interest Payment Dates..............April 1 and October 1 of each year, beginning April 1, 1998.

Optional Redemption.................Nonredeemable before October 1, 1999.  Redeemable in whole or in part, at any time after September 30, 1999, at an initial redemption price equal to 105% of the principal amount on October 1, 1999 (declining annually to par on
                                    September 30, 2002), plus accrued interest.  See "Description of the Senior
                                    Notes - Optional Redemption."

Change of Control...................Upon a Change in Control (as defined), the Company will be required, at the election of any holder of a Senior Note, to redeem all the holder's outstanding Senior Notes at a price equal to 100% of their principal amount plus accrued interest.  See "Description of the Senior Notes - Change of
                                    Control."

Ranking.............................The Senior Notes will be unsecured senior obligations of the Company, will rank pari passu in right of payment with all existing and any future senior indebtedness of the Company, and will rank senior in right of payment to any subordinated indebtedness of the Company.  The Company is restricted in its ability to incur additional indebtedness.  See "Description of the Senior
                                    Notes - Certain Covenants."  As of August 22, 1997, the Company did not have any secured indebtedness  and its outstanding unsecured senior indebtedness consisted of approximately $270,000 payable to Brigham Young University and approximately




                                    $550,000 of trade payables.  See "Description of the Senior Notes - Ranking."

Restrictive Covenants...............The Indenture under which the Senior Notes will be issued (the "Indenture") will contain certain covenants that, among other things, will limit the ability of the Company to (i)
                                    incur additional indebtedness, (ii) pay dividends or make certain other  restricted payments,
                                    (iii) enter into transactions with affiliates, and (iv) merge or consolidate with, or transfer substantially all of its assets to, another person.  These limitations and prohibitions are subject to a number of important qualifications.  See "Description of the Senior Notes - Certain
                                    Covenants."

Use of Proceeds.....................Working capital and general corporate purposes.

OTC Bulletin Board
    Symbol of Common Stock.........."CMXX."



                         SUMMARY FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                               SIX MONTHS
                                                YEARS ENDED DECEMBER 31,                     ENDED JUNE 30,
                                  --------------------------------------------------       ------------------
                                  1996       1995        1994       1993        1992       1997          1996
                                  ----       ----        ----       ----        ----       ----          ----
                                                                                              (UNAUDITED)
STATEMENT OF
  OPERATIONS DATA:

  Revenues  . . . . . . . .  $   2,396       $   664     $   463     $  1,142    $  330      $ 1,053   $   458
  Operating expenses:
    Cost of revenues  . . .      1,342           446         297          727       124          549       287
    Sales and marketing . .      1,494           947         217          115        59          583       592
    Research and development     1,179           930         198          507       316          922       711
    General and
      administration  . . .      1,577         1,231       1,217          857       710        1,065       649
    Compensation - stock
      options . . . . . . .        685             -           -            -         -            -       693
                             ---------       -------     -------     --------    ------      -------   -------
       Total operating  . .
         expenses . . . . .      6,277         3,554       1,929(a)     2,206     1,209        3,119     2,932
                             ---------       -------     -------     --------    ------      -------   -------
   Net loss . . . . . . . .  $  (3,455)      $(2,544)    $(1,145)    $ (1,074)   $ (881)     $(2,054)  $(2,431)
                             =========       =======     =======     ========    ======      =======   =======
   Loss per common share  .  $    (.19)      $  (.16)    $  (.08)    $   (.07)   $ (.05)     $  (.10)  $  (.13)
                             =========       =======     =======     ========    ======      =======   =======
   Weighted average shares
     outstanding  . . . . .     18,517        16,265      14,208       16,335    16,110       21,143    18,708



                                                                                      JUNE 30, 1997
                                                                                      --------------
BALANCE SHEET DATA:                                                            ACTUAL              AS ADJUSTED(B)
                                                                               ------              --------------
                                                                                       (UNAUDITED)

Current assets ..................                                              $2,162              $12,032
Current liabilities .............                                                 879                  879
Working capital (deficit) .......                                               1,283               11,153
Total assets ....................                                               7,192               17,192
10% Senior Notes ................                                                  --               10,000
Total long-term debt (excluding
  $41,000 of current maturities)                                                  261               10,261
Stockholders' equity ............                                              $6,052              $ 6,052

----------
(a) Includes the effect (net of taxes) of extraordinary items of $188,000 resulting from the cancellation of indebtedness.
(b) Gives effect to the sale of the Senior Notes and the application of the net proceeds therefrom. See "Use of Proceeds" and "Capitalization." Excludes the effect of exercise of the Warrants offered by this Prospectus.

                                 RISK FACTORS

         In connection with an investment in the Securities offered by this Prospectus, prospective investors should consider carefully the following factors that could affect the Company's current position and future prospects, in addition to the other information set forth in this Prospectus. The following factors and other information set forth in this Prospectus contain certain forward-looking statements involving risks and uncertainties. The Company's actual results could differ materially from the results anticipated in these forward-looking statements as a result of certain factors set forth in this section and elsewhere in this Prospectus.

LACK OF PROFITABILITY; INTEREST COVERAGE

         The Company has incurred operating losses from inception to June 30, 1997, of approximately $12,597,000, including net losses of $3,455,000, $2,544,000, and $1,145,000 during 1996, 1995, and 1994, respectively, and a net loss of approximately $2,054,000 during the six months ended June 30, 1997. Net cash used by operations amounted to approximately $2,002,000, $2,944,000, and $1,8174,000 during 1996, 1995, and 1994, respectively, and approximately $2,134,000 during the six months ended June 30, 1997. The Company has never operated at a profit. There is no assurance that the Company will operate profitably in the future.

         The Company had available at December 31, 1996, unused tax operating loss carryforwards of approximately $10,558,000 that may be applied against future taxable income and expire in various years beginning 2004 through 2011. Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (FASB 109) requires the Company to provide a net deferred tax asset or liability equal to the expected future tax benefit or expense of temporary reporting differences between book and tax accounting and any available operating loss or tax credit carryforwards. At December 31, 1996, the total of all deferred tax assets was approximately $4,315,000 and the total of all deferred tax liabilities was approximately $342,000. Because of the uncertainty about whether the Company will generate sufficient future taxable income to realize the deferred tax assets, the Company has established a valuation allowance of $3,973,000 to offset all its deferred tax assets.

          Given its lack of profitability, the Company historically has not generated positive cash flow sufficient to cover fixed charges. The coverage deficiency was approximately $3.5 million, $2.6 million, and $1.3 million in 1996, 1995, and 1994, respectively. There is no assurance that the Company will generate future positive cash flow sufficient to cover the interest on the Senior Notes. If the Company does not generate positive cash flow, its ability to repay interest and principal on the Senior Notes would be adversely affected.

LACK OF SALES, LENGTHY SALES AND IMPLEMENTATION CYCLES FOR OEM CUSTOMERS


         The Company had sales of less than $2,500,000 in 1996. Until late 1994, the Company did not have products for sale that were commercially viable. Prior to that time, the Company's revenues were generated by sales of prototype products. There is no assurance that the Company will ever generate significant sales of its products. If the Company fails to do so, its prospects will be materially adversely affected.

          The Company's sales process for original equipment manufacture ("OEM") customers is typically between three and twelve months from initial contact to purchase commitment, and is subject to delays over which the Company has little or no control. The extended sales process in this market segment is due to the need to educate the customer regarding the use and benefits of its products and the testing process with the customer's equipment before implementation. Any delay in the sale or customer implementation of a large project or a number of projects in this segment of the Company's market could have a material adverse effect on the Company.


  DEPENDENCE ON A SIGNIFICANT CUSTOMER

         Fuji Machine Mfg. Co., Ltd. ("Fuji") accounted for approximately 34% and 37% of the Company's sales in 1996 and the first half of 1997, respectively, and is expected to account for approximately 20% of its sales in 1997. The loss of Fuji's business could have a material adverse effect on the Company. Additionally, the quantity of Fuji's business with the Company depends substantially on market acceptance of Fuji's Surface Mount Technology ("SMT") equipment that utilizes the Company's software products. The Company could be materially adversely affected by a downturn in Fuji's equipment sales or Fuji's failure to meet sales expectations. The Company will likely from time to time have other customers that account for a significant portion of its business.

DEPENDENCE ON RELATIVELY NEW PRODUCTS

         The Company has only recently begun to install and implement its products with customers. The Company's CODE software system was introduced commercially in October 1995, and its GEM software product suite has been developed during the past two years and was commercially introduced during 1997. As a result, the Company has only limited history with these products, and there can be little assurance that they will achieve market acceptance. The Company's future success will depend on sales of these products, and the failure of these products to achieve market acceptance would have a materially adverse affect on the Company. In addition, the Company has limited experience with the installation, implementation and operation of its products at customer sites. There is no assurance that the Company's products will not require substantial modifications to satisfy performance requirements or to fix previously undetected errors. If customers were to experience significant problems with the Company's products, or if the Company's customers were dissatisfied with the products' functionality, performance, or support, the Company would be materially adversely affected. The Company does not have any current plans to develop any significant new products.

PRODUCT LIFE CYCLE; NEED TO DEVELOP NEW PRODUCTS AND ENHANCEMENTS

         The markets for the Company's products are new and emerging. As such, these markets are characterized by rapid technological change, evolving requirements, developing industry standards, and new product introductions. The dynamic nature of these markets can render existing products obsolete and unmarketable within a short period of time. Accordingly, the life cycle of the Company's products is difficult to estimate. The Company's future success will depend in large part on its ability to enhance its products and develop and introduce, on a timely basis, new products that keep pace with technological developments and emerging industry standards. The success of the Company's software development efforts will depend on various factors, including its ability to integrate these products with third-party products. If a competitor succeeds in duplicating or surpassing the Company's technological advances, the Company's prospects might be materially adversely affected.

COMPETITION

         The motion controller market is extremely competitive. Management believes that most, if not all, of the Company's competitors currently have greater financial resources and market presence than it does. Accordingly, these competitors may be able to compete very effectively on pricing and to develop technology to increase the flexibility of their products. Further, manufacturers of industrial robots, machine tools, and other automation equipment which use their own proprietary controllers and software have already established a share of the market for their products and may find it easier to limit market penetration by the Company because of the natural tie-in of their controllers and software to their mechanisms. Management is uninformed as to whether any of these competitors are presently developing additional technology that will directly compete with the Company's product offerings. See "Business --Competition -CODE" and "-- Competition - GEM".

INTERNATIONAL SALES

         International sales accounted for approximately 43% of the Company's business in 1996. To service the needs of these customers, the Company must provide worldwide sales and product support services, and the Company is in the process of establishing a sales office in Japan. There are a number of risks inherent in international expansion, including currency risks, increased risk of software piracy, unexpected changes in regulatory requirements, tariffs and other trade barriers, costs and risks of localizing products for foreign companies, longer account receivable cycles and increased collection risks, potentially adverse tax consequences, difficulty in repatriating earnings, and the burdens of complying with a wide variety of foreign laws. Thus far, all the Company's export sales have been payable in United States dollars.

NEED FOR ADDITIONAL FINANCING

         Management expects that the proceeds of the Offering will be adequate to address the foreseeable capital needs of the Company for 12 to 15 months, if the minimum proceeds of $3,000,000 are realized, and for at least 36 months, if the maximum proceeds of $10,000,000 are realized. There is no assurance, however, that the amount of its capital will be adequate or that additional funds will be available to the Company on acceptable terms, if needed. The source of any additional capital could be further public or private equity or debt financings, collaborative arrangements with corporate partners or funds from other sources. Further, any additional financing might involve substantial dilution to the Company's stockholders. The Indenture restricts the ability of the Company to raise additional funds through the sale of senior debt, which could limit the Company's ability to secure financing. If adequate funds are not available from operations or additional sources of financing, the Company's ability to sustain and expand its business would be adversely affected.

DEPENDENCE ON CERTAIN INDIVIDUALS

        The Company is highly dependent on the services of its key managerial and engineering personnel, including Paul A. Bilzerian, Paul A. Johnson, David L. Redmond, David P. Faulkner, and Robert H. Reback. Any material change in the Company's senior management team could adversely affect the Company's profitability and business prospects. The Company does not maintain key man insurance for any of its key management and engineering personnel.

COPYRIGHT PROTECTION AND PROPRIETARY INFORMATION.

         The Company's software innovations are proprietary in nature, and the Company has obtained copyright protection for them. It is possible, however, for infringement to occur. Although the Company intends to prosecute diligently any infringement of its proprietary technology, copyright litigation can be extremely expensive and time-consuming, and the results of litigation are generally uncertain. Further, the use by a competitor of the Company's proprietary software to create similar software through "reverse engineering" may not constitute an infringing use. The Company relies on confidentiality and nondisclosure agreements with employees and customers for additional protection against infringements, and the Company's software is encoded to further protect it from unauthorized use.

CONTROL

         Investors in the Common Stock (through exercise of the Warrants) will be entitled to vote in the election of the Company's directors, but will not be entitled to separate board representation. Investors purchasing Common Stock through exercise of the Warrants will own no more than 10% of the Common Stock if the maximum amount of Securities are sold in the Offering. Therefore, purchasers of Common Stock through exercise of the Warrants will not be able to control the business decisions of the Company and will have only a limited voice in management.

         The executive officers and directors of the Company have the power to vote approximately 28.2% of the outstanding shares of Common Stock for the election of directors and on other ordinary shareholder matters, after giving effect to voting proxies and the exercise of options held by those individuals as of June 27, 1996. Paul A. Bilzerian, a director, President and Chief Executive Officer of the Company, has the sole or shared power to vote approximately 22% of these shares. The voting power represented by the officers and directors' shares, though not an absolute majority, is probably sufficient to provide these persons with effective control over most affairs of the Company. See "Management".

MARKETABILITY OF SENIOR NOTES AND COMMON STOCK

         There is not any public trading market for the Securities, and there is no assurance that one will develop in the future. Consequently, there can be no assurance regarding the ability of holders of the Securities to sell them, or the price at which they will be able to sell them. If a public trading market were to develop, the Senior Notes could trade at prices that might be higher or lower than the initial offering price depending on many factors, including prevailing interest rates, the Company's operating results and the market for similar securities. The Company does not intend to apply for listing or quotation of the Notes on any securities exchange or automated interdealer quotation system.

         The Common Stock is currently traded through 13 market makers, but is not listed on any securities exchange or quoted on an automated interdealer quotation system, which would provide automated quotations of the stock's price. Trading through market makers tends to limit the volume of sales and can cause wide fluctuations in a stock's price, based on the available supply and demand for the stock at any particular time.

REGISTRATION OF WARRANT SHARES

         The exercise of the Warrants, and the Company's issuance of shares of Common Stock pursuant thereto, are subject to registration of those shares under an effective registration statement filed with the Securities and Exchange Commission (the "SEC" or "Commission") and to registration or qualification of those shares for sale or exemption under applicable state securities laws of the jurisdictions where the various Warrantholders reside. Although the Company will use its best efforts to register the Warrant shares before November 1, 1998, there is no assurance that it will do so or succeed in qualifying the Warrant shares in all applicable jurisdictions. The Company in its sole discretion may determine not to register or qualify the Warrant shares in any jurisdiction where the time and expense do not justify the registration or qualification. A Warrantholder may be deprived of any value of the Warrants if the Company does not, or cannot, register or qualify the Warrant shares for offer and sale in the jurisdiction where the Warrantholder resides, in which case the Warrantholder's alternatives would be limited to either selling the Warrants or allowing them to expire unexercised. See "Description of the Warrants."

PAYMENT OF DIVIDENDS

         The Company anticipates that it will not pay cash dividends for the foreseeable future. In addition, the Indenture prohibits the payment of cash dividends. See "Dividend Policy."

ANTI-TAKEOVER PROVISIONS

         Certain provisions of the Nevada General Corporation Law have anti-takeover effects and may inhibit a non-negotiated merger or other business combination. These provisions are intended to encourage any person interested in acquiring the Company to negotiate with, and to obtain the approval of, the Company's Board of Directors in connection with such a transaction. However, certain of these provisions may discourage a future acquisition of the Company, including an acquisition in which the shareholders might otherwise receive a premium for their shares. As a result, shareholders who might desire to participate in such a transaction may not have the opportunity to do so. See "Description of Common Stock - Certain Provisions of Nevada Law."

SHARES ELIGIBLE FOR FUTURE SALE

         Upon completion of this Offering, the Company will have a total of 24,143,928 shares of Common Stock outstanding. Of these shares, approximately 17,686,103 shares of Common Stock will be freely tradable by persons other than directors, officers and affiliates of the Company, without restriction or need for registration under the Securities Act of 1933, as amended (the "Securities Act"). All of the remaining shares of Common Stock are "restricted securities" as defined by Rule 144 promulgated under the Securities Act ("Rule 144"). Those shares are eligible for sale, subject to the manner of sale, volume, notice, and information requirements of Rule 144. Sales of substantial amounts of Common Stock in the public market, or the availability of a substantial amount of Common Stock for future sale, could adversely affect the market price of the shares of Common Stock issuable on exercise of the Warrants. See "Shares Eligible for Future Sale."

                                 USE OF PROCEEDS

         The net proceeds of the Company from the sale of the Senior Notes offered by this Prospectus (after deducting estimated offering expenses) are estimated to be approximately $9,870,000 if the maximum amount of Senior Notes is sold and $2,870,000 if the minimum amount of Senior Notes is sold. The Company currently intends to use the net proceeds for working capital and general corporate purposes, including operating losses and its anticipated growth in accounts receivable and inventories.

         The following table illustrates the principal intended uses of the estimated net proceeds of the Offering:


          USE OF PROCEEDS              MINIMUM OFFERING                      MAXIMUM OFFERING
          ---------------             -------------------                  -------------------
                                      AMOUNT      PERCENT                  AMOUNT      PERCENT
                                      ------      -------                  ------      -------
Fund increases in inventory           $   200,000      7.0%                $  200,000      2.0%

Fund increases in accounts                300,000     10.4%                   300,000      3.0%
  receivable

Fund research and
 development and sales and
 marketing support                      2,370,000     82.6%                 9,370,000     95.0%
                                       ----------    -----                 ----------   ------

         TOTAL                         $2,870,000      100%                $9,870,000      100%
                                       ==========    =====                 ==========   ======

See "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY


         The Common Stock of the Company is quoted on the National Association of Securities Dealers, Inc.'s OTC Electronic Bulletin Board (the "OTC Bulletin Board") under the symbol "CMXX." The table below sets forth the high and low bid quotations of the Common Stock on the OTC Bulletin Board for each quarter during 1995 and 1996 and for the first two quarters in 1997 and for the period from July 1 to August 22, 1997. The quotations presented reflect interdealer prices, without retail markup, markdown or commissions, and do not necessarily represent actual transactions in the Common Stock.


          FISCAL YEAR 1995                    HIGH BID                                LOW BID
           First Quarter                      $  6.37                                 $ 4.25
           Second Quarter                        6.25                                   3.50
           Third Quarter                         6.12                                   3.75
           Fourth Quarter                       10.25                                   4.37

          FISCAL YEAR 1996
           First Quarter                        15.75                                   9.75
           Second Quarter                       11.25                                   6.50
           Third Quarter                         7.63                                   5.25
           Fourth Quarter                        8.38                                   5.50

          FISCAL YEAR 1997
           First Quarter                         7.38                                   5.50
           Second Quarter                        5.88                                   3.25
           Third Quarter
             (through August 22)                 4.06                                   1.50

         On August 22, 1997, the closing bid quotation for the Common Stock on the OTC Bulletin Board was $2.25 per share. Potential investors should be aware that the price of the Common Stock in the trading market can change dramatically over short periods as a result of factors unrelated to the earnings and business activities of the Company. On August 22, 1997 there were 24,143,928 shares of Common Stock issued and outstanding, held by approximately 2,500 beneficial shareholders.

         The Company has not paid dividends with respect to the Common Stock. Management expects that any future earnings will be retained for working capital and growth and expansion of its business and does not anticipate paying dividends on the Common Stock in the foreseeable future. Covenants in the Indenture prohibit the payment of dividends. See "Description of the Senior Notes - Certain Covenants."

                                 CAPITALIZATION

         The table below sets forth the actual capitalization of the Company at June 30, 1997, and as adjusted as of that date to give effect to the sale of $10,000,000 aggregate principal amount of the Senior Notes and the application of the estimated net proceeds therefrom, which are estimated to be $9,870,000 after deducting estimated Offering expenses. The information set forth in the table should be read in conjunction with the unaudited financial statements of the Company as of and for the quarterly period ended June 30, 1997, and the related notes thereto that are included elsewhere in this Prospectus or incorporated by reference in it.


                                                                      June 30, 1997
                                                          ---------------------------------------
                                                             Actual                As Adjusted (1)
                                                            -------                ---------------
                                                                      (unaudited)
                                                                     (in thousands)
Long-term debt(1):
  Long-term debt .......................................   $    261                 $    261
  Senior Notes offering ................................         --                   10,000
                                                           --------                 --------
     Total long-term debt ..............................        261                   10,261
                                                           --------                 --------
Shareholders' equity:
  Common Stock, $.0001 par value, 100,000,000 shares
    authorized; 18,151,428 shares issued and
    outstanding at March 31, 1997(2) ...................          2                        2
  Additional paid-in capital(2) ........................     18,881                   18,881
  Accumulated deficit ..................................    (12,597)                 (12,597)
  Unearned compensation - stock options ................       (234)                    (234)
                                                           --------                 --------
     Net shareholders' equity ..........................      6,052                    6,052
                                                           --------                 --------
     Total Capitalization ..............................   $  6,313                 $ 16,313
                                                           ========                 ========



(1) See Note 6 of Notes to Financial Statements for the year ended December 31, 1996, and Note 4 of Notes to Financial Statements for the three and six month periods ended June 30, 1997.


(2) Excludes the effect of exercise of the Warrants offered by this Prospectus, which would yield $6,250,000 (before expenses of registration), if all the Senior Notes are sold.

                             SELECTED FINANCIAL DATA

         The selected financial data set forth below are derived from the financial statements of the Company. The selected financial data for the six months ended June 30, 1997 and 1996, are derived from the unaudited financial statements of the Company, which in the opinion of management reflect all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of that data. The selected financial data for the six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the entire fiscal year. The Selected Financial Data should be read in conjunction with the Company's financial statements, related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                                                              SIX MONTHS
                                           YEARS ENDED DECEMBER 31,                          ENDED JUNE 30,
                                  --------------------------------------------------       -----------------
                                  1996       1995        1994       1993        1992       1997        1996
                                  ----       ----        ----       ----        ----       ----        ----
                                      (in thousands, except per share data)                   (unaudited)
STATEMENT OF
  OPERATIONS DATA(1):
  Net Revenues  . . . . . .    $  2,396      $    664    $   463     $ 1,142     $  330      $  1,053  $    458
  Operating expenses:
    Cost of revenues  . . .       1,342           446        297         727        124           549       287
    Selling, marketing
      and customer support.       1,494           947        217         115         59           583       592
    Research and development      1,179           930        198         507        316           922       711
    General and
      administrative  . . .       1,577         1,231      1,217         857        710         1,065       649
    Compensation - stock
      options . . . . . . .         685             -          -           -          -             -       693
                               --------      --------    -------     -------     ------      --------  --------
       Total operating  . .
         expenses . . . . .       6,277         3,554      1,929       2,206      1,209         3,119     2,932
                               --------      --------    -------     -------     ------      --------  --------
   Loss from operations          (3,881)       (2,890)    (1,466)     (1,064)      (879)       (2,066)   (2,474)
                               --------      --------    -------     -------     ------      --------  --------
   Net loss . . . . . . . .    $ (3,455)     $ (2,544)   $(1,145)    $(1,074)    $ (881)     $ (2,054) $ (2,431)
                               ========      ========    =======     =======     ======      =======   ========
   Loss per common share  .    $   (.19)     $   (.16)   $  (.08)    $  (.07)    $ (.05)     $   (.10) $   (.13)
                               ========      ========    =======     =======     ======      ========  ========
   Weighted average shares
     outstanding  . . . . .      18,517        16,265     14,208      16,335     16,110        21,143    18,708


                                                  AT DECEMBER 31,                           AT JUNE 30,
                                 -------------------------------------------------       ----------------
                                 1996       1995       1994        1993       1992         1997     1996
                                 ----       ----       ----        ----       ----         ----     ----
                                                   (in thousands)                           (unaudited)
BALANCE SHEET DATA:
  Current assets  . . . . .     $  4,220    $ 3,268     $3,835    $   230     $    69      $2,162   $2,618
  Current liabilities . . .        1,344        338      1,451        857         479         879      371
  Working capital (deficit)        2,876      2,930      2,384       (627)       (410)      1,283    2,247
  Total assets  . . . . . .        9,227      9,722      5,632        356         223       7,192    8,889
  Total long-term debt  . .          296        338         44         41          41         261      287
  Stockholders' equity
    (deficit) . . . . . . .     $  7,631    $ 9,070     $3,613    $  (535)    $  (297)     $6,052   $8,214

------------------------
(1) Omits the ratio of earnings to fixed charges. The Company did not have any earnings in the relevant years and, therefore, earnings did not cover fixed charges by approximately the amount of the net losses in each period. See "Risk Factors - Lack of Profitability - Interest Coverage."

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATION

OVERVIEW

         This Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the Company's Condensed Financial Statements and Notes thereto. The ensuing discussion and analysis contains both statements of historical fact and forward-looking statements. Forward-looking statements generally are identified by the words "expects," "believes" and "anticipates" or words of similar import. Examples of forward-looking statements include: (a) projections regarding sales, revenue, liquidity, capital expenditures and other financial items; (b) statements of the plans, beliefs and objectives of the Company or its management; (c) statements of future economic performance, and (d) assumptions underlying statements regarding the Company or its business. Forward-looking statements are subject to certain factors and uncertainties that could cause actual results to differ materially from the forward-looking statements, including, but not limited to, those factors and uncertainties described below under "Liquidity and Capital Resources" and "Factors Affecting Future Results."

RESULTS OF OPERATIONS FOR THREE AND SIX MONTHS ENDED JUNE 30, 1997, AND 1996

         The following table sets forth the percentage of costs and expenses to net revenues derived from the Company's Statements of Operations for the three and six months ended June 30, 1997 and 1996:

                                                           THREE MONTHS ENDED          SIX MONTHS ENDED
                                                                JUNE 30,                   JUNE 30,
                                                        ----------------------      -------------------------
                                                        1997              1996        1997           1996
                                                        ----              ----        ----           ----
NET REVENUES                                             100%             100%            100%           100%
                                                     -------         --------        --------       --------

OPERATING EXPENSES
     Cost of revenues, including customer
       support                                          62.8             69.5            52.1           62.7
     Sales and marketing                                54.2            165.5            55.4          129.3
     Research and development                           92.0            238.4            87.6          155.2
     General and administrative                        117.4            187.6           101.1          141.7
     Compensation expense - stock options                  -                -               -          151.3
                                                     -------         --------        --------       --------

         Total operating expenses                      326.4            661.0           296.2          640.2
                                                     -------         --------        --------       --------

LOSS FROM OPERATIONS                                  (226.4)          (561.0)         (196.2)        (540.2)
                                                     -------         --------        --------       --------
     Interest income, net of expense                    (0.8)            12.4             1.1            9.4
                                                     -------         --------        --------       --------

NET LOSS                                              (227.2%)         (548.6%)        (195.1%)       (530.8%)
                                                     =======         ========        ========       ========


NET REVENUES

         Net revenues for the second quarters of 1997 and 1996 were approximately $541,000 and $177,000, respectively. Net revenues for the second quarter of 1997 included approximately $268,000, or 49.6%, from custom applications and programming and system integration projects primarily with original equipment manufacturers ("OEMs"), approximately $210,000, or 38.8%, from the sale of software products, approximately $46,000, or 8.5%, from customer support and approximately $17,000, or 3.1%, from the sale of hardware products. Net revenues for the second quarter of 1996 included approximately $69,000, or 39%, from the sale of hardware products, approximately $46,000, or 26%, from the sale of software products and approximately $62,000, or 35%, from training, support services and custom applications and systems integration projects.

         Net revenues for the first half of 1997 and 1996 were approximately $1,053,000 and $458,000, respectively. Net revenues for the first half of 1997 included approximately $308,000, or 29.3%, from custom applications and programming and system integration projects primarily with OEMs, approximately $627,000, or 59.5%, from the sale of software products, approximately $82,000, or 7.8%, from customer support, and approximately $36,000, or 3.4%, from the sale of hardware products. Net revenues for the first half of 1996 included approximately $204,000, or 44.5%, from the sale of hardware products, approximately $122,000, or 26.6%, from the sale of software products and approximately $132,000, or 28.9%, from training, customer support and custom applications and systems integration projects.

         The increase in net revenues for the second quarter and first half of 1997 compared to the comparable periods in 1996 are primarily attributable to increased revenues from the sale of software products ($210,000 and $627,000 for the second quarter and first half of 1997, respectively, compared to $46,000 and $122,000 for the second quarter and first half of 1996, respectively) and to increased revenues from custom applications and programming and systems integration projects primarily for OEMs ($268,000 and $308,000 for the second quarter and first half of 1997, respectively, compared to $62,000 and $132,000 for the second quarter and first half of 1996, respectively). The increased revenues in 1997 reflect the Company's marketing strategy of increased software sales and increased custom applications and system integration projects with OEMs to help them integrate the Company's software products with their equipment and a significantly reduced amount of hardware sales because most of the hardware necessary for the software products is available through other normal distribution channels. The increases in revenues were primarily attributable to volume and did not include any significant price increases.

         Fuji Machine Mfg. Co., Ltd. ("Fuji") accounted for approximately 53.5% and 36.9% of the Company's net revenue for the second quarter and first half of 1997, respectively. On June 25, 1997, the Company announced that Fuji had selected the Company's CODE software suite of products as the control standard for Fuji's surface mount technology ("SMT") equipment. The Company has expended significant time and resources working with Fuji during the past year, and the Company expects Fuji to continue to be a significant customer, although the Company does not expect its revenues from Fuji, as a percentage of the Company's net revenues, to continue at the levels reflected during the second quarter and first half of 1997 as it adds more customers and other customers account for more revenue. Aries, Inc. ("Aries"), the Company's distributor in Japan, accounted for approximately 4.8% and 13.7% of the Company's net revenues in the second quarter and first half of 1996, respectively. Aries accounted for approximately 7% of the Company's net revenues in both the second quarter and first half of 1997.

COST OF REVENUES

         Cost of revenues as a percentage of net revenues was 62.8% in the second quarter of 1997 compared to 69.5% in the second quarter of 1996, and 52.1% in the first half of 1997 versus 62.7% in the first half of 1996. The decrease in cost of revenues was primarily attributable to the increased percentage of revenues from custom applications and systems integration projects primarily with OEMs and a reduction in sales of hardware products. The profit margin on custom applications and systems integration projects is higher than the profit margin on sales of hardware products.

SALES AND MARKETING

         Sales and marketing expenses were approximately $293,000 in both the second quarter of 1997 and the second quarter of 1996 and were approximately $583,000 in the first half of 1997 compared to approximately $592,000 in the first half of 1996. Sales and marketing expenses as a percentage of net revenues were 54.2% and 165.5% in the second quarters of 1997 and 1996, respectively, and were 55.4% and 129.3% in the first half of 1997 and 1996, respectively. The number of sales personnel and related sales and marketing expenses have been relatively constant, but the percentage of these expenses to net revenues has decreased as revenues have increased.

RESEARCH AND DEVELOPMENT

         Research and development expenses increased approximately 18% to $498,000, or 92% of net revenues in the second quarter of 1997 from approximately $422,000, or 238% of net revenues in the second quarter of 1996. Research and development expenses during the first half of 1997 were approximately $922,000 compared to approximately $711,000 during the first half of 1996. The Company's extensive effort to develop its products for WindowsNT and the continued development of the Company's GEM software products represented most of the increase in research and development expenditures. The Company plans to continue to make significant investments in research and development and expects to incur research and development expenses of approximately $1,500,000 to $2,000,000 per year during 1997 and 1998.

GENERAL AND ADMINISTRATIVE

         General and administrative expenses have increased from approximately $332,000 in the second quarter of 1996 to approximately $635,000 in the second quarter of 1997. General and administrative expenses increased 62.7% to approximately $1,065,000, or 101% of net revenues, in the first half of 1997 compared to approximately $649,000, or 141.7% of net revenues, in the first half of 1996. The primary increases in general and administrative expenses are approximately $80,000 in rent and related costs associated with the new offices in Midvale, Utah and Tampa, Florida, approximately $90,000 in legal expenses related primarily to the Seolas litigation, approximately $66,000 in increased recruiting costs, and approximately $100,000 of increased payroll for administrative officers and employees. The Company expects its quarterly legal expenses related to the Seolas litigation to be less than this amount in approaching quarters.

COMPENSATION - STOCK OPTIONS

         During the six months ended June 30, 1996, the Company recorded in accordance with APB 25 the compensation cost related to all options granted during 1996 and any currently outstanding options that had been previously granted to employees. Additionally, the Company expensed that portion of the compensation cost related to employee services rendered during 1996. Employee services are assumed to be rendered over the two-year vesting period of the options. Compensation expense recorded during the six months ended June 30 ,1996 was approximately $693,000. The Company did not incur compensation cost related to options in the six months ended June 30, 1997.

         In 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"), which is effective for the Company's fiscal year ending December 31, 1996. FAS 123 encourages, but does not require, companies to recognize compensation expense based on the fair value of grants of stock, stock options and other equity investments to employees. Although expense recognition for employee stock-based compensation is not mandatory, FAS 123 requires that companies not adopting must disclose the pro forma effect on net income and earnings per share. The Company will continue to apply prior accounting rules and make pro forma disclosures in 1997.

RESULTS OF OPERATIONS FOR FISCAL YEARS 1996, 1995 AND 1994

         The following table sets forth the percentage of costs and expenses to net revenues derived from the Company's Statement of Operations for 1996, 1995, and 1994.

                                                                      Year ended December 31,
                                                              ---------------------------------------
                                                               1994             1995             1996

Net revenues                                                   100.0%           100.0%           100.0%
                                                               -----            -----            -----

Operating expenses:

       Cost of revenues                                         64.1             67.2             56.0
       Selling, marketing and customer support                  46.9            142.6             62.3
       Research and development                                 42.8            140.0             49.3
       General and administrative                              262.8            185.4             65.8
       Compensation - stock options                               --               --             28.6
                                                               -----            -----            -----

              Total operating expenses                         416.6            535.2            262.0
                                                               -----            -----            -----

Loss from operations                                          (316.6)          (435.2)          (162.0)
       Interest income, net of expense                           7.8             22.0              2.3
       Other income (expenses)                                  (0.7)             0.1             15.5
                                                               -----            -----            -----
Loss before minority interest and extraordinary item          (309.5)          (413.1)          (144.2)
       Minority interest in loss                                21.6             30.0               -.
                                                               -----            -----            -----
Loss before extraordinary item                                (287.9)%         (383.1)%         (144.2)%
       Extraordinary item                                       21.6               --               --
                                                               -----            -----            -----
              Net loss                                        (247.3)%         (383.1)%         (144.2)%
                                                               =====            =====            =====

NET REVENUES

         Net revenues for the three fiscal years ended December 31, 1996, 1995, and 1994 were approximately $2,396,000, $664,000 and $463,000, respectively. The increase in net revenues for the comparative periods was primarily attributable to increases in the amount of goods and services sold and not to price increases. Net revenues for 1996 included approximately $1,400,000 of software revenues, $680,000 of hardware revenues and the remainder from applications engineering and support agreements. Revenues for 1995 represented sales of products to customers for testing and evaluation, and approximately 56% of revenues during 1995 were from the sale of hardware products. Revenues for 1994 represented periodic purchases of "beta site" prototype by a few selected customers. The Company expects that the percentage of its revenues derived from sales of hardware products will decrease as its sales of software products increase. For the year ended December 31, 1994, the Company was a "development stage" enterprise as defined by generally accepted accounting principles.

         The Company's software products have been commercially available for a relatively short time, and, consequently, the Company has limited experience with the commercial use and acceptance of the products. The Company's ability to generate a level of future revenues sufficient to cover all its operating expenses will depend on sales of these products. A number of factors will affect the sales of the Company's products, including the following: the market acceptance of the Company's products; the extent of modifications (if any) that are required to satisfy performance requirements or fix previously undetected errors or deficiencies; the extent to which the users and manufacturers of machine tools, industrial robots, and industrial automation equipment will desire to use the Company's technology instead of the proprietary technology of the manufacturers; the new product cycle of manufacturers of machine tools, industrial robots, and industrial automation machines that are potential users of the Company's software products; changes in external competitive market factors, including the development of competitive products; the Company's ability to distinguish its products from competitive products; changes in technology that require adaptation or enhancement of the Company's products or that enhance or diminish the use of machine tools, industrial robots, and industrial automation machines that use computerized motion control; and changes in international trade policies that adversely affect export sales to Japan and other foreign countries where prospective customers are based.

COST OF REVENUES

         The Company's cost of revenues as a percentage of net revenues for the years ended December 31, 1996, 1995, and 1994 were approximately 56%, 67% and 65%, respectively. The cost of revenues decreased significantly in 1996 because the revenues from software products as a percentage of total revenues increased from approximately 27% of revenues during 1995 to approximately 58% of revenues during 1996. The percentage of hardware sales to total revenues decreased from approximately 56% during 1995 to approximately 28% during 1996. The cost of revenues from software revenue is less than 25%, while the cost of revenues from hardware sales varies from 50% to 80%. The cost of revenues for

1995 and 1994 also reflect management's decision to keep gross profit margins narrow in order to encourage potential buyers to become acquainted with the products offered.

SELLING, MARKETING AND CUSTOMER SUPPORT

         Selling, marketing and customer support expenses have increased significantly each year from approximately $217,000 in 1994, to approximately $947,000 in 1995 and approximately $1,494,000 in 1996. Selling, marketing and customer support expenses in 1996 and 1995 include approximately $1,300,000 and $725,000 respectively, for the hiring and related travel expenses of full-time marketing and sales personnel, approximately $80,000 and $75,000, respectively, for the development of product brochures and other marketing material and approximately $80,000 and $150,000, respectively, for the costs related to the Company's representation at trade shows.

RESEARCH AND DEVELOPMENT

         Research and development expenses have continued to increase from approximately $198,000 in 1994 to approximately $930,000 in 1995 and approximately $1,179,000 in 1996. The Company's extensive effort to develop its products for Microsoft Windows NT and the continued development of GEM represented the majority of the research and development expenditures during 1996. The Company plans to continue to make significant investments in research and development and expects to incur research and development expenses of approximately $1,500,000 to $2,000,000 per year during 1997 and 1998, subject to the availability of funds for that purpose.

GENERAL AND ADMINISTRATIVE

         General and administrative expenses have increased from approximately $1,200,000 per year during 1995 and 1994 to approximately $1,600,000 during 1996. The primary increases in general and administrative expenses in 1996 when compared to 1995 and 1994 are approximately $263,000 in legal expense related primarily to the Seolas litigation, approximately $150,000 in investment banking fees paid to Cowen & Company and amortization of goodwill related to the merger of Cimetrix (USA) Incorporated into Cimetrix effective August 31, 1995, which amortization was approximately $217,000 during 1996 compared to approximately $72,000 during 1995.

COMPENSATION - STOCK OPTIONS

         During 1996, the Company recorded, in accordance with APB 25, the compensation cost related to all options granted during 1996 and any outstanding options that had been previously granted to employees. Additionally, the Company expensed that portion of the compensation cost related to employee services rendered during 1996. Employee services are assumed to be rendered over the two year vesting period of the options. Compensation expense recorded during 1996 was approximately $685,000.

         In 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation ("FAS 123"), which is effective for the Company's fiscal year ending December 31, 1996. FAS 123 encourages, but does not require, companies to recognize compensation expense based on the fair value of grants of stock, stock options and other equity investments to employees. Although expense recognition for employee stock-based compensation is not mandatory, FAS 123 requires that companies not adopting must disclose the pro forma effect on net income and earnings per share. The Company will continue to apply prior accounting rules and make pro forma disclosures in 1997.

GAIN ON DISPOSITION OF ASSETS

         The Company sold its facility in Provo, Utah, in September 1996 and recognized a gain of approximately $352,000. The Company had gains from the sale of various other assets of approximately $8,000 during 1996.

MINORITY INTEREST IN LOSS FROM OPERATIONS OF SUBSIDIARY

         The Company's loss in the operations of its subsidiary, Cimetrix (USA) Incorporated was reduced by $199,000 in 1995 and $100,000 in 1994 to reflect the share of the loss attributable to the minority interest of Cimetrix (USA) Incorporated. Cimetrix (USA) Incorporated was merged into Cimetrix effective August 31, 1995.

EXTRAORDINARY ITEM

         The Company recorded an extraordinary item of $188,000 in 1994 relating to the forgiveness of debt owed by the Company, net of taxes.

LIQUIDITY AND CAPITAL RESOURCES

         The Company had approximately $1,283,000 of working capital at June 30, 1997, compared with approximately $2,876,000 at December 31, 1996. The decrease in working capital from December 31, 1996, to June 30, 1997, was primarily attributable to the $2,134,000 of cash used to fund the Company's net loss during the six months ended June 30, 1997.

         The Company had negative cash flow from operating activities of approximately $2,134,000 for the six months ended June 30, 1997 compared to approximately $1,421,000 for the six months ended June 30, 1996. The Company's negative cash flow from operations for the six months ended June 30, 1997 was approximately equal to the net loss for the period. Negative cash flow from operations for the six months ended June 30, 1996 was approximately equal to the Company's net loss for the period, minus depreciation, amortization and compensation expense for stock options.

         The Company's future liquidity is subject to significant uncertainty. The Company has incurred operating losses since its inception and remains primarily dependent on external financing for liquidity. Management does not believe that the Company's existing working capital is sufficient to maintain its foreseeable short-term or long-term levels of operations in the absence of the offering.

         The Company's future liquidity is dependent on its proposed offering of the Senior Notes, its future operating cash flow and its management of trade receivables, inventories and payables. Management expects that, if the offering of the Senior Notes is successful, the Company's working capital will be sufficient to maintain its current and foreseeable levels of operations for 12 to 15 months, if the minimum proceeds of $3,000,000 are realized, and for at least 36 months, if the maximum proceeds of $10,000,000 are realized. The Company's ability to continue to operate would be jeopardized if its offering of the Senior Notes were unsuccessful and it were unable to find alternative sources of working capital. The Company currently does not have an alternative plan to provide for its future liquidity.

         The Company anticipates that capital expenditures for fiscal year 1997, primarily for computer equipment, will be approximately $400,000-$600,000. Management does not believe that the Company currently has sufficient funds to meet its capital expenditure requirements for 1997.

INFLATION

         The Company has not been adversely affected by inflation as technological advances and competition within the software industry have generally caused prices of the products sold by the Company to decline. Management believes that any price increases could be passed on to its customers, as prices charged for hardware by the Company are not set by long-term contracts.

FOREIGN TRADE

         Sales to foreign customers accounted for approximately 43% of the Company's revenues in 1996. Thus far, all the Company's international sales are payable in United States dollars, so foreign currency exchange rates have not had any effect on the Company's liquidity or results of operations. Nevertheless, the Company is subject to the economic and political risks inherent in foreign trade, including currency controls, expropriation of property, foreign taxation of sales, air transportation disruptions, changes in currency exchange rates, changes in tax, tariff and freight rates, and governmental regulations that establish other trade barriers.

FACTORS AFFECTING FUTURE RESULTS

         The Company's future operating results and financial condition are difficult to predict and will be affected by a number of factors, including the following:

          # The level of market acceptance of the Company's products and technology;

          # Delays or difficulties encountered in customer testing, evaluation and integration of the Company's software products;

          # The ability and willingness of manufacturers of automated manufacturing devices to substitute the Company's technology for their own proprietary technology;

          # The willingness of industrial users of robots, machine tools and other automated manufacturing equipment to acquire new or more advanced models;

          # General business and economic conditions in the United States and international markets;

          # External competitive factors, such as price pressures and the development of substitute or competitive technology;

          # The economic and political risks inherent in foreign trade, including currency controls, expropriation of property, foreign taxation of sales, changes in currency exchange rates and laws, taxes, tariffs, and governmental policies that restrict, prohibit, or adversely affect foreign trade, particularly with respect to Japan;

          # Technological changes that adversely affect the life cycle of the Company's products, that require adaptation or enhancement of the Company's products or that enhance or diminish industrial use of automated manufacturing devices that use computerized motion control;

          # Fluctuations in sales attributable to the extended sales process for the Company's products, changes in customer order patterns or the new product cycle for manufacturers of automated manufacturing devices; and

          # The loss of, or a significant reduction in purchases by, significant customers, such as Fuji.

The markets for the Company's products are emerging and specialized, and the Company's technology has been commercially available for a relatively short time. Accordingly, the Company has limited experience with the commercial use and acceptance of its products and the extent of the modifications, adaptations and custom applications that are required to integrate its products and satisfy customer performance requirements. There can be no assurance that the emerging markets for industrial motion control that are served by the Company will continue to grow or that the Company's existing and new products will satisfy the requirements of those markets and achieve a successful level of customer acceptance.

         Because of these and other factors, past financial performance is not necessarily indicative of future performance, historical trends should not be used to anticipate future operating results, and the trading price of the Company's common stock may be subject to wide fluctuations in response to quarter-to-quarter variations in operating results and market conditions.

                                    BUSINESS

         The ensuing description of the Company's business might contain both statements of historical fact and forward-looking statements. Examples of forward-looking statements include: (i) projections of revenue, earnings, capital structure and other financial items, (ii) statements of the plans and objectives of the Company or its management, (iii) statements of future economic performance, and (iv) assumptions underlying statements regarding the Company or its business. See "Risk Factors" for additional information regarding forward-looking statements, including a list of important factors, risks, and uncertainties that could cause actual results to differ materially from any forward-looking statements.

         Cimetrix Incorporated ("Cimetrix" or the "Company") was incorporated under the laws of the State of Utah on December 23, 1985. In September 1990, Cimetrix merged into a newly incorporated Nevada company to change its domicile to Nevada.


         In October 1989, Cimetrix began developing and marketing software products that control the motion of automated manufacturing devices by entering into an exclusive license agreement with Brigham Young University ("BYU"). The license agreement granted Cimetrix the rights to develop and market robot inaccuracy compensation techniques developed in conjunction with an off-line programming system known as ROBLINE and an accuracy enhancing calibration technique known as ROBCAL. Effective July 5, 1995, the Company purchased the ROBCAL and ROBLINE technology that was licensed from BYU.


         ROBLINE and ROBCAL, together with other technology developed by the Company, have enabled the Company to develop the Cimetrix Open Development Environment ("CODE") operating software system, which includes "open architecture" standards-based, operating systems software and controller hardware that allow manufacturing engineers to replace cumbersome proprietary systems with open systems when designing automated workcells. The Company's products are designed to allow the customer to select "best of class" automation components and to help reduce costs and time involved in designing, implementing and maintaining automation systems.

         On June 7, 1994, Cimetrix formed a subsidiary, Cimetrix (USA) Incorporated, which was organized under the laws of the State of Florida. In July 1994, Cimetrix acquired 20,000,000 shares of the common stock of Cimetrix
(USA) Incorporated in exchange for the transfer of substantially all of the assets of Cimetrix and the assumption of $635,000 of convertible promissory notes. Cimetrix (USA) Incorporated subsequently sold shares of its common stock to private investors resulting in an approximate 12% minority interest. Effective August 31, 1995, Cimetrix (USA) Incorporated was merged into Cimetrix and each share of Cimetrix (USA) Incorporated common stock held by the minority shareholders was converted into one share of Cimetrix.

         The Company signed an OEM Agreement with Fuji Machine Mfg. Co., Ltd. on September 25, 1996. The Agreement provides for Fuji Machine to purchase a minimum number of copies of the Company's CIM Control CODE software. On June 25, 1997, the Company announced that it had been selected by Fuji to supply its CODE software products as the control standard for Fuji's Surface Mount Technology (SMT) equipment.

GENERAL

         Cimetrix is the developer of the world's first open architecture, standards-based, personal computer (PC) software for controlling machine tools, industrial robots and electronic industry automation equipment that operate on the factory floor. Its CODE software products are based on standard computer platforms (Intel Pentium CPU with ISA/PCI bus and Motorola PowerPC and VME bus) and run on standard operating systems (UNIX and Microsoft Windows NT). Cimetrix believes that manufacturing companies will increasingly demand open architecture, PC-based controllers on the equipment that they purchase, transforming the worldwide controller market from proprietary solutions to open architecture, PC-based solutions.

         Cimetrix CODE software is currently operational in production installations on a variety of general industrial robots, specialized electronics industry assembly and surface mount technology (SMT) machines, and to a limited extent, CNC machine tools.

         Cimetrix also has developed two additional software products, GEM Equipment Manager and GEM Host Manager. These software products enable compliance with Generic Equipment Model ("GEM"), which is a standard for communications between manufacturing equipment and the factory's host computer. The GEM software products are designed to run on PCs and UNIX workstations.

THE INDUSTRIAL MOTION CONTROLLER MARKET

         The worldwide market for industrial motion control is comprised of four distinct segments: electronics, machine tools, industrial robots and high-end programmable logic controllers (PLCs). All four segments utilize some form of computerized motion controller technology to run automated mechanisms.

Electronics Industry

         The electronics industry is one of the largest and fastest growing industrial sectors using automated manufacturing technology. The electronics market consists of a variety of vertical niches, including semiconductor wafer fabrication, semiconductor back end, printed circuit board assembly (Surface Mount Technology), and electronic component and disk drive assembly. The products of the companies involved in these processes represent "leading edge" technology and many manufacturers have had to develop specialized, proprietary equipment that operates in "clean room" environments. Automation equipment developed by the electronics industry is very expensive, with individual mechanisms costing up to $500,000 each, versus $30,000 to $100,000 for general industrial robots.

         Since many electronics assembly end-users have been forced to develop "in-house" manufacturing technology for specialized applications, they have typically used internally developed, PC-based or UNIX-based controllers written in C/C++ code. The Company believes that end-users are in need of a standard, low-cost, open-architecture set of tools to enable them to efficiently develop specialized control applications quickly. Responding to this, the United States segment of the industry has formed an association known as NEMI (National Electronics Manufacturing Initiative). On May 29, 1997, NEMI issued a press release announcing the completion of Version 1.1 of its Specification for a Low Cost Controller Application interface suitable for use in a variety of electronics manufacturing applications (the "NEMI Specification"). The NEMI Specification is aimed at defining an industry standard for open architecture application programming interface ("API"). Cimetrix has been significantly involved in the development of the NEMI Specification and complies with substantially all of the NEMI Specification. As worldwide applications for computer chip technology continue to expand, the variety and volume of automation equipment in the electronics assembly industry is expected to continue to grow rapidly.

Machine Tool Industry (CNC Controllers)

         Machine tools consist of metal cutting machines, such as lasers, lathes, milling machines machining centers and grinders, and also include metal forming equipment, such as press brakes, turret punches and tube benders. These tools are used by a wide variety of manufacturers. Machine tools utilize a computer numerical control, or CNC-type, controller. Despite the PC revolution that has taken place over the past decade, the underlying technology and software for machine tool controllers has changed very little during the same period. Most major machine tool manufacturers purchase proprietary controllers from several CNC controller vendors. The interest level of tool manufacturers in open architecture CNCs is very high. The proprietary CNC manufacturers are developing ways to configure the graphical user interface of the CNCs so they appear to be open. However, none of the CNC manufacturers has developed a true open architecture controller that runs on a PC.

Robotics Industry

         Industrial robots are used for tasks that are tedious, repetitive and exhausting for humans and typically are employed to reduce the costs and improve the quality of highly labor-intensive tasks. Industrial robots are multi-axis manipulators used for welding, painting and material handling applications. The automotive industry is the primary end-user of robots. Other end-users include the steel, aerospace, heavy equipment and electronics industries. To date, attempts by robot manufacturers to diversify sales outside the automotive sector have been only moderately successful, principally because the early products have been costly and difficult to use.

         Driven by its high labor costs, Japan is the dominant user of robots in manufacturing, with the United States second. Few industries outside of Japan and the automotive sector have adopted robot technology, because it is currently expensive to implement. Nearly all robot controllers are proprietary devices manufactured by the major industrial robot vendors, which use their own robot systems as a complete, proprietary solution. These robot controllers are only compatible with robots supplied by the same vendor, and in many cases, are only compatible with specific robot models of that vendor. These systems represent an enormous technology investment "legacy," and are difficult and time consuming to program, configure, implement and modify.

Programmable Logic Controllers (PLC)

         Discrete control units, such as those that run conveyers or equipment using sensors and on/off controls, were historically controlled by bulky mechanical relays that lacked reliability in the dusty environment of the factory floor. Over time, PLCs replaced banks of relays. The growth of the PLC industry is driven by increasing product functionality and better price/performance to the end-user.

THE MOVEMENT TOWARDS AN OPEN ARCHITECTURE CONTROLLER

         Over the past 15 years, the primary driver for the revolution and proliferation regarding office technology was the standardization of the PC operating system, processors and buses. Expensive hardware components became commodities, with powerful software applications delivering value to the system. The Company believes this movement to standards-based systems is beginning in manufacturing.

         Currently, the automation control industry consists of a complex, heterogeneous environment of vendor-specific machines and proprietary control systems that are limited in function and expensive to use. Motion controllers were originally developed without the benefit of the powerful PCs available today. Robot and controller vendors were forced to develop motion controllers internally, creating an environment in which each vendor's system remains incompatible with the programming and interface methods of the others. As a result, companies today have factory floors with islands of automation, including robots, machine tools and sensors, each separated by vendor-specific hardware peripherals, operating systems and programming languages. The proprietary nature of these systems constrains the design of optimal workcells and prevents end-users from managing the factory floor as a coordinated and unified technology platform. The current environment significantly constrains overall flexibility, responsiveness and productivity. Proprietary control systems create numerous constraints for end-users including:

         - High initial cost for the equipment, high maintenance costs and high training costs
         - Inability to deploy, redeploy and easily integrate components (no "mixing and matching")
         - Duplicative development and implementation programming required by each vendor
         - Inflexible technology development dictated by vendors (legacy technology)

         Management believes that Cimetrix is positioned to become a leading provider of software for both the general manufacturing industries that currently use machine tool CNC controllers, robot controllers, and certain "high-end" PLC controllers, as well as the electronic industries that are currently using in-house developed controllers. Manufacturers are taking a proactive role in demanding a switch from proprietary controllers to standard, open architecture solutions.

ENABLING TECHNOLOGIES DRIVE THE SOLUTION

         The current environment of multiple, vendor-specific technology platforms emerged from the machine tool industry at a time when PCs were too slow and lacked the power and flexibility required for motion control operations. Vendors developed motion controllers with proprietary hardware platforms, operating systems and assembly code programming languages that often locked end-users into older, slower processors. The software tools on these controllers are constrained by older, legacy hardware and proprietary operating platforms. Hardware upgrades for simple items, such as expanded memory, can cost ten times that of equivalent PC upgrades.

         - PC technology has now advanced so significantly that today's low cost PCs have several times more processing power than many higher cost proprietary controllers.

         - The rapid growth and acceptance of PC technology has facilitated a similar increase in the development of software applications.

         - Modern operating systems such as UNIX and Microsoft Windows NT offer features, such as multi-tasking, multi-threading, prioritized processing, symmetrical multi-processors and real-time capabilities, that set the stage for a common software solution for machine motion control.

         - New and advanced motion control servo cards, machine vision processor cards and input/output (I/O) cards are now available from a variety of vendors for use on standard hardware platforms in the industrial environment.

THE CIMETRIX SOLUTION

         Cimetrix software currently provides all of the following advantages:

         1. Lower Hardware Costs. Because Cimetrix software products are based on standard computer platforms (Intel Pentium CPU with ISA/PCI bus and Motorola PowerPC with VME bus) and run on standard operating systems (UNIX and Microsoft Windows NT), Cimetrix customers benefit from the tremendous price/performance advantage of the PC platform. In addition, the open architecture of Cimetrix software enables Cimetrix customers to "mix and match" components to obtain the optimal motion card, I/O subsystem and vision system for the application.

         2. Reduced Application Development Time. The Cimetrix CIMServer utilizes an extensive library of APIs to access the underlying Cimetrix motion control algorithms, which enable application developers to program at very high levels using the programming languages of their choice. Cimetrix customers estimate this reduces development efforts for new applications by approximately 50%.

         3.       Reduced  Time  to  Market.   The Cimetrix CIMServer contains
                  two nearly identical versions: (i) an off-line simulation version with output to a video driver (ClMulation), and (ii) an on-line version with output to motion control equipment (CIMControl). Simulation and control are achieved with the same application software and API set, enabling concurrent engineering and reduced time to market. Cimetrix customers estimate the ability to develop, test and debug an entire application in simulation mode prior to any hardware becoming available reduces the overall time to market by approximately 50%.

         4. Customers control their own destiny. Cimetrix software provides all of the software source code hooks for Cimetrix customers to implement their own custom software or algorithms. This ensures that Cimetrix customers control their own destiny and are able to develop specialized or proprietary software to differentiate their products.

STRATEGY AND CUSTOMERS

         Cimetrix has targeted three key audiences for the commercialization of its products:

         1.       End-user production installations

         2.       OEM customers through pilot projects

         3.       Systems integrators to service additional end-users

         The first step of the Cimetrix strategy was the installation of Cimetrix software to continuous (i.e., 24 hours a day, seven days a week) production environments across a wide variety of applications. Cimetrix targeted strategic end-users promoting open architecture standards for their own manufacturing and production systems. Cimetrix obtained contracts to provide open architecture controller solutions for specific projects for end-user customers. These initial end-user installations, which typically range from one to 25 controllers, provide valuable reference accounts that can validate the benefits of Cimetrix's open architecture technology. These end-user customers also provide strong recommendations and endorsements to their strategic equipment suppliers to make arrangements with the Company to utilize Cimetrix software.

         The second step of the Cimetrix strategy is to work closely with strategic OEM customers that build CNC machine tools, industrial robots and electronics assembly/SMT equipment. Cimetrix has identified the leading machine suppliers in these markets that produce over one thousand machines per year and represent the highest volume sales channel for Cimetrix. The control software for these customers is a critical decision that affects the future of their companies. Accordingly, Cimetrix has developed an OEM customer sales cycle that involves a pilot project undertaken in cooperation with the OEM customer to validate that Cimetrix software can effectively control the OEM customer's machine, as well as provide the anticipated benefits. Cimetrix is currently in various stages of the OEM sales cycle with several leading OEM customers in the CNC machine tool, industrial robots and electronic assembly/SMT markets. The sales cycle is typically between three and twelve months. See "Risk Factors - Product Life Cycle; Need to Develop New Products and Enhancements."

         The third step of the Cimetrix strategy is to use systems integrators to meet the needs of additional end-user customers. Cimetrix is utilizing this approach to re-direct the Cimetrix systems integration staff to work directly with leading OEM customers. Cimetrix has now established a small, but growing network of systems integrators across the United States and Canada with expertise in machine tools, industrial robotics and electronics assembly.

CODE PRODUCT LINE OVERVIEW

         The Company's primary product suite - the CIMETRIX OPEN DEVELOPMENT ENVIRONMENT (CODE) - is an integrated suite of software tools designed to run on PCs that enables rapid off-line controller programming, applications development, simulation and debugging of automated workcells, as well as the seamless implementation of workcell control. CODE runs on the Microsoft Windows NT platform as well as several variations of the UNIX operating system, including Lynx, a hard real-time operating system. CODE makes concurrent engineering possible because simulation and control are accomplished using the same application program, thereby dramatically reducing application development and implementation times. CODE's multi-platform capability enables users to choose from the entire spectrum of computer suppliers, resulting in "best of class" hardware and software configurations.

         The core component of the CODE architecture is the CIMSERVER. There are two nearly identical versions of the CIMServer, an off-line simulation version with output to a video drive (CIMULATION) and an online control version with output to motion control and I/O control card drivers for controlling machines (CIMCONTROL). In both versions, the CIMServer communicates with and coordinates application programs, communicates with the actual or simulated physical devices, performs motion planning, maintains the workcell model and provides I/O services between the controller and the workcell sensors and actuators. Unlike existing systems, simulation and control are achieved with the same software, enabling concurrent engineering and reduced implementation time. This technology has been packaged into a set of standard products consisting of the core products and a variety of supporting products.

         - CIMULATION. A version of the CIMServer in which workcell operation is simulated on a graphical workstation. The graphical simulation provides the programmer with an off-line, virtual workcell, viewed as a three-dimensional solid or wire frame graphical model with fully functional kinematics. All application programs can be directly transported for use with CIM Control. ClMulation includes CODE API which is a standard C/C++ library of over 400 function calls used for automation application development. Functions are provided for motion control, machine vision, I/O control, off-line collision checking and other common workcell operations. Also included is CIMTools, which is a collection of general purpose applications which provide the standard user interface to the CODE System. In addition to C/C++, the CODE API is provided for Visual Basic and Borland's Delphi, two popular rapid application development environments for Windows NT.

         - CIMCONTROL. A version of the CIMServer that allows on-line mechanism and I/O control through off-the-shelf servo and I/O control cards. It turns any standards-based computer (PC or VME) into an open architecture controller. Unlike competing, proprietary workcell controller software, CIMControl's client/server architecture simultaneously can drive several, dissimilar types of mechanisms, such as robots and machine tools, manufactured by different vendors. CIMControl also includes the CODE API and CIMTooIs.

         CIMulation and CIMControl are separate versions of the same CODE server. Applications developed using the CODE API run the same with either server seamlessly. No complex translation is required from workcell design and simulation to workcell control because applications run in the native CODE environment.

CODE SUPPORT TOOLS

         CODE Support Tools is a set of high productivity software tools designed to increase the speed of deployment of systems based on CODE.

         - CIMTOOLS. A point-and-click tool that provides access to the shared CODE database model used in both CIMulation and CIMControl. CIMTools allows developers to create and edit new mechanisms and workcell geometries, teach points and paths, manipulate graphical views and examine the state of the machine or workcell. CIMTools includes a software teach pendant and signal monitoring feature.

         - CIMBUILDER. A rapid application development (RAD) environment based around the Tcl/Tk language. It is an alternative to mass-market development environments, such as Visual Basic, Visual C++ and Borland Delphi, and has been designed to simplify and accelerate the development of robotic and machine applications. CIMBuilder encapsulates the CODE API, a comprehensive set of functions for workcell and machine control and provides sophisticated graphical user interface
                  (GUI) development tools.

         - CIMTUNE. A software utility that simplifies the process of setting up CODE based servo systems. CIMTune provides a GUI-based, point-and-click environment for defining servo card parameters, servo tuning and system de-bugging. Versions are available for Delta Tau, PMAC and Motion Engineering, Inc. servo cards. CODE also supports the use of the motion card vendor's own tuning package.

         - CIMVISION. A collection of vision tools that simplify the development of machine vision guidance applications for CODE-based systems. Based on the popular Cognex vision hardware, CIMVision provides two ways of integrating machine vision functionality. For users of CIMBuilder, command templates encapsulate key features of the vision system and its functions into convenient fill-in-the-blank panels. Alternatively, an application programming interface (API) is provided for developers using C/C++.

         - CIMCAL. A collection of software interfaces that provide two significant enhancements to a CODE-based system. First, CIMCal allows system developers to determine mechanism tool and sensor (e.g. camera) pose (position & orientation) relative to each other and to other system locations. Second, CIMCal provides patented algorithms for improving the accuracy of mechanisms.

         The Company continues to invest heavily in research and development to continue to build its position in open architecture controllers and open systems automation products. See "Management's Discussion and Analysis of Financial Condition and Results of Operation - Research and Development." Cimetrix's goal is to build its API set into the most complete and robust open architecture API available. New product developments are prioritized and scheduled based on customer input and ongoing evaluations of new software technologies as they apply to the Cimetrix business model. After end-user or OEM requirements are documented, manpower estimates are established and new products are scheduled for release. This process is documented in the Cimetrix Software Quality Standards. Major new developments for 1997 are to improve the motion and I/O interface to allow easier integration of new servo cards and tuning packages, to upgrade to Microsoft Windows NT 4.0 and to further adapt Cimetrix APIs to conform to and drive worldwide standards. In addition, Cimetrix is aggressively developing the GEM product line to enable customers to integrate even more third party, open architecture components into their controllers.

GEM PRODUCT LINE OVERVIEW

         Cimetrix offers two GEM products, GEM Equipment Manager and GEM Host Manager, for implementing GEM (Generic Model for Communications and Control of SEMI Equipment) for communications and control of equipment. GEM is a worldwide communications standard developed by the semiconductor industry (Semiconductor Equipment and Materials International (SEMI) Standard E30), which is used extensively throughout semiconductor wafer fabs and is spreading into SMT and general electronics. Equipment builders have been reluctant to provide GEM-compliant technology because of the difficulty in obtaining GEM compliance. Without GEM Equipment Manager, it can take between three and six months to modify a piece of equipment to be GEM compliant. Recognizing the need to simplify this process, several of the Company's customers urged Cimetrix to develop a comprehensive tool set for implementing the GEM standard. The resulting products, GEM Equipment Manager and GEM Host Manager, have broad application not only for CODE-based controllers but for many other types of factory equipment. These products facilitate rapid GEM compliance and equipment to host interfacing in a matter of weeks.

         GEM Equipment Manager makes the process of GEM implementation practical and easy. Prior to Cimetrix's release of its GEM products, the process for becoming GEM compliant was long and tedious. Now the developer of the GEM interface can achieve immediate results because 95% of what is needed for GEM communications comes ready to use from Cimetrix. The remaining 5% is machine specific information that can be easily incorporated into Cimetrix's GEM products using its graphical user interface. This allows the developer to focus its effort towards building a better application. The GEM products are designed to run on PCs and UNIX workstations.

         GEM Equipment Manager is a development package for equipment manufacturers seeking to attain GEM compliance quickly and easily. Immediately after installation, the software is able to communicate with any GEM capable host system and respond to all GEM SECS-II messages. Easy to use tools and API functions enable developers to quickly and easily customize the GEM interface for the intended equipment.

         GEM Host Manager is a development package for users of GEM compliant equipment seeking to create a host interface to the equipment. Immediately after installation, the software is able to communicate with multiple GEM compliance pieces of equipment and verify most GEM capabilities. Powerful API functions and a graphical user interface tool enable developers to quickly and easily develop a host system that utilizes the extensive line management features made possible by the GEM standard.


---------------------------------------------          -----------------------------------------------------------
FEATURES                                               BENEFITS
---------------------------------------------          -----------------------------------------------------------
Fully functional GEM compliant communication           Enables quicker system startup Easy
 to use API enables high level programming              Slashes system development costs by reducing programming
                                                        time



Robust on-line monitoring and diagnostic tools          Minimizes downtime by quickly verifying
                                                          functionality and identifying problems.
----------------------------------------------          -----------------------------------------------------


COMPETITION -- CODE

         The manufacture and sale of automation technology is a highly competitive industry. Cimetrix believes that its competition is divided into four groups: robot manufacturers, machine tool controller manufacturers, simulation developers, and electronics assembly equipment manufacturers.


         There are several robot manufacturers who design and sell proprietary controllers and software for their robots. Most of these companies, including Adept Technologies, Asea Brown Boveri Group (ABB), Fanuc, Kawasaki, Kuka Welding, Mitsubishi Electric, Nachi, Panasonic, Sankyo, Seiko, Sony, Staubli, Yamaha, and Yaskawa Electric (Motoman), are much larger than Cimetrix and have significantly greater resources than Cimetrix. Although their hardware is generally considered very good, management believes that these manufacturers' software and controllers are limited in their applications because of their closed, proprietary design. While the Company will not be manufacturing robot devices in direct competition with these companies, its controllers and software will directly compete with their proprietary controllers. Management believes the Company's products are generally less expensive than the competing products.


         Some of these manufacturers of robot controllers claim to have an "open architecture" design. However, management believes that they are not "open architecture" designs because they use a closed, proprietary computer language that, in most cases, is not translatable into other proprietary languages, and are not easily expandable. This can make modification of the controller's functions difficult. Additionally, management understands that it is difficult for Adept's controllers to interface across a local area network.

         Machine tools consist of metal-forming equipment, such as press brakes, turret punches and tube benders, and metal cutting machines, such as lasers, lathes, milling machines and machine center grinders equipment, and are used by a wide variety of manufacturers. Machine tools utilize a computer numerical control, or CNC-type, controller. Despite the PC revolution that has taken place over the past decade, the underlying technology and software for machine tool controllers has changed very little during the same period. Most major machine tool manufacturers purchase proprietary controllers from several CNC control system vendors, including Allen-Bradley, Fanuc, Mitsubishi, Siemens and Toshiba.

         Cimetrix has identified at least three major competitors in the field of robot software simulation development and robot accuracy correction:, Deneb Robotics, Inc;., Silma (a subsidiary of Adept Technologies); and Technomatics. Although these three companies market systems that are competitive on a stand-alone basis for simulation, management believes they are unable to match the Company's ability to achieve both simulation and control with the same program, enabling concurrent engineering and reduced implementation time. Management also believes that other simulation companies products do not have the same flexibility of off-line programming or precision robot control as compared to the Company's products.

         The final group of competitors is composed of electronics assembly equipment manufacturers who supply controllers with their electronics assembly equipment. This group includes Fuji Machine, Panasonic, Siemens, Universal Instruments, and numerous others.

         In addition, Hewlett-Packard recently announced an open architecture machine tool controller that will be in direct competition with the Company. Hewlett-Packard's product will incorporate motion controller software technology it acquired in its acquisition of Trellis Software & Controls, Inc. Hewlett-Packard `s fundamental business is selling hardware, and it has established a hardware group for this purpose. Cimetrix believes that major OEM customers and distribution partners will want to develop their own hardware solutions.

          Management believes that most, if not all, of the competitors for the Company's CODE software products currently have greater financial resources and market presence than Cimetrix does. Accordingly, these competitors may be able to compete very effectively on pricing and to develop technology to increase the flexibility of their products. Further, each of these competitors has already established a share of the market for their products, and those manufacturers of machine tools, industrial robots and electronics assembly equipment which use their own proprietary controllers and software may find it easier to limit market penetration by the Company because of the natural tie-in of their controllers and software to their mechanisms. Management is uninformed as to whether any of these competitors are presently developing additional technology that will directly compete with the Company's product offerings.

COMPETITION - GEM

         The GEM market in the SMT segment is relatively new and emerging. The Company believes it has a significant opportunity to sell its GEM software products in this new market. There is not presently a market leader in this segment of the GEM market and the Company hopes to become the leading supplier of GEM software to the SMT segment.

          The GEM market is relatively mature in the semiconductor segment and presently dominated by several suppliers. The leading supplier of equipment-side tools to build GEM applications is GW Associates. GW Associates supplies callable C program libraries that support SEC-II communications, which is the communications underpinning of the GEM communications model. This approach forces the developer to build its own GEM communications program to initiate equipment communications, error handling routines and even call-back routines. GW Associates supports many operating systems and has a large installed base of users. Other competitors include US Data, Real Time Performance, and a number of small companies.

          The main competitor for the host-side tools is FASTech Integration with their WinSECS and Tool Object Model products. WinSECS is Windows NT based, object oriented and provides OLE custom control. Tool Object Model is still in beta testing and will not be commercially available until next year. This approach is flexible and powerful and Cimetrix may eventually have to upgrade its products to include an Active X interface to enable its offerings to remain competitive.

          Management believes that most, if not all, of the Company's competitors for its GEM software products currently have greater financial resources and market presence than Cimetrix. Accordingly, these competitors may be able to compete very effectively on pricing and to develop technology to increase the flexibility of their products. Management is uninformed as to whether any of these competitors are presently developing additional technology that will directly compete with the Company's product offerings.

SALES AND MARKETING

          The Company's sales and marketing team targets three primary CODE markets: Electronics Assembly/SMT, Robotics, and CNC Machine Tools. In addition, the sales and marketing team targets key GEM opportunities. The sales and marketing team is responsible for identifying key end-user customers and the top-tier OEM machine suppliers in each primary market. The Company's direct sales force is coordinated by an Executive Vice President of Sales and two supporting regional sales managers. Each salesperson is responsible for pursuing potential customer leads in his or her territory and for qualifying customer relationships. The Company's sales offices are located in Boston, Los Angeles and Milwaukee.

CUSTOMER PROGRAMS

          The Customer Programs team is responsible for the initial integration of Cimetrix software with an OEM's mechanism. Working closely with sales professionals, this term verifies the OEM's requirements and design and integrates Cimetrix software using standard products in a defined period. Skillsets on this team include servo tuning, inverse kinematics design, vision, software, interface board design, wiring, systems integration and program management.

SOFTWARE DEVELOPMENT

          The Software Development team is responsible for producing quality software products on time. All products are managed by releases and follow the Cimetrix Software Quality Standards. Skillsets on this team include computer science and mechanical engineering. The functionality included in new releases is jointly established by the Marketing and Sales teams, the Chief Engineer, and the Executive Vice President of Software Development.

         The Technical Services team supports Cimetrix customers and development engineers and performs some minor manufacturing activities. Their activities include:

           - Twenty-four hour technical support on the entire Cimetrix product line.

           - Customer training, including monthly training sessions in Utah as well as customer-site training. The Company's comprehensive training modules are typically two to three-day courses, depending on the product. In 1996, 24 training sessions were held for various Cimetrix products. This schedule will grow to approximately 50 courses in 1997. Typical attendees include technical and evaluation personnel from end-users, OEMs and systems integrators.

           - Full documentation of all applications, which will be available on CD-ROM in the fourth quarter of 1997.

           - Software quality and systems testing so that the Technical Services team is the "first customer" of any new products or releases. A comprehensive configuration management system ensures proper release methods.

INTELLECTUAL PROPERTY RIGHTS


         The open architecture controller technology on which the Company's software is based was developed from 1984 to 1989 by a team of BYU engineers led by Dr. W. Edward Red, Dr. Steven Sorensen and Dr. Xuguang Wang. In 1989, Cimetrix signed an exclusive license with BYU for the development of these technologies for commercial purposes. Shortly thereafter, Dr. Sorensen and Dr. Wang joined Cimetrix. Effective July 5, 1995, Cimetrix purchased from BYU all the rights, title, interest and benefit to this intellectual property. To date, more than 260 man-years have been invested in the development of Cimetrix's open architecture software technology.

         The technology purchased from BYU, along with other technology developed internally, is proprietary in nature. The Company has obtained two patents on certain aspects of the technology, issued in May 1989 and March 1994, respectively. In addition, the Company has registered its entire CODE software system with the Copyright Office of the United States, and will continue to timely register any updates to current products or any new products. For the most part, other than the two patents and the copyright registrations, the Company relies on confidentiality and non-disclosure agreements with its employees and customers, appropriate security measures and the encoding of its software to protect the proprietary nature of its technology. Although the Company capitalizes certain software development costs, no cost has been capitalized with respect to the patents, and they are not considered material to the Company's business.

MAJOR CUSTOMERS, BACKLOG AND FOREIGN SALES, AND CLASSES OF PRODUCTS

         Approximately 34% and 14% of the Company's revenues during 1996 were from Fuji Machine Mfg. Co., Ltd. and Sandia National Labs, respectively. No other single customer accounted for more than 10% of the Company's revenues during 1996. The Company had four customers, AT&T (16%), Cybex Technologies (10%), Hewlett-Packard (26%) and Motorola (29%), which individually were 10% or more of the Company's revenues during 1995 and which together accounted for approximately 81% of the Company's total revenue during 1995. Loss of the Company's relationship with Fuji could materially adversely affect the Company. See "Risk Factors - Dependence on a Significant Customer."

         At August 22, 1997, the Company's backlog of orders from customers for products to be shipped or application engineering services to be performed during the remainder of 1997 and through 2001 was approximately $2,500,000. The Company fulfilled during the first six months of 1997 substantially all of its approximately $450,000 backlog of orders at December 31, 1996. In addition, at August 22, 1997, the Company has signed support service agreements that are expected to generate approximately $100,000 in revenues during the next six months. During the year, approximately 43% of the Company's revenues were from sales to companies companies based in foreign countries, principally Japan. The Company is in the process of establishing a sales office in Japan. The Company did not have any significant foreign sales in 1994 or 1995.

         The Company's revenues in 1996 from the sale of hardware, software and software support services were 28%, 58%, and 14%, respectively. The Company's hardware, software and software support service segments accounted for 56%, 27% and 17%, respectively, of the Company's revenues in 1995. The Company's sales in 1994 consisted mostly of prototype software products.

PERSONNEL

         The Company currently has 51 employees, 32 of which are involved in the technical development of products, two in manufacturing, eight in sales and marketing, and nine in clerical and administrative positions. None of the employees of the Company is represented by a union or subject to a collective bargaining agreement, and Cimetrix considers its relations with its employees to be generally satisfactory.

PROPERTIES

         The Company sold its 18,500 square foot facility in Provo, Utah in September 1996 and leased the space back from the purchaser until February 28, 1997. Effective March 1, 1997, Cimetrix moved to a facility at 6979 S. High Tech Drive in Midvale, Utah (about six miles south of Salt Lake City), which it leases pursuant to a five-year lease. The new facility consists of 32,000 square feet, of which approximately 20,000 square feet is office and engineering space and approximately 12,000 square feet is manufacturing and storage space.

         The Company leases 4,754 square feet of office space in Tampa, Florida, for its principal executive office pursuant to a lease that expires on June 30, 2000. The Company also leases approximately 300 square feet for its sales offices in Los Angeles pursuant to a short-term lease expiring within the next six months. The Company also subleases 881 square feet of space in San
Francisco for an application engineering office pursuant to a sublease that expires on June 30, 1998. Management of the Company considers the existing manufacturing facilities and non-manufacturing facilities to be sufficient to accommodate the anticipated growth of the Company for the immediate future.

LEGAL PROCEEDINGS

         The Company filed a lawsuit on February 8, 1996 and an amended complaint on March 7, 1997 against W. Keith Seolas ("Seolas"), a former director of the Company, and members of his family. The lawsuit, styled Cimetrix Incorporated v. Waldron Keith Seolas et al., is pending in the Fourth Judicial District Court of Utah County, Utah, and seeks declaratory relief and a determination of the validity of the issuance of approximately 2,000,000 shares of the Company's common stock to Seolas and his family members, which represents all of the shares of the Company's Common Stock that they still own, following their return of approximately 1,000,000 shares to the Company in 1994.

         Seolas filed a separate lawsuit against the Company on April 26, 1996 and an amended complaint on March 17, 1997 in the United States District Court for Utah. In his lawsuit, styled Waldron Keith Seolas et al. v. Cimetrix Incorporated, Seolas alleges fraud by the Company in connection with his return of approximately 200,000 of the approximately 1,000,000 shares returned to the Company in 1994. The Company believes that it has strong defenses to Seolas' claims and intends to vigorously defend them. The Company's counsel believes the claims against the Company are without merit.

         Other than as stated in the preceding paragraphs, the Company is not a party to any material pending legal proceedings and, to the knowledge of its management, no such proceedings by or against the Company have been threatened. To the knowledge of the Company's management, there are no material proceedings pending or threatened against any director or executive officer of the Company, whose position in any such proceeding would be adverse to that of the Company.


                                   MANAGEMENT

OFFICERS AND DIRECTORS

         The officers and directors of the Company are as follows:

NAME                                          AGE                           POSITION
----                                          ---                           --------

Paul A. Bilzerian...........................  47     President, Chief Executive Officer,  and Director

Paul A. Johnson.............................  40     Executive Vice President of Software  Development  and
                                                     Director

David L. Redmond............................  46     Executive Vice President,  Chief Financial Officer and
                                                     Director

David P. Faulkner...........................  42     Executive  Vice  President of  Marketing  and Customer
                                                     Programs

Robert H. Reback............................  37     Executive Vice President of Sales

Andrea J. Berry.............................  41     Vice President of Human Resources

Ronald E. Hair..............................  41     Vice President of Technical Services

Norman J. Ibrahim...........................  43     Vice President of Sales

Dr. Steven Sorensen.........................  38     Vice President and Chief Engineer

Dr. Xuguang Wang............................  34     Vice President of Strategic Programs

Douglas A. Davidson.........................  58     Director

Dr. Ron Lumia...............................  46     Director

Paul A. Bilzerian, President, Chief Executive Officer and a Director, has been involved in the Company in various capacities since 1994. Mr. Bilzerian has been the President of Bicoastal Holding Company, a private investment company, since 1993. Mr. Bilzerian has been involved in more than $10 billion dollars of corporate finance transactions. He has a B.S. degree in Political Science from Stanford University and an M.B.A. degree from Harvard University. In 1989, Mr. Bilzerian was convicted of two counts of federal securities fraud in connection with his sales and purchases of Cluett Peabody and Hammermill Paper Company stock, for which he served a prison term of 20 months and paid a $1.5 million fine.
Mr. Bilzerian also is subject to a civil injunction secured by the Commission as a result of his conviction.

        On August 5, 1991, Mr. Bilzerian filed for personal bankruptcy in the Middle District of Florida, Case Number 91-10466-8P7. The case remains pending. Sixteen claims were timely filed in Mr. Bilzerian's case. Nine claims remain outstanding, six of which are disputed by Mr. Bilzerian. The claims against Mr. Bilzerian total approximately $100 million, most of which is represented by claims by the Commission and HSSM #7 Limited Partnership (HSSM").

         Five creditors have brought actions to bar Mr. Bilzerian's general discharge in bankruptcy, including the Department of Justice and the SEC. The actions by four of the creditors have been dismissed. The remaining action was initially filed by a creditor which has since withdrawn its claim and which voluntarily dismissed its action against Mr. Bilzerian. The Department of Justice was substituted as the party plaintiff in the action. The complaint was dismissed and the Department of Justice filed an amended complaint which was also dismissed. The Department of Justice appealed the dismissal of its complaint but later dismissed its appeal. After the Department of Justice dismissed its appeal, the SEC was also substituted as the party plaintiff in that action. The original complaint consisted of nine counts. Seven counts have been dismissed and two are still pending.

         Five creditors also brought actions to seek to except their individual claims from discharge. The actions by three creditors were dismissed, however actions by HSSM and the SEC remain pending. HSSM initially filed a thirteen count complaint. The Bankruptcy Court dismissed eleven counts and granted summary judgment in Mr. Bilzerian's favor with respect to the other two counts. HSSM appealed the summary judgment in favor of Mr. Bilzerian with respect to one count and prevailed on appeal, which rendered HSSM's rescission claim against Mr. Bilzerian for fraudulent inducement nondischargeable. Mr. Bilzerian's appeal of the reversal of the Bankruptcy Court's judgment in his favor remains pending. The SEC brought a one count complaint which was dismissed by the Bankruptcy Court and reversed on appeal. On remain, the Bankruptcy Court, sua sponte, granted summary judgment in Mr. Bilzerian's favor. On appeal, the District Court reversed and granted judgment in favor of the SEC, which rendered the SEC's disgorgement judgment nondischargeable. Mr. Bilzerian's appeal remains pending. Unless reversed on appeal, the claims held by HSSM and the SEC, totaling approximately $100 million, will be nondischargeable in Mr. Bilzerian's bankruptcy.

Paul A. Johnson, Executive Vice President of Software Development and a Director, joined Cimetrix in May 1997. He had been a director of the Company since January 1997. Before joining the Company, he had been the Director of Consulting for Object Space, Inc. since January 1996. He was a Vice President-Project Director for Citibank, N.A. during 1995 and a Senior Consultant with Rothwell International during 1994. From 1992-1994, he was a Director of Software Development with Thesis, Inc., and from 1985-1992 was a Staff Engineer with Martin Marietta Astronautics. Mr. Johnson has a B.S. degree in Physics from the United States Military Academy in West Point, New York and M.S. degree in Mechanical Engineering from Georgia Institute of Technology.

David L. Redmond, Executive Vice President, Chief Financial Officer and a Director, joined Cimetrix as Executive Vice President and Chief Financial Officer in February 1997. He has been a Director of the Company since September 20, 1995. Mr. Redmond was Executive Vice President and Chief Financial Officer of Pharmacy Corporation of America ("PCA") from 1995-1997. From 1991-1995, he was Senior Vice President and Chief Financial Officer of Pharmacy Management Services, Inc., a publicly-held company which was acquired by PCA in June 1995. Mr. Redmond was formerly a partner with KPMG Peat Marwick, including six years as Partner in Charge of KPMG's High Technology Practice in Florida. Mr. Redmond is a certified public accountant and has a B.S. degree in Accounting from the University of North Dakota.

David P. Faulkner, Executive Vice President of Marketing and Customer Programs, joined the Company in August 1996. Mr. Faulkner was previously employed from 1986-1996 as the Manager of PLC Marketing, Manager of Automotive Operations and District Sales Manager for GE Fanuc Automation, a global supplier of factory automation computer equipment specializing in programmable logic controllers, factory software and computer numerical controls. Mr. Faulkner has a B.S. degree in Electrical Engineering and an M.B.A. degree from Rensselaer Polytechnic Institute.

Robert H. Reback, Executive Vice President of Sales, jointed the Company as Vice President of Sales in January 1996 and was promoted to Executive Vice President of Sales in January 1997. Mr. Reback was the District Manager of Fanuc Robotics' West Coast business unit from 1994-1995. From 1985-1993 he was Director of Sales/Account Executives for Thesis, Inc., a privately-owned supplier of factory automation software and was previously a Senior Automation Engineer for Texas Instruments. Mr. Reback has a B.S. degree in Mechanical Engineering and a M.S. degree in Industrial Engineering from Purdue University.

Andrea J. Berry, Vice President of Human Resources, joined the Company in November 1996. From 1990 to 1993, Ms. Berry was a consultant with Organizational Dynamics, Inc., an international company which assisted organizations with continuous quality and self-managed work team implementation. She was previously employed for several years by TEAC America, Inc., as Corporate Manager, Human Resources and Organization Development. Ms. Berry has a B.A. degree in History from the University of California at Irvine and a M.A. degree in Human Resources and Organization Development from the University of San Francisco.

Ronald E. Hair, Vice President of Technical Services, joined the Company in March 1996. Mr. Hair served as the Director of Information Systems at Evans and Sutherland Computer Corporation, where he worked from 1982-1996. Mr. Hair has a B.S. degree in Computer Graphics from BYU.

Norman J. Ibrahim, Vice President of Sales, joined the Company in June 1996 as Midwest Manager of Sales. He was promoted to Vice President of Sales in January 1997. Mr. Ibrahim was the Vice President of Sales for Framework Technologies, an Allan Bradley Technology spin-off, from 1994-1996. From 1993-1994 he was East Coast Sales Manager of Thesis, Inc. His previous responsibilities include various marketing and sales positions at Honeywell, Measurex Systems and Mentor Graphics. Mr. Ibrahim has a B.S. degree in Chemical Engineering from the University of Washington.

Dr. Steven Sorensen, Vice President and Chief Engineer, has worked for Cimetrix the past six years. Prior to joining the Company, Dr. Sorensen was an Associate Professor at BYU, where he received his Ph.D. degree in Mechanical Engineering. Dr. Sorensen has been working to develop the Cimetrix technology for the past ten years and is one of the principal architects of many of the Company's most important products.

Dr. Xuguang Wang, Vice President of Strategic Programs, has worked for the Company during the past six years and has been working to develop the Cimetrix technology for the past ten years. He received his Ph.D. degree in Mechanical Engineering from BYU and is an expert in computer graphics, robot kinematics, control tool and sensor calibration and robot accuracy enhancement compensation.

Douglas A. Davidson, a Director, is Chairman of the Board of PubNetics, Inc., an electronic publishing software company, and since 1991 has been managing partner of Pensar, a consulting company that provides executive and consulting services to information and technology companies. During 1993-1994, he served initially as a consultant and later as Executive Vice President for XVT Software, Inc. of Boulder, Colorado, a leader in cross-platform GUI building tools. From 1989-1991, Mr. Davidson served as President and Vice Chairman for Network Management, Inc., a privately-held systems integration and services company specializing in network management for local and wide area networks. Prior to 1989, Mr. Davidson had other similar executive experiences with Honeywell Information Systems, Mohawk Data Sciences, Display Data Corporation, and Science Management Corporation for over 20 years. He received a B.A. degree in Business Administration and Economics from Colby College.

Dr. Ron Lumia, a Director, has been a Professor in the Mechanical Engineering Department of the University of New Mexico since October 1994. From 1986 through September 1994, Dr. Lumia served as Group Leader at the National Institute of Standards and Technology (NIST), performing research in the areas of advanced automation, robotics, machine vision, and systems integration. Previously, he taught at ESIEE (Paris, France), Virginia Tech, and the National University of Singapore, where he consulted for a variety of companies. Dr. Lumia received a B.S. from Cornell University and M.S. and Ph.D. degrees from the University of Virginia, all in electrical engineering. He is the author of over 100 technical papers.

                  TERMS OF OFFERING AND PLAN OF DISTRIBUTION

         Subject to the conditions described below, the Company is offering a minimum of $3,000,000 and a maximum of $10,000,000 of its 10% Senior Notes due 2002 at an offering price of 100% of face value. The Senior Notes will be sold and issued in minimum denominations of $5,000 and additional whole multiples of $1,000. Each subscriber will also receive for no additional consideration a Warrant to purchase 250 shares of the Common Stock at $2.50 per share for each $1,000 principal amount of Senior Notes purchased.

         The Offering is not underwritten and is being made directly by the Company on a best efforts basis through its officers, directors and regular employees (other than Paul A. Bilzerian), who will not receive any sales commissions. The Company will also sell the Securities to or through one or more broker-dealers that will act as the Company's agent in its selling efforts. The Company will pay compensation to each broker-dealer equal to seven percent of the offering price of the Securities. Each broker-dealer will be required to take and pay for only those Securities that it sells to the public.


         All closing and funding procedures will be governed by the Subscription Agreement executed by the Company and each subscriber. Copies of the Subscription Agreement have been furnished to each prospective purchaser with this Prospectus and should be read with care.

         The Company may cancel, modify or terminate the Offering at any time without notice and reserves the right to refuse or reject any subscription, entirely or in part, for any reason or to waive the $5,000 minimum purchase requirement. In addition, none of the Senior Notes will be sold in the Offering unless executed Subscription Agreements for at least $3,000,000 aggregate principal amount of the Senior Notes, and full payment therefor, have been received by the Company before the expiration date of the Offering. Until the minimum sales condition of the Offering ($3,000,000) is satisfied, all payments from subscribers will be deposited and held in a separate bank account of the Company with Barnett Bank of Tampa, N.A., Tampa, Florida, that is not an escrow account. If the minimum sales condition of the Offering ($3,000,000) is not satisfied before the expiration date of the Offering, or if a Subscription Agreement is rejected, or if the Offering is cancelled or otherwise not consummated for any reason, the subscription payments received from subscribers will be refunded promptly, without interest or deduction.

         Any person desiring to purchase Senior Notes should execute in duplicate and deliver to the Company at the address stated below a Subscription Agreement in the form supplied by the Company and a counterpart signature page to the Note Agreement, together with payment for the principal amount of Senior Notes to be purchased:

                  Cimetrix Incorporated
                  Attention:  David L. Redmond
                  100 North Tampa Street, Suite 3550
                  Tampa, Florida 33602

Payment for the Senior Notes is due in full when the Subscription Agreement is tendered to the Company and must be paid by check or bank draft made payable to the Company. A Subscription Agreement for any Senior Notes will be irrevocable, but a subscriber's obligations under a Subscription Agreement will terminate if it is rejected or not accepted by the Company on or before the expiration date of the Offering. A Subscription Agreement will be accepted by the Company only when it has been signed on behalf of the Company by a duly authorized executive officer. The Company may reject any subscription. If a Subscription Agreement is accepted by the Company, one countersigned copy will be returned to the subscriber.

         Each subscriber is responsible for selecting the method of delivering to the Company her or his Subscription Agreement and payment and bears the risks associated with the selected delivery method, including the risk of delays in delivery or in delivery not being made for any reason. The Company suggests that Express Mail or similar overnight carrier be used to ensure timely delivery. If delivery of the Subscription Agreement and payment is made by regular mail, the use of insured, registered or certified mail, return receipt requested, is recommended.

         The Offering will expire on October 31, 1997, subject to the Company's right to extend the expiration date of the Offering one or more times until no later than December 31, 1997. At any time before the closing of the sale of the Senior Notes, the principal amount of Senior Notes that subscribers have agreed to purchase may be reduced by the Company. Any such reduction will be on a pro rata basis among all subscribers and the aggregate purchase price will be reduced accordingly. Any excess purchase price received from a subscriber will be refunded promptly, without interest.

         If the terms of the Offering are amended in any material respect (including an extension of the expiration date of the Offering), the Company will provide supplemental disclosure, in the form of a post-effective amendment to the Prospectus, to all subscribers and will provide subscribers a right to cancel their subscription within a specified period of time.


         The closing of the sale of the Senior Notes will occur promptly after the expiration date of the Offering or, if sooner, the date when the Offering is fully subscribed, subject to satisfaction of the minimum sales condition. The Senior Notes and Warrants purchased by subscribers will be mailed or delivered to them as soon as practicable following the closing of the Offering.

                         DESCRIPTION OF THE SENIOR NOTES

GENERAL

         The Senior Notes will be issued under an Indenture among the Company and each holder of a Senior Note. A copy of the Indenture in substantially the form that it will be executed is filed as an exhibit to the Registration Statement of which this Prospectus is a part and is incorporated by reference in this Prospectus. See "Available Information." The Indenture and the Senior Notes will be governed by and construed in accordance with the laws of the State of Florida. The ensuing statements summarize certain provisions of the Senior Notes and the Indenture, do not purport to be complete and are qualified entirely by reference to the Indenture. Wherever particular sections or defined terms of the Indenture are referenced, it is intended that those sections or defined terms will be incorporated by reference. Capitalized terms not defined below have the meanings assigned to those terms in the Indenture.

         The Senior Notes will be issued only in fully registered form, without coupons, in minimum denominations of $5,000 and additional whole multiples of $1,000. The Senior Notes will mature on September 30, 2002, will be unsecured obligations of the Company and will be limited to $10,000,000 aggregate principal amount. There will not be a sinking fund for the Senior Notes. The Senior Notes will bear interest from the date of issuance at the annual rate of 10% payable semi-annually on April 1 and October 1, commencing April 1, 1998, to the registered holders at the close of business on the preceding March 15 or September 15, as the case may be. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Unless other arrangements are made, payments of principal and interest will be made by Company check mailed to the address of the registered owner of a Senior Note, as shown in the Senior Note Register maintained by the Registrar. Initially, the Company will act as Registrar and Paying Agent. The Company may change a Paying Agent, Registrar or Co-Registrar without notice to the holders of the Senior Notes. The Senior Notes can be presented for payment exchange, transfer or registration at the principal office of the Company.

RANKING

         The Senior Notes will be unsecured obligations of the Company and will rank on parity with all outstanding senior indebtedness of the Company. The Senior Notes will also be effectively subordinated to all senior secured indebtedness of the Company to the extent of the value of the assets securing that indebtedness.

OPTIONAL REDEMPTION

         The Senior Notes are not redeemable by the Company before October 1, 1999. Beginning October 1, 1999, the Senior Notes will be redeemable at the Company's option, as a whole or in part, in increments of $1,000, at any time or from time to time, at the redemption prices stated below plus accrued interest, upon not fewer than 30 or more than 60 days' advance notice mailed by first-class mail to the holder's registered address as shown in the Senior Notes Register. The redemption prices (expressed in percentages of principal amount) for the 12-month period commencing on October 1 of each year indicated are as follows:

                        Period                        Redemption Price
                        ------                        ----------------
                         1999                                105%
                         2000                                103%
                         2001                                101%

         The Company will select the Senior Notes to be redeemed in a manner complying with the requirements of any securities exchange or automated interdealer quotation system on which the Senior

Notes are traded or quoted and otherwise pro rata by lot. On and after the redemption date, interest ceases to accrue on the Senior Notes or the portions of them called for redemption.

CHANGE OF CONTROL

         Upon the occurrence of any of the following events (each a "Change of Control") every holder of Senior Notes shall have the right to require the Company to repurchase all or any portion of the holder's Senior Notes at a cash price equal to 100% of their principal amount, plus accrued interest (if any) to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

         (i) any "person" (as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that for purposes of this clause a person will be deemed to be a "beneficial owner" of all shares that the person has the right to acquire, whether that right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the then outstanding voting stock of the Company;

         (ii) the persons who constituted the Board of Directors of the Company on the original issuance date of the Senior Notes (together with any new directors whose election by the directors or whose nomination for election by the shareholders of the Company was approved by a vote of two-thirds of the directors of the Company then still in office who were either directors at the beginning of that period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Company's Board of Directors then in office; or

         (iii) a merger or consolidation of the Company with or into another person or the merger of another person with or into the Company, or the sale of all or substantially all the assets of the Company to another person, and, in the case of any merger or consolidation, the securities of the Company that are outstanding immediately before the transaction and represent at least 100% of the aggregate voting power of the voting stock of the Company are changed into, or exchanged for, cash, securities or other property, unless pursuant to the transaction those securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation or a parent corporation that owns all of the capital stock of such corporation that represent, immediately after the transaction, at least 50% of the aggregate voting power of the voting stock of the surviving corporation or its parent corporation, as the case may be.

Within 30 days following any Change of Control, unless notice of redemption of the Senior Notes has been given pursuant to the provisions of the Indenture, the Company shall mail a notice to each holder of the Senior Notes stating: (1) that a Change of Control has occurred and holder of Senior Notes has the right to require the Company to repurchase the holder's Senior Notes at a price in cash equal to 100% of the principal amount thereof, plus accrued interest (if any) to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date); (2) the circumstances and relevant facts regarding the Change of Control; (3) the repurchase date (which shall not be sooner than 30 days or later than 60 days after the date the notice is mailed); and (4) the instructions determined by the Company that a holder must follow for the repurchase of his Senior Notes.

         If a Change of Control occurs, there is no assurance that the Company will have sufficient funds available to pay the repurchase price for all of the Senior Notes that might be delivered by the holders who elect to redeem their Senior Notes pursuant to the Change of Control. The failure of the Company to make or consummate a repurchase offer as a result of a Change of Control or pay the purchase price when due will constitute an Event of Default. The existence of mandatory repurchase rights upon a Change of Control may deter a third party from acquiring the Company in a transaction that constitutes a Change of Control.

         Further indebtedness of the Company may prohibit certain events that would constitute a Change of Control or require that indebtedness to be repaid or repurchased upon a Change of Control. Moreover, the exercise by the holders of Senior Notes of their right to require the Company to repurchase the Senior Notes could cause a default under that indebtedness, even if the Change of Control itself does not, due to the financial effect of the repurchase on the Company. Finally, the Company's ability to pay cash to the holders of the Senior Notes following a Change of Control might be limited by the Company's then existing financial resources. There is no assurance that sufficient funds will be available when necessary to make any requisite repurchase of the Senior Notes. The provisions under the Indenture relating to the Company's obligation to repurchase the Senior Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the outstanding Senior Notes.

CERTAIN COVENANTS

         The Indenture contains affirmative and negative covenants that require, restrict or prohibit various actions by the Company.

         Limitation on Indebtedness. The Company is prohibited from incurring total Indebtedness (as defined in the Indenture) in excess of $10,000,000.
This limitation does not apply to indebtedness incurred for capital lease obligations or for the purpose of financing all or part of the purchase price of assets or property acquired or constructed in the ordinary course of business after the original issuance date of the Senior Notes.

         Limitation on Liens. The Company is prohibited from creating or permitting to exist any Lien (as defined in the Indenture) on its original property or assets to secure any Indebtedness, unless concurrently with the creation of the Lien provision is made to secure the Senior Notes equally and ratably with the indebtedness for as long as the other Indebtedness is secured. This limitation does not apply to (a) Liens existing on the original issuance date of the Senior Notes; (b) Permitted Liens (as defined in the Indenture); and
(c) existing or future Liens to secure Indebtedness incurred for the capital lease obligations or for the purpose of financing all or part of the purchase price of assets or property acquired or constructed in the ordinary course of business.

         Limitation on Restricted Payments. The Company is prohibited from paying any dividends with respect to the Common Stock, repurchasing shares of the Common Stock, or repurchasing or redeeming subordinated obligations of the Company before scheduled scheduled repayment or scheduled maturity. This limitation does not apply to such payments made from the proceeds of sales of the Company's debt, capital stock or capital contributions, repurchases of capital stock from directors, officers, and employees of the Company pursuant to the terms of an employee benefit plan or employment agreement, provided that the aggregate amount of the repurchases does not exceed $1,000,000 in any one year and $2,000,000 cumulatively, and other repurchases of capital stock that do not exceed $500,000 in the aggregate.

         Limitation on Affiliate Transactions. The Company is prohibited from entering into any transaction (including the sale, lease, purchase or exchange of any property or the rendering of any service) with any affiliate of the Company (an "Affiliate Transaction") unless the terms thereof (1) are no less favorable to the Company than those that could be obtained at the time in a comparable arm's-length transaction with a person who is not an affiliate of the Company and (2) if an Affiliate Transaction involves an amount in excess of $1,000,000, (i) are set forth in writing and (ii) have been approved by a majority of the members of the Board of Directors having no material personal financial stake in the Affiliate Transaction.

         Merger or Consolidation. The Company is prohibited from engaging in a merger, consolidation or a sale of all or substantially all its assets unless:
(a) the resulting or transferee person assumes, the obligations of the Company under the Senior Notes and the Indenture and,
(b) immediately after giving effect to the transaction, no Event of Default has occurred.

HOLDERS' AGENT

          The Indenture does not provide for a trustee. The Company at any time may designate a person (the "Holders' Agent") to act as agent for the holders in accordance with the provisions of the Indenture. Any person appointed by the Company must have corporate trust powers that satisfy the requirements of the Trust Indenture Act.


          If the Company fails to appoint a Holders' Agent within 20 days following its receipt of a request to do so signed by the holders of at least 25% in principal amount of the Senior Notes, the holders may proceed to appoint a Holders' Agent, pursuant to a meeting of the holders described below or by written consent signed by a majority in principal amount of the Senior Notes.
At any time there is not a Holders' Agent, the Secretary of the Company may, and on the written request of the holders of 25% in principal amount of the Senior Notes shall, within 20 days, call a meeting of the holders for the purpose of having the Senior Note holders designate a Holders' Agent. At any such meeting, the presence in person or by proxy of the holders of at least 50% in principal amount of the Senior Notes will constitute a quorum of the holders. The vote of a majority in principal amount of the Senior Notes present in person or by proxy at the meeting will be sufficient to designate the Holders' Agent.
A Holders' Agent appointed by the holders may be removed by the affirmative votes of an absolute majority in principal amount of the Senior Notes, either by written consent or at a meeting of the holders. A Holders' Agent appointed by the holders need not have corporate trust powers that satisfy the requirements of the Trust Indenture Act.


EVENTS OF DEFAULT

          If an Event of Default (other than the bankruptcy, insolvency or reorganization of the Company) occurs and is continuing, the Holders' Agent or the holders of at least 25% in principal amount of the outstanding Senior Notes may declare the principal of and accrued but unpaid interest on all the Senior Notes to be due and payable. If an Event of Default relating to the bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the Senior Notes will ipso facto become due and payable without any declaration or other act on the part of the Holders' Agent or any holders. Under certain circumstances, the holders of a majority in principal amount of the outstanding Senior Notes may rescind and annul any declaration of acceleration of the maturity of the Senior Notes and its consequences.


          An "Event of Default" means: (i) a default in the payment of interest on the Senior Notes when due that continues for 30 days; (ii) a default in the payment of any Senior Notes when it becomes due, whether at maturity, upon redemption, or pursuant to acceleration of maturity; (iii) the failure by the Company to comply with its obligations described under "Certain Covenants" and "--Merger and Consolidation" above; (iv) the failure by the Company to comply for 30 days after it receives written notice with any of its obligations under the Indenture upon a Change of Control or under "--Certain Covenants --Limitation on Indebtedness," "--Limitation on Liens," or "--Limitation on Restricted Payments"; (v) the failure by the Company to comply for 60 days after it receives written notice with any other provision of the Indenture;
(vi) the failure by the Company to pay any indebtedness within any applicable grace period after final maturity or acceleration by the holders thereof because of a default, and the total amount of such indebtedness exceeds $500,000 (the "cross-acceleration provisions"); (vii) certain events of bankruptcy, insolvency or reorganization of the Company; or (viii) the rendering of any judgment or decree for the payment of money in excess of $250,000 against the Company if such judgment remains outstanding for a period of 60 days and is not discharged, waived or stayed within 30 days after notice (the "judgment default provision"). However, a default under clause (iv) or
(v) will not constitute an Event of Default until the Holders' Agent or the Holders of 25% in principal amount of the outstanding Senior Notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.


         Subject to its duty during an Event of Default to act with the requisite standard of care, the Holders' Agent may require indemnification or other security against any loss, liability or expense before proceeding to exercise any right or powers under the Indenture at the request or direction of the holders of the Senior Notes. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, if a Holders' Agent has been appointed, no holder of a Senior Note may pursue any remedy with respect to the Indenture or the Senior Notes unless (i) the holder has previously given the Holders' Agent written notice that an Event of Default is continuing, (ii) the holders of at least 25% in principal amount of the outstanding Senior Notes have requested in writing that the Holders' Agent pursue the remedy, (iii) those holders of Senior Notes have offered the Holders' Agent reasonable security or indemnity against any loss, liability or expense, (iv) the Holders' Agent has not complied with the request within 60 days after receiving it and the offer of security or indemnity and (v) the holders of a majority in principal amount of the outstanding Senior Notes have not given the Holders' Agent a direction inconsistent with the request within that 60-day period. Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Senior Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Holders' Agent or exercising any trust or power conferred on the Holders' Agent. The Holders' Agent, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Holders' Agent determines is unduly prejudicial to the rights of any other holder of the Senior Notes or that would subject the Holders' Agent to personal liability. The holders of a majority in principal amount of the outstanding Senior Notes, on behalf of all holders of Senior Notes, may waive any existing default or Event of Default, except a default in payment on any of the Senior Notes (other than non-payment of principal and accrued interest under the Senior Notes that becomes due solely because of acceleration).

The Holders' Agent is required, within 90 days after an Event of Default that is continuing and known to the Holders' Agent, to mail to each holder of Senior Notes notice of the Event of Default.

MODIFICATION OF INDENTURE

         Subject to certain exceptions, the Company, with the consent of the holders of a majority in principal amount of the outstanding Senior Notes (including consents obtained in connection with a tender offer or exchange for the Senior Notes), may amend or modify the Indenture in any respect, except that the consent of the holder of each affected Senior Note is required to do any of the following: (i) reduce the foregoing amount of Senior Notes whose holders consent is required to amend or modify the Indenture; (ii) change the stated maturity, interest rate or interest payment dates of any Senior Note;
(iii) reduce the principal, premium or interest on any Senior Note; (iv) make any Senior Note payable in money other than that stated in the Senior Note; (v) eliminate or change the amount or timing of any mandatory redemption; or (vii) affect the ranking of the Senior Notes in any material respect.


         The Company may without the holders' consent amend the Indenture to cure any ambiguity, omission or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture, to provide for uncertificated Senior Notes in addition to or in place of certificated Senior Notes (provided that the uncertificated Senior Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner so that the uncertificated Senior Notes are described in Section 163(f)(2)(13) of the Code), to add guarantees with respect to the Senior Notes, to secure the Senior Notes, to add to the covenants of the Company for the benefit of the holders, to surrender any right or power conferred upon the Company or to make any other change that does not adversely affect the rights of any holder of the Senior Notes. The consent of the holders of Senior Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if the consent approves the substance of the proposed amendment.


                           DESCRIPTION OF THE WARRANTS


         The Company is issuing up to an aggregate of 10,000 Warrants, each of which represents the right to subscribe to purchase 250 shares of the Common Stock at a price of $2.50 per share, subject to adjustment. A total of 2,500,000 shares of Common Stock will be subject to the Warrants. The Warrants will be immediately transferable separately from the Senior Notes. Warrants may be exercised after October 31, 1998 and on or before October 1, 2002, by paying the exercise price of $2.50 per share, subject to adjustment, and may be exercised in whole or in part, provided that no fractional shares of Common Stock will be issued. The exercise price of Warrants may be paid by the surrender of the Senior Notes at the face amount of the Senior Notes plus accrued interest. The number of shares of Common Stock that may be purchased upon exercise of the Warrants, and the exercise price for those shares, will be adjusted to reflect the effect of any issuance of Common Stock to the shareholders as a stock dividend or distribution or as a result of a combination, subdivision or certain reclassifications of the Common Stock. As a result, the number of shares that may be purchased upon exercise of a Warrant may be more or less than 250 and the exercise price may be higher or lower than $2.50. No fractional Warrants will be issued upon transfer or exercise of Warrants. The Warrants do not convey on their holders voting or other rights as a shareholder of the Company. The exercise price of the Warrants is wholly arbitrary, and there is not any assurance that the price of the Common Stock will ever rise to a level where exercise of the Warrants would be of economic value.

         A Warrant may be exercised on surrender of the Warrant Certificate before the expiration of the Warrant exercise period, with the form of "Election to Purchase" on the reverse side of the Warrant Certificate executed as indicated, and accompanied by payment of the full exercise price for the shares of Common Stock being purchased. The Company will act as transfer agent and registrar for the Warrants. The Company may appoint a transfer agent or registrar for the Warrants.

         In order for a holder to exercise his Warrants, the shares of Common Stock issuable on exercise of the Warrants must be registered with the Commission pursuant to a current and effective registration statement under the Securities Act and registered or qualified for sale or exemption under the securities laws of the states where the Warrantholder resides. The Company will use its best efforts to register with the Commission the shares of Common Stock issuable on exercise of the Warrants before November 1, 1998, but there is no assurance that it will succeed in registering the Warrant shares with the Commission. The Company will make commercially reasonable efforts to qualify the shares of Common Stock underlying the Warrants for sale in those states where the Senior Notes are offered for sale. However, the Company could be denied registration or qualification or may determine in its sole discretion not to register or qualify the shares of Common Stock issuable pursuant to the Warrants in any jurisdiction where the time and expense of doing so is not justified. A Warrant holder may be deprived of any value of the Warrants, if the shares issuable on exercise of the Warrants are not registered with the Commission or not registered or qualified for offer and sale in the state in which the Warrantholder resides, in which case the Warrantholder may not be able to sell the Warrants or the Warrants may expire unexercised.

         It may be expected that a Warrant will be exercised only if it is advantageous to the holder of the Warrant. It may also be expected that if the Warrant is exercised, the value of the Common Stock held by the then existing public investors will be diluted if the value of the stock immediately prior to the exercise of the Warrant exceeds the exercise price, with the extent of dilution depending upon the excess. Therefore, for the term of the Warrant, the holder of a Warrant has the opportunity to profit from a rise in the market price of the Common Stock. The terms upon which the Company could obtain additional capital during the period the Warrants are outstanding might be adversely affected. The holder of a Warrant might be expected to exercise it at a time when the Company would, in all likelihood, be able to obtain any additional needed capital on terms more favorable than those provided for in the Warrant.

                         DESCRIPTION OF COMMON STOCK

         The Company's authorized capital consists of 100,000,000 shares of Common Stock, par value $.0001 per share, which are entitled to one vote per share on all matters. There were outstanding as of August 22, 1997, 24,143,928 shares of Common Stock. As of August 22, 1997, the Company had outstanding unexercised options to purchase 1,910,888 shares of Common Stock under Company's Stock Option Plan. The Common Stock is quoted on the OTC Bulletin Board under the symbol "CMXX." The transfer agent and registrar for the Common Stock is Chase Mellon Shareholder Services, L.L.C.

         The holders of the Common Stock are entitled to share ratably in all dividends declared by the Company's Board of Directors out of funds legally available therefor and, upon liquidation, in all the assets of the Company, if any, remaining after the payment of liabilities of the Company. Under Nevada law, no dividend or other distribution to shareholders is permitted if, after giving effect to the distribution, the Company would not be able to pay its debts as they become due in the usual course of business, or if the Company's total liabilities would exceed its total assets. See "Dividend Policy." The Common Stock does not have redemption rights, conversion rights, cumulative voting rights, or preemptive or other subscription rights.

CERTAIN PROVISIONS OF NEVADA LAW

          Nevada's "Combination with Interested Stockholders Statute" and "Control Share Acquisition Statute" may have the effect of delaying or making it more difficult to effect a change in control of the Company. See "Risk Factors - Anti-Takeover Provisions."

         The Combination with Interested Stockholders Statute prevents an "interested stockholder" and an applicable Nevada corporation from entering into a "combination," unless certain conditions are met. A combination is defined to mean, among other things, (i) any merger or consolidation with an "interested stockholder"; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an "interested stockholder" having an aggregate market value equal to 5% or more of the aggregate market value of the assets of a corporation, 5% or more of the aggregate market value of all outstanding shares of a corporation, or representing 10% or more of the earning power or net income of the corporation;
(iii) the adoption of a plan or proposal for the liquidation or dissolution of a corporation proposed by an "interested stockholder"; (iv) any reclassification, recapitalization, merger, or consolidation proposed by an "interested stockholder"; or (v) any receipt by an "interested stockholder" of any loan, advancement, guarantee, pledge, or other financial assistance or any tax credit or other tax advantage provided by or through a corporation. An "interested stockholder" is defined to mean the beneficial owner of 10% or more of the voting shares of a corporation, or an affiliate or associate thereof. A corporation may not engage in a "combination" with an "interested stockholder" for a period of three years from the date of the acquisition by the "interested stockholder" of its shares in the corporation unless the combination or purchase of shares made by the interested stockholder is approved by the Board of Directors before the interested stockholder acquired such shares. If such approval is not obtained, after the expiration of the three-year period, the business combination may be consummated with the approval of the Board of Directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of (i) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher; or (i) the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher.

         Nevada's Control Share Acquisition Statute prohibits an acquirer, under certain circumstances, form voting shares of a target corporation's stock after crossing certain threshold ownership percentages, unless the acquirer first obtains approval therefor from the target corporation's stockholders. The Control Share Acquisition Statute specifies the following three thresholds for which such approval is required (i) one-fifth or more but less than one-third;
(ii) one-third or more but less than a majority; and (iii) a majority or more, of the voting power of the corporation in the election of directors. Once an acquirer crosses one of the above thresholds, such shares so acquired, along with those shares acquired within the preceding 90 days, become "control shares," which shares are deprived of the right to vote until such time as the disinterested stockholders of the corporation restore such right. The Control Share Acquisition Statute also provides that in the event "control shares" are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power of the corporation, any stockholder of record who has not voted in favor of authorizing voting rights for the "control shares" may demand payment for the fair value of such stockholder's shares. In such case, the corporation is required to comply with the demand within 30 days of the delivery thereof to the corporation.

INDEMNIFICATION AND LIMITATION OF LIABILITY

         Pursuant to the Articles, Bylaws and indemnification agreements between the Company and each of its officers and directors, the Company is obligated to indemnify each of its directors and officers to the fullest extent permitted by law with respect to all liability and loss suffered, and reasonable expense incurred, by the person in any action, suit or proceeding in which the person is or was a director or officer of the Company. The Company could be obligated to advance the reasonable expenses of indemnified directors or officers in defending such proceedings if the indemnified party agrees to repay all amounts advanced if it is ultimately determined that such person is not entitled to indemnification.

         The Nevada General Corporation Law (the "Nevada Act") authorizes Nevada corporations to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or other entity, against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or on behalf of a corporation, indemnification may not be made if the person seeking indemnification is adjudged liable, unless the court in which such action was brought determines such person is fairly and reasonably entitled to indemnification. The indemnification provisions of the Nevada Act require indemnification if a director of officer has been successful on the merits or otherwise in defense of any action, suit, or proceeding to which he or she was a party by reason of the fact that he or she is or was a director of officer of the corporation. The indemnification authorized under Nevada law is not exclusive and is in addition to any other rights granted to officers and directors under the Articles of Incorporation or Bylaws of the corporation or any agreement between officers and directors and the corporation. A corporation may purchase and maintain insurance or furnish similar protection on behalf of any officer or director against any liability asserted against the officer or director and incurred by the officer or director in such capacity, or arising out of the status, as an officer or director, whether or not the corporation would have the power to indemnify him or her against such liability under the Nevada Act.

         The Company's Bylaws provide for the indemnification of directors and executive officers of the Company to the maximum extent permitted by Nevada law and for the advancement of expenses incurred in connection with the defense of any action, suit, or proceeding that the director of executive officer was a party to by reason of the fact that he or she is or was a director or executive officer of the Company upon the receipt of an undertaking to repay such amount, unless it is ultimately determined that such person is not entitled to indemnification.

         Under provisions of the Company's Articles of Incorporation that are authorized by the Nevada Act, a director is not personally liable for monetary damages to the Company or any other person for acts or omissions in his or her capacity as a director except in certain limited circumstances such as certain violations of criminal law and transactions in which the director derived an improper person benefit. As a result, shareholders may be unable to recover monetary damages against directors for actions taken by them which constitute negligence or gross negligence or which are in violation of their fiduciary duties, although injunctive or other equitable relief may be available.

         The Company also has entered into agreements with each of its current directors and executive officers pursuant to which it is obligated to indemnify those persons to the fullest extent authorized by law and to advance payments to cover defense costs against an unsecured obligation to repay such advances if it is ultimately determined that the recipient of the advance is not entitled to indemnification. The Company is not required to indemnify a director or officer if the indemnified loss results from any of the following: (a) a violation of
Section 16(b) of the Securities and Exchange Act of 1934, as amended; (b) a violation of criminal law; (c) a transaction from which the officer or director received an improper personal benefit; (d) willful misconduct or a conscious disregard for the Company's best interests; or (e) a transaction for which the director is liable pursuant to Section 78.300.2 of the Nevada Act for certain distributions from the corporation to its shareholders.

         The foregoing provisions of the Nevada Act and the Company's Articles of Incorporation and Bylaws could have the effect of preventing or delaying a person from acquiring or seeking to acquire a substantial equity interest in, or control of, the Company.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

                         SHARES ELIGIBLE FOR FUTURE SALE

         The Company has 24,143,928 shares of Common Stock outstanding, of which approximately 17,686,103 shares are freely tradable without restriction or further registration under the Securities Act. All the remaining outstanding shares of Common Stock are "restricted securities," as that term is defined in Rule 144 promulgated by the Commission under the Securities Act.

         In general, under Rule 144 as currently in effect, any affiliate of the Company or any person (or persons whose shares are aggregated in accordance with the Rule) who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the outstanding shares of Common Stock (approximately 240,000 shares based upon the number of shares outstanding) or the reported average weekly trading volume as reported on the OTC Bulletin Board for the four weeks preceding the sale. Sales under Rule 144 are also subject to certain manner of sale restrictions and notice requirements and to the availability of current public information concerning the Company. Persons who have not been affiliates of the Company for at least three months and who have held their shares for more than two years are entitled to sell Restricted Securities without regard to the volume, manner of sale, notice and public information requirements of Rule 144.

                                      TAXES

         The following discussion summarizes certain Federal income tax consequences to purchasers of the Senior Notes and Warrants under existing Federal income tax law, which is subject to change, possibly retroactively. This summary does not discuss all aspects of Federal income taxation that may be relevant to a particular investor in light of such investor's specific investment circumstances or to investors subject to special treatment under the Federal income tax laws and it does not discuss any aspects of state, local or foreign tax laws. This summary assumes that investors will hold their Senior Notes and Warrants as "capital assets" (generally property held for investment) under the Internal Revenue Code of 1986. Prospective investors are advised to consult their tax advisors as to the specific tax consequences of purchasing, holding, and disposing of the Senior Notes and Warrants on their own personal tax situation.

         Upon the exercise of a Warrant, a holder will not recognize gain or loss and will have a tax basis in the Common Stock received equal to the tax basis of the Warrant (if any) plus the exercise price. The holding period for the Common Stock will begin on the day after the date of exercise.

         A holder will recognize capital gain or loss upon the sale, exchange or other disposition of a Senior Note, Warrant or share of Common Stock equal to the difference between the amount realized from such sale and the holder's tax basis in the security that was sold. This gain or loss will be long-term if the security disposed of has been held for more than 18 months. In the event that a Warrant lapses unexercised, a holder will recognize a capital loss in an amount equal to his basis in the Warrant (if any). That loss will be long-term if the Warrant has been held for more than 18 months.

                                  LEGAL MATTERS

         The validity of the issuance of the Senior Notes and the Warrants will be passed upon for the Company by Glenn Rasmussen & Fogarty, P.A., Tampa, Florida.

                                     EXPERTS

         The financial statements of the Company for the three years ended 1996, 1995, and 1994, respectively, included in this Prospectus and the Registration Statement have been audited by Pritchett, Siler & Hardy, P.C., independent certified public accountants, as indicated in their reports thereon appearing elsewhere in this Prospectus, and have been so included in reliance upon the authority of that firm as experts in auditing and accounting.

                              AVAILABLE INFORMATION

         Cimetrix is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith, files reports, proxy statements, and other information with the Commission. Reports, proxy statements, and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Also, copies of such material can be obtained upon payment of prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy, and information statements and other information regarding registrants that file electronically with the Commission.

         The Company has filed with the Commission a Registration Statement on Form S-2 under the Securities Act of 1933 with respect to the Senior Notes and Warrants offered by this Prospectus. As permitted by the rules and regulations of the Commission, this Prospectus, which is a part of the Registration Statement, does not contain all the information set forth in the Registration Statement. For further information with respect to the Company and the Securities offered by this Prospectus, reference is made to the Registration Statement, including the exhibits and financial schedules to it, copies of which can be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at the address set forth above and obtained at prescribed rates from the Public Reference Section of the Commission at the same address. Statements contained in this Prospectus concerning the provisions or contents of any contract, agreement, or any other document referred to herein are not necessarily complete with respect to each such contract, agreement, or document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matters involved, and each statement shall be deemed qualified in its entirety by such reference to the copy of the applicable document filed with the Commission.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents filed by the Company with the Commission are incorporated by reference in this Prospectus:

               (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

               (b) Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1997; and

               (c) Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1997.

         Any statement contained in a document incorporated by reference in this Prospectus will be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Prospectus, or in any other subsequently filed document that also is incorporated by reference in this Prospectus, modifies or replaces the statement.

         A copy (excluding exhibits) of any document incorporated by reference in this Prospectus will be provided by the Company, without charge, to each person to whom this Prospectus is delivered, upon oral or written request directed to the Company at its executive office, as follows: David L. Redmond, Executive Vice President and Chief Financial Officer, Cimetrix Incorporated, 100 North Tampa Street, Tampa, Florida 33602 (telephone: (813) 277-9199).


                                        GLOSSARY OF TERMS

CODE           -   the Company's software product suite, Cimetrix Open
                   Development Environment

GEM            -   acronym for Generic Model for Communications and control of semiconductor equipment

SMT            -   surface mount technology

I/O            -   input/output

API            -   application programming interface

OEM            -   original equipment manufacturers

CNC            -   computer numerical control

PC             -   personal computer

ROBLINE        -   acronym for Company's off-line programming system used prior to CODE

ROBCAL         -   acronym for Company's accuracy enhancing calibration
                   technique used prior to CODE

                          INDEX TO FINANCIAL STATEMENTS



                                                                                                  Page
                                                                                                  ----
FINANCIAL STATEMENTS OF CIMETRIX INCORPORATED
     Unaudited Condensed Statements of Operations for the three and six
         months ended June 30, 1997, and June 30, 1996.......................................      F-2
     Unaudited Condensed Balance Sheets as of June 30, 1997,
         and December 31, 1996 (audited)....................................................       F-3
     Unaudited Condensed Statements of Cash Flows for the six
         months ended June 30, 1997, and June 30, 1996.......................................      F-4
     Notes to Condensed Financial Statements (unaudited) ....................................      F-5
     Independent Auditors' Report............................................................      F-11
     Balance Sheets as of December 31, 1996 and 1995.........................................      F-12
     Statements of Operations for the years ended December 31, 1996,
         1995, and 1994......................................................................      F-13
     Statements of Stockholders' Equity (Deficit) for the years ended
         December 31, 1996, 1995, and 1994...................................................      F-14
     Statements of Cash Flows for the years ended December 31, 1996,
         1995, and 1994......................................................................      F-17
     Notes to Financial Statements...........................................................      F-20


                         PART 1 - FINANCIAL INFORMATION

ITEM 1.  FINANCIAL STATEMENTS

                             CIMETRIX INCORPORATED
                       CONDENSED STATEMENTS OF OPERATIONS
               (IN THOUSANDS, EXCEPT PER SHARE AND SHARE AMOUNTS)
                                  (UNAUDITED)

                                                       THREE MONTHS ENDED              SIX MONTHS ENDED
                                                            JUNE 30,                        JUNE 30,
                                                   -------------------------         -----------------------
                                                       1997          1996               1997          1996
                                                       -----         ----               ----          ----
NET REVENUES                                       $      541     $      177       $    1,053     $      458
                                                   ----------     ----------       ----------     ----------
OPERATING EXPENSES
     Cost of revenues, including customer support         340            123              549            287
     Sales and marketing                                  293            293              583            592
     Research and development                             498            422              922            711
     General and administrative                           635            332            1,065            649
     Compensation expense - stock options                   -              -                -            693
                                                   ----------     ----------       ----------     ----------
                                                                                                           -

         Total operating expenses                       1,766          1,170            3,119          2,932
                                                  -----------     ----------       ----------     ----------

LOSS FROM OPERATIONS                                   (1,225)          (993)          (2,066)        (2,474)
                                                  -----------     ----------       ----------     ----------

OTHER INCOME (EXPENSES)

     Interest income                                       12             23               33             46
     Interest expense                                     (16)            (1)             (21)            (3)
                                                  -----------     ----------       ----------     ----------

         Total other income (expense)                      (4)            22               12             43
                                                  -----------     ----------       ----------     ----------

LOSS BEFORE INCOME TAXES                               (1,229)          (971)          (2,054)        (2,431)

CURRENT INCOME TAX EXPENSE
  (BENEFIT)                                                 -              -                -              -

DEFERRED INCOME TAX EXPENSE
  (BENEFIT)                                                 -              -                -              -

NET LOSS                                           $   (1,229)     $    (971)      $   (2,054)    $   (2,431)
                                                   ==========      =========       ==========     ==========
LOSS PER COMMON SHARE                              $     (.05)     $    (.05)      $     (.10)    $     (.13)
                                                   ==========      =========       ==========     ==========
WEIGHTED AVERAGE SHARES
OUTSTANDING                                        22,438,428     18,813,095       21,142,678     18,707,986
                                                   ==========     ==========       ==========     ==========


              The accompanying notes are an integral part of these
                        financial statements(unaudited).

                             CIMETRIX INCORPORATED
                           CONDENSED BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                             ASSETS

                                                                         JUNE 30,            DECEMBER 31,
CURRENT ASSETS:                                                            1997                 1996
                                                                         --------            -----------
                                                                       (UNAUDITED)
  Cash and cash equivalenets                                             $    758                 $ 2,785
  Accounts receivable, net                                                    803                     617
  Inventories                                                                 401                     533
  Prepaid expenses and other current assets                                   200                     285
                                                                         --------                 -------
            Total current assets                                            2,162                   4,220

PROPERTY AND EQUIPMENT, net                                                   871                     614
CAPITALIZED SOFTWARE COSTS, net                                               609                     707
TECHNOLOGY, net                                                               688                     715
GOODWILL, net                                                               2,862                   2,971
                                                                         --------                 -------
    Total Assets                                                         $  7,192                 $ 9,227
                                                                         ========                 =======
                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

  Current portion of long-term debt                                            41                 $    44
  Accounts payable                                                            584                     671
  Accrued expenses                                                            143                     459
  Customer deposits                                                           111                     170
                                                                         --------                 -------
     Total current liabilities                                                879                   1,344

LONG TERM DEBT, net of current portion                                        261                     252
                                                                         --------                 -------
     Total Liabilities                                                      1,140                   1,596
                                                                         --------                 -------
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:

  Common stock, $.0001 par value: 100,000,000 shares
    authorized; 24,143,928 and 18,096,428 shares issued
    and outstanding, respectively                                               2                       2
  Additional paid-in capial                                                18,881                  18,406
  Accumulated deficit                                                     (12,597)                (10,543)
  Unearned compensation - stock options                                      (234)                   (234)
                                                                         --------                --------
      Net Stockholders' Equity                                              6,052                   7,631

                                                                         $  7,192                $  9,227
                                                                         ========                ========


              The accompanying notes are an integral part of these
                       financial statements (unaudited).

                             CIMETRIX INCORPORATED
                       CONDENSED STATEMENTS OF CASH FLOWS
                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                              SIX MONTHS ENDED
                                                                                    JUNE 30,
                                                                           -------------------------
                                                                           1997                 1996
                                                                           ----                 ----
CASH FLOWS TO OPERATING ACTIVITIES:
   Net Loss                                                           $  (2,054)            $  (2,431)
   Adjustments to reconcile net loss to net cash used by              ---------             ---------
     operating activities:
       Amortization and depreciation                                        351                   321
       Compensation related to stock options                                                      693
       Changes in assets and liabilities:
       (Increase) decrease in accounts receivable                          (186)                  (17)
       (Increase) decrease in inventory                                     132                   (30)
       (Increase) decrease in prepaid expenses                               85                    10
        Increase (decrease) in accounts payable                             (87)                   50
        Increase (decrease) in accrued expenses                            (316)                  (17)
        Increase (decrease) in customer deposits                            (59)                   --
                                                                      ---------             ---------
            Total adjustments                                               (80)                1,010
                                                                      ---------             ---------
            Net Cash Flow Used by Operating Activities                   (2,134)               (1,421)
                                                                      ---------             ---------
CASH FLOWS TO INVESTING ACTIVITIES:
  Payments for capitalized software costs                                    --                   (72)
  Purchase of property and equipment, net of retirements                   (358)                  (68)
                                                                      ---------             ---------

             Net Cash Flow Used by Investing Activities                    (358)                 (140)
                                                                      ---------             ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock                                    475                   881
  Payments for capital lease obligations, net                               (10)                   (9)
                                                                      ---------             ---------
             Net Cash Flow Provided by Financing Activities                 465                   872
                                                                      ---------             ---------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                     (2,027)                 (689)
CASH AND CASH EQUIVALENTS AT THE BEGINNING OF PERIOD                      2,785                 2,345
                                                                      ---------             ---------
CASH AND CASH EQUIVALENTS AT THE END OF PERIOD                              785                 1,656
                                                                      ---------             ---------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period for:
    Interest                                                          $      10             $       3
    Income taxes                                                      $      --             $      --
                                                                      =========             =========

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING
ACTIVITIES:
  Compensation expense - stock options                                 $     --                   693
  Issuance of stock upon exercise of non-qualified
    options or warrant, net of repurchase                                   475                   881
                                                                       ========              ========

             The accompanying notes are an integral part of these
                        financial statements(unaudited).

                             CIMETRIX INCORPORATED
                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF PRESENTATION - The accompanying unaudited condensed financial statements of Cimetrix Incorporated have been prepared in accordance with the Securities and Exchange Commission's instructions to Form 10-Q and, therefore, omit or condense footnotes and certain other information normally included in financial statements prepared in accordance with generally accepted accounting principles. The accounting policies followed for quarterly financial reporting conform with generally accepted accounting policies disclosed in Note 1 to the Notes to Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996. In the opinion of management, all adjustments of a normal recurring nature that are necessary for a fair presentation of the financial information for the interim periods reported have been made. Certain amounts for the three and six-month periods ended June 30, 1996 have been reclassified to conform to the June 30, 1997 classification. The results of operations for the three and six-month periods ended June 30, 1997 are not necessarily indicative of the results that can be expected for the entire year ending December 31, 1997. The unaudited condensed financial statements should be read in conjunction with the financial statements and the notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

     CASH AND CASH EQUIVALENTS - For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. At June 30, 1997, the Company had cash equivalents of $757,866 invested in money market accounts, which are readily convertible into cash and are not subject to significant risk from fluctuation in interest rates. There were cash equivalents of approximately $1,656,527 at June 30, 1996. The carrying value of the cash equivalents approximates their fair value because of the short maturity of the investments.

     INVENTORIES - Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out method. Inventories at June 30, 1997 and December 31, 1996 are summarized as follows (in thousands):

                                                 1997             1996
                                                 ----             ----
     Parts and supplies                        $  156           $  211
     Work in process                               36              128
     Finished goods                               209              194
                                               ------           ------
                                               $  401           $  533
                                               ======           ======


     PROPERTY AND EQUIPMENT - Property and equipment is stated at cost and depreciated using the straight-line method over the estimated useful lives of the related assets. The estimated lives are as follows: buildings, 40 years; leasehold improvements, the lease term; computer equipment and other, three to seven years.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES [CONTINUED]

     SOFTWARE DEVELOPMENT COSTS - Certain software development costs are capitalized when incurred in accordance with Financial Accounting Standards Board (FASB) Statement No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed." Capitalization of software development costs begins upon the establishment of technological feasibility. Costs incurred prior to the establishment of technological feasibility are expensed as incurred. The Company also expenses hardware design and prototype expenses as incurred as research and product development costs. The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized software development costs requires considerable judgment by management with respect to certain external factors, including, but not limited to, technological feasibility, anticipated future gross revenues, estimated economic life and changes in software and hardware technologies.

     Amortization of capitalized software development costs is provided on a product-by-product basis at the greater of the amount computed using (a) the ratio of current gross revenues for a product to the total of current and anticipated future gross revenues or (b) the straight-line method over the remaining estimated economic life of the product. As of June 30, 1997, the unamortized portion of capitalized software development costs was approximately $609,000. Amortization of software development costs was approximately $49,000 and $43,000 for the three months ended June 30, 1997 and 1996, respectively. Amortization of software development costs was approximately $98,000 and $86,000 for the six months ended June 30, 1997 and 1996, respectively.

     GOODWILL - Goodwill reflects the excess of the costs of purchasing the minority interest of Cimetrix (USA) Incorporated over the fair value of the related net assets at the date of acquisition (August 31, 1995) and is being amortized on the straight line basis over 15 years. Amortization expense charged to operations for both the periods ended June 30, 1997 and 1996 was approximately $54,300. At June 30, 1997, the accumulated amortization was approximately $398,530. The Company evaluates the impairment of long-lived assets, such as goodwill, in accordance with Statement of Financial Accounting Standards No. 121. The Company evaluates on a quarterly basis the projected undiscounted cash flows to determine, when indicators of impairment are present, whether or not there has been permanent impairment of its long-lived assets and accrues expenses for the amount, if any, determined to be permanently impaired. Management of the Company does not believe any impairment exists as of June 30, 1997.

     INCOME TAXES - The Company records income taxes in accordance with Statement of Financial Account Standards No. 109, "Accounting for Income Taxes." Under the asset and liability method of accounting for income taxes of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Because of uncertainty about whether the Company will generate sufficient future taxable income to realize its deferred tax assets, the Company has established a valuation allowance to offset all its deferred tax assets. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement

     109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     NET LOSS PER COMMON SHARE - The Company has adopted Financial Accounting Standards Board (FASB) Statement No. 128, "Earnings Per Share." All loss per share amounts for 1997 and 1996 have been calculated in accordance with FASB Statement No. 128. Loss per share of common stock is computed on the basis of the weighted average number of common shares outstanding during the periods presented. Fully diluted loss per share is not presented because the effect is anti-dilutive.

     ACCOUNTING ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimated.

     RECLASSIFICATIONS - Certain reclassifications have been made for consistent presentation.

NOTE 2 - PREPAID LICENSE AGREEMENTS

     Pursuant to an agreement dated July 26, 1995, which incorporated provisions of a 1994 agreement, the Company entered into a license/royalty agreement with a provider of real-time development licenses which allowed the Company to resell real-time development licenses to its customers. The Company has prepaid for development licenses and this prepayment will be amortized until licenses and services from the provider have been consumed. At June 30, 1997 and December 31, 1996, the unamortized prepayment was $122,235 and $130,235, respectively, and is included in "Prepaid expenses and other current assets" on the Company's Balance Sheets. The agreement also provides the Company with the option, expiring on July 25, 1998, to purchase all existing development operating system source code from the provider.

NOTE 3 - TECHNOLOGY

     Effective July 5, 1995, the Company purchased the technology that was then being licensed from Brigham Young University (BYU) and referred to as ROBLINE and ROBCAL. The Company purchased all rights, title, interest and benefit in and to the intellectual property for cash payments of $50,000 per year for ten years, which were discounted using an incremental borrowing rate of 9.5% per annum and recorded as a note payable of $343,765, plus 120,000 shares of previously unissued, restricted common stock of the Company valued at $3.75 per share, for a total purchase value of $793,765. The technology is being amortized on a straight-line basis over 15 years. Amortization expense was approximately $13,500 during both the three-month periods ended June 30, 1997 and 1996 and was approximately $27,000 during both the six-month periods ended June 30, 1997 and 1996.

NOTE 4 - LONG-TERM DEBT

     Long-term debt at June 30, 1997 and December 31, 1996 consisted of the following ( in thousands):

                                                 1997              1996
                                                 ----              ----
                  Note payable to BYU          $  272            $  272
                  Capital lease obligations        30                24
                                               ------            ------
                                                  302               296
                  Less current maturities          41                44
                                               ------            ------
                  Net long-term debt           $  261            $  252
                                               ======            ======

     In connection with the purchase of the technology from BYU discussed in
     Note 3, the Company agreed to make payments of $50,000 per year for ten years. This stream of payments was discounted using an incremental borrowing rate of 9.5% per annum and was recorded as a note payable with a beginning balance of $343,765.

NOTE 5 - SIGNIFICANT CUSTOMERS

     Approximately 53.5% and 36.9% of the Company's net revenues during the three and six-month periods ended June 30, 1997, respectively, were attributable to Fuji Machine Mfg. Co., Ltd. ("Fuji"). The Company did not have any revenues from Fuji during the three and six-month periods ended June 30, 1996. Aries, Inc. ("Aries"), the Company's distributor in Japan, accounted for approximately 4.8% and 13.7% of the Company's net revenues for the three and six month periods ended June 30, 1996, respectively. Aries accounted for approximately 7% of the Company's net revenues during both the three and six-month periods ended June 30, 1997.

NOTE 6 - STOCK OPTIONS AND WARRANTS

     On December 21, 1994, the Company's Board of Directors adopted effective immediately, subject to shareholder approval at the annual meeting of shareholders held in July 1995, a stock option plan under which options may be granted to officers, employees, directors and others. The plan specifically replaced all prior option agreements between the Company, its employees and its consultants. A total of 1,993,816 shares of common stock had been reserved for issuance under the plan. On May 31, 1997, the shareholders of the Company approved an amendment to the Cimetrix Incorporated 1994 Stock Option Plan to increase the number of shares of the Company's common stock reserved for issuance thereunder by 506,184 shares to an aggregate of 2,500,000 shares. Options granted under the plan are exercisable at a price not less than the fair market value of the shares at the date of the grant, and one-half of the granted options vest on the first anniversary of the date of grant, with the remaining one half vesting on the second anniversary of the date of grant. The option period and exercise price will be specified for each option granted, as determined by the Board of Directors, but in no case shall the option period exceed five years from the date of grant, and the exercise price cannot be less than one-half the market price of the Company's common shares on the date of grant.

NOTE 6 - STOCK OPTIONS AND WARRANTS [CONTINUED]

     On March 21, 1994, the Company entered into a separate consulting agreement with its current President, granting him warrants to purchase 6,000,000 restricted shares of the Company's common stock for a cash payment of $1,000,000. The warrants were assignable, irrevocable and exercisable for a period of five years. On April 15, 1997, these warrants were exercised, and the Company concurrently repurchased 200,000 of the 6,000,000 shares from Bicoastal Holding Company, an affiliate of the President, for $1,000,000. On May 31, 1997, the shareholders of the Company ratified an agreement with Bicoastal Holding Company providing for the services of Paul Bilzerian as an officer, director, and management consultant of the Company and for the exercise of the warrants and stock repurchase described above.

     During July 1994, in connection with conversion of three notes payable into common shares of the subsidiary, the Company issued warrants to purchase up to an aggregate of 317,500 shares of its common stock for $2.00 per share. The warrants were exercisable until April 29, 1997. Warrants for 125,000 shares were exercised during 1996, and the remaining warrants for 192,500 shares were exercised during April 1997.

     On September 12, 1994, the Board of Directors approved the issuance of stock warrants to members of its advisory panel. Each panel member was granted warrants to purchase 50,000 restricted shares of the Company's common stock at an exercise price of $3.00 per share for a period of five years. At the time of the grant, there was no trading market for either the warrants or the Company's common shares, although the Company had received a price of $2.00 per share for common stock of the Company's privately-owned, sole subsidiary. Consequently, no compensation has been recorded in connection with the granting of these warrants. As of December 31, 1996, none of the warrants granted to members of the advisory panel have been exercised.

NOTE 7 - VOTING RIGHTS ASSIGNED TO PRESIDENT

     The President of the Company has an irrevocable proxy agreement with W. Keith Seolas, a former director of the Company, and members of his family wherein they assigned the voting rights of their common stock (approximately 2,000,000 shares) to the President. The proxy agreement has a term expiring on December 31, 1998. (See Note 8, "Litigation.")

NOTE 8 - COMMITMENTS AND CONTINGENCIES

     PRODUCT WARRANTIES - The Company provides certain product warranties to customers including repair or replacement for defects in materials and workmanship of hardware products. The Company also warrants that software and firmware products will conform to published specifications and not fail to execute the Company's programming instructions due to defects in materials and workmanship. In addition, if the Company is unable to repair or replace any product to a condition warranted, within a reasonable time, the Company will provide a refund to the customer. As of June 30, 1997, no provision for warranty claims has been established since the Company has not incurred substantial sales from which to develop reliable estimates. Also, no refunds have been paid to any customer as of June 30, 1997. Management believes that any allowance for warranty would be currently immaterial to the financial condition of the Company.

NOTE 8 - COMMITMENTS AND CONTINGENCIES [CONTINUED]

     LITIGATION - The Company filed a lawsuit on February 8, 1996 and an amended complaint on March 7, 1997 against W. Keith Seolas ("Seolas"), a former director of the Company, and members of his family. The lawsuit, styled Cimetrix Incorporated v. Waldron Keith Seolas, et al., is pending in the Fourth Judicial District Court of Utah County, Utah, and seeks declaratory relief and a determination of the validity of the issuance of approximately 2,000,000 shares of stock to Seolas and his family members.

     Seolas filed a separate lawsuit against the Company on April 26, 1996 and an amended complaint on March 17, 1997 in the United States District Court for Utah. In his lawsuit, styled Waldron Keith Seolas et al. v. Cimetrix Incorporated, Seolas alleges fraud by the Company in connection with his return of approximately 200,000 shares to the Company in 1994. The Company believes that it has strong defenses to Seolas' claims and intends to vigorously defend them. The Company's counsel believes the claims against the Company are without merit.

     Other than as stated above, the Company is not a party to any material pending legal proceedings and, to the knowledge of the Company's management, no such proceedings by or against the Company have been threatened. To the knowledge of the Company's management, there are no material proceedings pending or threatened against any director or executive officer of the Company, whose position in such proceeding would be adverse to that of the Company.

NOTE 9 - SUBSEQUENT EVENT

     On July 2, 1997, the Company filed a registration statement with the Securities and Exchange Commission for an offering of a minimum of $3,000,000 and a maximum of $10,000,000 aggregate principal amount of its unsecured 10% Senior Notes Due 2002 at 100% of face value, coupled with warrants to purchase 100 shares of the Company's common stock for each $1,000 principal amount of Senior Notes purchased. The offering will be made directly by the Company on best efforts basis and will not be underwritten. Accordingly, there is no assurance that any or all of the Senior Notes will be sold. The proceeds of the offering would be used for working capital and other general corporate purposes.

                          INDEPENDENT AUDITORS' REPORT



Board of Directors
CIMETRIX INCORPORATED

        We have audited the accompanying balance sheets of Cimetrix Incorporated at December 31, 1996 and 1995 and the related statements of operations, stockholders' equity (deficit) and cash flows for the years ended December 31, 1996, 1995, and 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements audited by us present fairly, in all material respects, the financial position of Cimetrix Incorporated as of December 31, 1996 and 1995 and the results of its operations and its cash flows for the years ended December 31, 1996, 1995 and 1994 in conformity with generally accepted accounting principles.



PRITCHETT, SILER & HARDY, P.C.
Salt Lake City, Utah

February 26, 1997

                              CIMETRIX INCORPORATED
                                 BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                     ASSETS

                                                                         December 31,
                                                                  ------------------------
                                                                     1996           1995
                                                                     ----           ----
CURRENT ASSETS:

     Cash and cash equivalents                                    $  2,785       $  2,345
     Accounts receivable, net                                          617             68
     Inventories                                                       533            619
     Prepaid expenses and other current assets                         285            236
                                                                  --------       --------

              Total current assets                                   4,220          3,268

PROPERTY AND EQUIPMENT, net                                            614          1,732

CAPITALIZED SOFTWARE COSTS, NET                                        707            758
TECHNOLOGY, NET                                                        715            767
GOODWILL, NET                                                        2,971          3,188
OTHER ASSETS                                                          --                9
                                                                  --------       --------

              Total Assets                                        $  9,227       $  9,722
                                                                  ========       ========
                        LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

     Current portion of long-term debt                            $     44       $     42
     Accounts payable                                                  671            174
     Accrued expenses                                                  459            122
     Customer deposits                                                 170           --
                                                                  --------       --------

              Total current liabilities                              1,344            338

DEFERRED TAX LIABILITY, net                                             --             18

LONG-TERM DEBT, net of current portion                                 252            296
                                                                  --------       --------

              Total Liabilities                                      1,596            652
                                                                  --------       --------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:

     Common stock; 100,000,000 shares
     authorized, $.0001 par value; 18,121,428
     and 18,456,103 shares issued and
     outstanding, respectively                                           2              2
     Additional paid-in capital                                     18,406         16,156
     Accumulated deficit                                           (10,543)        (7,088)
     Unearned compensation - stock options                            (234)          --
                                                                  --------       --------

              Total Stockholders' Equity                             7,631          9,070
                                                                  --------       --------

                                                                  $  9,227       $  9,722
                                                                  ========       ========

    The accompanying notes are an integral part of these financial statements

                              CIMETRIX INCORPORATED
                             STATEMENT OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                             For the Years Ended
                                                                 December 31,
                                                       ---------------------------------
                                                        1996          1995          1994
                                                        ----          ----          ----
NET REVENUE                                        $    2,396    $      664    $      463
                                                   ----------    ----------    ----------

OPERATING EXPENSES:

         Cost of revenues                               1,342           446           297
         Selling, marketing and customer support        1,494           947           217
         Research and development                       1,179           930           198
         General and administrative                     1,577         1,231         1,217
         Compensation expense                             685          --            --
                                                   ----------    ----------    ----------


                  Total operation expense               6,277         3,554         1,929
                                                   ----------    ----------    ----------

LOSS FROM OPERATIONS                                   (3,881)       (2,890)       (1,466)
                                                   ----------    ----------    ----------
OTHER INCOME (EXPENSE):
         Interest income                                  108           172            68
         Interest expense                                 (52)          (26)          (32)
         Other income (expense)                            10             1            (3)
         Gain (Loss) on disposition of asset              360          --            --
                                                   ----------    ----------    ----------
                  Total other income (expense)            426           147            33
                                                   ----------    ----------    ----------
LOSS BEFORE MINORITY INTEREST, INCOME
  TAXES AND EXTRAORDINARY ITEMS                        (3,455)       (2,743)       (1,433)

LESS MINORITY INTEREST IN LOSS FROM
  OPERATIONS OF SUBSIDIARY                               --            (199)         (100)
                                                   ----------    ----------    ----------
LOSS BEFORE INCOME TAXES
  AND EXTRAORDINARY ITEM                               (3,455)       (2,544)       (1,333)

CURRENT INCOME TAX EXPENSE (BENEFIT)                     --            --            --

DEFERRED INCOME TAX EXPENSE (BENEFIT)                    --            --            --
                                                   ----------    ----------    ----------
LOSS BEFORE EXTRAORDINARY ITEM                         (3,455)       (2,544)       (1,333)

EXTRAORDINARY ITEM:
         Gain on debt forgiveness net of
         income taxes                                    --            --             188
                                                   ----------    ----------    ----------
NET LOSS                                           $   (3,455)   $   (2,544)   $   (1,145)
                                                   ==========    ==========    ==========

LOSS PER COMMON SHARE:

         Loss from operations                      $     (.19)         (.16)         (.09)
         Extraordinary item                              --            --             .01
                                                   ----------    ----------    ----------

LOSS PER COMMON SHARE:                             $     (.19)   $     (.16)   $     (.08)
                                                   ==========    ==========    ==========
WEIGHTED AVERAGE SHARES OUTSTANDING                18,516,791    16,264,682    14,207,648
                                                   ==========    ==========    ==========

              The accompanying notes are an integral part of these
                             financial statements.

                              CIMETRIX INCORPORATED

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                       Common Stock            Additional
                                                  -----------------------       Paid-in     Accumulated
                                                    Shares       Amount         Capital        Deficit        Total
                                                    ------       ------         -------        -------        -----
BALANCE, December 31, 1993                       16,578,876       $   2         $ 2,861       $(3,399)      $  (536)

Net effect of subsidiary's capitalization,
  including contributions by minority
  shareholders                                         --            --           5,041          --           5,041

Cancellation of shares previously issued
  during 1991, valued at $14,812                     (2,963)         --             (15)         --             (15)

Shares issued to employees per service
  agreement, valued at $.0001 per share             116,667          --            --            --            --

Shares issued for cash, $5.00 per share              53,566          --             268          --             268

Issuance of shares to shareholders who
  previously paid $5.00 per share                   558,761          --            --            --            --

Cancellation of shares previously issued
  to former officers, directors and other
  related parties                                (2,798,223)         --            --            --            --

Net loss for the year ended December 31, 1994                                                  (1,145)       (1,145)
                                                 ----------       -------       -------        ------       -------

BALANCE, December 31, 1994                       14,506,684           2           8,155        (4,544)        3,613



                                   [Continued]

                              CIMETRIX INCORPORATED

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                      (IN THOUSANDS, EXCEPT SHARE ACCOUNTS)

                                   [Continued]

                                                       Common Stock          Additional
                                              -------------------------        Paid-in     Accumulated
                                                Shares          Amount         Capital       Deficit       Total
                                              ---------        --------      ----------    -----------     -----
Shares issued for technology, valued
  at $3.75 per share                             120,000          --              450          --            450

Shares issued to acquire minority
  interest in former subsidiary
                                               2,829,419          --            4,067          --          4,067

Net effect of merger of minority
  interest                                            --          --             (487)         --           (487)

Stock issued through private placement
  memorandum, $4.00 per share, net of
  offering costs of $28,553                    1,000,000          --            3,971          --          3,971

Net loss for the year ended
  December 31, 1995                                                                          (2,544)      (2,544)
                                              ----------       -------       --------       -------       ------

BALANCE, December 31, 1995                    18,456,103       $     2       $ 16,156       $(7,088)      $9,070

                                   [Continued]

                              CIMETRIX INCORPORATED

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                      (IN THOUSANDS, EXCEPT SHARE ACCOUNTS)

                                   [Continued]

                                                            Common Stock         Additional                  Unearned
                                                       ----------------------     Paid-in     Accumulated  Compensation
                                                        Shares       Amount       Capital        Deficit   Stock Options   Total
                                                        ------       ------      ----------   -----------  -------------   -----
Stock options exercised, at $2 - $5 per share            340,325         --        1,081             --           --       1,081

Warrants exercised at $2.00 per share                    125,000         --          250             --           --         250

Cancellation of shares returned by
  former directors                                      (800,000)        --           --             --           --          --

Compensation - Stock Options                                                         919                        (234)        685

Net loss for the year ended December 31, 1996                 --         --           --         (3,455)          --      (3,455)
                                                       ----------    -------    --------      ---------     ---------    -------

BALANCE, December 31, 1996                             18,121,428    $     2    $ 18,406      $ (10,543)    $   (234)    $ 7,631
                                                       ==========    =======    ========      =========     =========    =======



              The accompanying notes are an integral part of these
                             financial statements.

                              CIMETRIX INCORPORATED
                            STATEMENTS OF CASH FLOWS
                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
                                (in thousands)

                                                                                For the Years Ended
                                                                                   December 31,
                                                              --------------------------------------------------
                                                                    1996                1995             1994
                                                              ----------------  -------------------  -----------
CASH FLOWS TO OPERATING ACTIVITIES:
     Net Loss                                                    $(3,455)          $(2,544)          $(1,145)

     Adjustments to reconcile net loss to net
      cash used by operating activities:
         Amortization and depreciation                               635               390                72
         Loss (gain) on disposition of assets                       (360)                3                 3
         Compensation related to stock options                       685                --                --
         Extraordinary items - debt forgiveness                       --                --              (188)
         Minority interest in operation of subsidiary                 --              (199)             (100)
         Non-cash expense                                                               --                24
         Changes in assets and liabilities:
           (Increase) decrease in accounts receivable               (549)              (22)               61
           (Increase) decrease in inventory                           86              (321)             (250)
           (Increase) decrease in prepaid expenses                   (57)             (110)             (108)
           (Increase) decrease in other assets                         9                 1                --
           Increase (decrease) in accounts payable                   497              (174)               50
           Increase (decrease) in accrued expenses                   337                32              (236)
           Increase (decrease) in customer deposits                  170                --                --
                                                                 -----------       -----------       -----------
                Total Adjustments                                  1,453              (400)             (672)
                                                                 -----------       -----------       -----------
                Net Cash Flow Used by Operating
                      Activities                                  (2,002)           (2,944)           (1,817)
                                                                 -----------       -----------       -----------
CASH FLOWS TO INVESTING ACTIVITIES:
     Payments for capitalized software costs                        (122)             (341)             (520)
     Purchase of real estate property                               (198)               --                --
     Proceeds from disposal of real estate property                  453                --                --
     Purchase of property and equipment, net of retirements         (134)             (638)           (1,213)
     Payments for other assets, net                                  (20)               (4)               (2)
     Proceeds from disposal of property                            1,174                --                --
                                                                 -----------       -----------       -----------
                Net Cash Flow Used by Investing Activities         1,153              (983)           (1,735)
                                                                 -----------       -----------       -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from capitalization of subsidiary                       --                --             5,000
     Proceeds from issuance of common stock                        1,331             4,000               268
     Payments of stock offering costs                                  -               (29)               --
     Payments for capital lease obligations, net                     (20)              (10)               (9)
     Proceeds from notes payable                                     (22)               --             1,745
     Payments for notes payable                                        -            (1,052)             (130)
     Proceeds from payable - related party                             -                --                42
     Decrease in deferred tax liability                                -                --                --
                                                                 -----------       -----------       -----------
                Net Cash Flow Provided by
                   Financing Activities                            1,289             2,907             6,916
                                                                 -----------       -----------       -----------


                                   (continued)

                              CIMETRIX INCORPORATED
                            STATEMENTS OF CASH FLOWS
                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
                                   (Continued)

                                                                                     For the Years Ended
                                                                                          December 31,
                                                                        -----------------------------------------------
                                                                            1996             1995               1994
                                                                        ------------      -----------       -----------
NET INCREASE (DECREASE) IN CASH AND CASH
     EQUIVALENTS                                                                440           (1,020)           3,364

CASH AND CASH EQUIVALENTS AT BEGINNING OF
     PERIOD                                                                    2,345            3,365               1
                                                                             -------        ---------       ----------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                                    $2,785          $ 2,345          $3,365

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
     Cash paid during the year for:
         Interest                                                         $       52          $    26       $      10
         Income taxes                                                     $      --              --         $   --

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

     FOR THE YEAR ENDED DECEMBER 31, 1996:

     Compensation Expense of approximately $685,000 was recognized for all currently outstanding and unexercised options.

     FOR THE YEAR ENDED DECEMBER 31, 1995:

     In July, 1995, the Company purchased the technology it had been licensing from Brigham Young University by issuing 120,000 shares of common stock valued at $3.75 per share, and signing an agreement to make 10 annual payments of $50,000 cash. A note payable of $343,765 was recorded to reflect the discounted present value of the 10 annual payments.

     Effective August 31, 1995, the Company purchased the interest held by minority shareholders in the Company's subsidiary by issuing 2,829,419 restricted shares of Cimetrix in exchange for an equal number of shares of the subsidiary, Cimetrix (USA) Incorporated, held by those minority shareholders. The subsidiary was then merged into the Cimetrix, effective August 31, 1995. The effect of the purchase of the minority interest was to create "excess cost over acquired net assets" in the amount of $3,260,646 that was recorded by the Company. This amount is being amortized on a straight line basis over 15 years.

FOR THE YEAR ENDED DECEMBER 31, 1994:

     In accordance with the terms of a settlement agreement, the Company canceled 2,963 shares of common stock previously issued for services rendered.

     The Company issued 116,667 shares of common stock to employees for services rendered, valued at $.0001 per share .

     The Company issued 558,761 shares valued at $.0001 per share to shareholders who had previously paid $5.00 per share, in order to give those shareholders an average $2.00 per share basis.

                              CIMETRIX INCORPORATED
                            STATEMENTS OF CASH FLOWS
                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
                                   (Continued)


SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES (CONTINUED):

     FOR THE YEAR ENDED DECEMBER 31, 1994 (CONTINUED):

     Related party accounts payable of $242,270 net of related party accounts receivable of $120,068 were forgiven. Automobiles accounted for as capital leases with a net book value of $3,651 were assumed by former officers.

     Trade payables amounting to $62,334 were forgiven by vendors.

     The Company entered into a lease for telephone equipment costing $53,127.

     $635,000 of notes payable with their related interest of $23,834 were converted into common shares of the subsidiary.

     Former officers, directors and other related parties returned 2,798,223 common shares valued at $.0001 per share for cancellation.

                              CIMETRIX INCORPORATED
                          NOTES TO FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION AND PRINCIPLES OF CONSOLIDATION - Cimetrix Incorporated ("Cimetrix" or the "Company") was organized under the laws of the State of Utah on December 23, 1985. In September, 1990, Cimetrix merged with a newly incorporated Nevada company, effectively changing its domicile to that state. Cimetrix (USA) Incorporated, a former wholly-owned subsidiary of Cimetrix, was organized under the laws of the State of Florida on June 7, 1994. In July, 1994, Cimetrix acquired 20,000,000 shares of the common stock of Cimetrix (USA) Incorporated in exchange for the transfer of substantially all of the assets of Cimetrix, and the assumption of $635,000 of convertible promissory notes payable. Cimetrix (USA) Incorporated subsequently sold shares of its common stock to private investors resulting in an approximate 12% minority interest. Effective August 31, 1995, Cimetrix purchased the minority interest in Cimetrix
     (USA) Incorporated by exchanging one share of Cimetrix common stock for one share of Cimetrix (USA) Incorporated stock held by the minority shareholders. In all, 2,829,419 common shares of Cimetrix were issued to the minority shareholders in exchange for their stock in Cimetrix (USA) Incorporated. Simultaneously, Cimetrix (USA) Incorporated was merged into Cimetrix, effective August 31, 1995, leaving Cimetrix as the surviving single entity. From June 7, 1994 to August 31, 1995, the financial statements included the results of Cimetrix and Cimetrix (USA) Incorporated, adjusted for minority interests.

     REVENUE RECOGNITION - Revenue from sales to distributors, OEMs, and end-users is recognized when related products are shipped. Revenue from software maintenance, service, and support contracts is recognized ratably over the contract period. Provisions are recorded for returns. The Company has had no bad debt experience; therefore, no allowance for doubtful accounts has been established.

     TELEPHONE SUPPORT - Telephone support costs are included in sales and marketing.

     CASH AND CASH EQUIVALENTS - For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. At December 31, 1996, the Company had cash equivalents of $1,493,388 invested in commercial paper maturing in January, 1997, which are readily convertible into cash and are not subject to significant risk from fluctuation in interest rates; there were cash equivalents of approximately $2,019,927 at December 31, 1995. At December 31, 1996 and 1995, the Company and cash of $58,459 and $98,855, respectively, in excess of federally insured amounts in its bank accounts.

     INVENTORIES - Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out method. Inventories at December 31, 1996 and 1995 are summarized as follows (in thousands):

                                                1996          1995
                                              --------      --------
                  Parts and supplies          $  211         $  226
                  Work in process                128            108
                  Finished goods                 194            285
                                              ------         ------
                                              $  533         $  619
                                              ======         ======

     Inventories are pledged as collateral for the Company's revolving line of credit.

                              CIMETRIX INCORPORATED
                          NOTES TO FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES [CONTINUED]

         PROPERTY AND EQUIPMENT - Property and equipment is stated at cost and depreciated using the straight-line method over the estimated useful lives of the related assets. The estimated lives are as follows:
         Buildings, 30 years; leasehold improvements, the lease term; computer equipment and other, three to seven years.

         SOFTWARE DEVELOPMENT COSTS - Certain software development costs are capitalized when incurred in accordance with Financial Accounting Standards Board (FASB) Statement No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed." Capitalization of software development costs begins upon the establishment of technological feasibility. Costs incurred prior to the establishment of technological feasibility are expensed as incurred. The Company also expenses hardware design and prototype expenses as incurred as research and product development costs. The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized software development costs requires considerable judgment by management with respect to certain external factors, including, but not limited to, technological feasibility, anticipated future gross revenues, estimated economic life and changes in software and hardware technologies.

         Amortization of capitalized software development costs is provided on a product-by-product basis at the greater of the amount computed using
         (a) the ratio of current gross revenues for a product to the total of current and anticipated future gross revenues or (b) the straight-line method over the remaining estimated economic life of the product. As of December 31, 1996, the unamortized portion of capitalized software development costs was $707,264. Amortization of software development costs was $172,400, $104,000, and $0 for the fiscal years ended December 31, 1996, 1995, and 1994.

         GOODWILL - Goodwill reflects the excess of the costs of purchasing the minority interest of Cimetrix (USA) Incorporated over the fair value of the related net assets at the date of acquisition (August 31, 1995), and is being amortized on the straight line basis over 15 years. Amortization expense charged to operations for 1996 and 1995 was 217,380 and $72,460, respectively. At December 31, 1996, the accumulated amortization is $289,840.

                              CIMETRIX INCORPORATED
                          NOTES TO FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES [CONTINUED]

          INCOME TAXES - The Company records income taxes in accordance with Statement of Financial Account Standards No. 109, "Accounting for Income Taxes." Under the asset and liability method of accounting for income taxes of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

          NET LOSS PER COMMON SHARE - Loss per share of common stock is computed on the basis of the weighted average number of common shares outstanding during the periods presented. Fully diluted loss per share is not presented, except for extraordinary items, because its effect is anti-dilutive. Dilutive common equivalent shares consist of stock options and warrants.

          ACCOUNTING ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimated.

          RECLASSIFICATIONS - Certain reclassifications have been made for consistent presentation.

                              CIMETRIX INCORPORATED
                          NOTES TO FINANCIAL STATEMENTS



NOTE 2 - PROPERTY AND EQUIPMENT

          Property and equipment at December 31, 1996 and 1995 consisted of the following (in thousands):

                                                1996         1995
                                               ------       ------
               Land                            $   --      $  155
               Buildings and improvements          --         752
               Office equipment                   227         213
               Furniture and fixtures             208         203
               Software                            78          42
               Equipment                          495         426
               Automobiles                         13          --
               Residential Real Estate             --         203
                                               ------      ------

                                               $1,021      $1,994
               Accumulated depreciation           407         262
                                               ------      ------
                                               $  614      $1,732
                                               ======      ======

         Depreciation expense for the years ended December 31, 1996, 1995 and 1994 was approximately $189,000, $187,000 and $72,000, respectively.

         On various occasions, the Company has entered into various leases for office equipment. Based on the provisions of Statement No. 13, issued by the Financial Accounting Standards Board, many of these leases meet the criteria of a capital lease. At December 31, 1996 and 1995 the cost of the assets amounted to $63,114, with accumulated depreciation of $27,789 and $15,166, respectively. Depreciation expense for the year ended December 31, 1996 and 1995 was $12,623 and $12,419, respectively.

         Future minimum lease payments under the capital lease obligations as of December 31, 1996, for each of the next five years and in the aggregate are as follows:

                           1997                              $ 21,060
                           1998                                 2,865
                           1999                                 -
                           2000                                 -
                           2001                                 -
                           Thereafter                           -
                                                             --------
                           Total                               23,925
           Less:  Amount representing interest                 (2,162)
                                                             --------
           Present value of future minimum lease payments      21,763
                           Less:  Current portion             (19,104)
                                                             --------
                           Long-term portion                 $  2,659
                                                             ========

NOTE 3 - PREPAID LICENSE AGREEMENTS

          Pursuant to an agreement dated July 26, 1995, which incorporated provisions of a 1994 agreement , the Company entered into a license/royalty agreement with a provider of real-time development licenses which allowed the Company to resell real-time development licenses to its customers. The Company has prepaid for development licenses and this prepayment will be amortized until licenses and services from the provider have been consumed. At December 31, 1996 and 1995, the amortized prepayment was $130,235 and $164,829, respectively, and is included in Prepaid Expenses and Other Current Assets on the Company's Balance Sheet. The agreement also provides the Company with the option, expiring on July 25, 1998, to purchase all existing development operating system source code from the provider.

NOTE 4 - TECHNOLOGY

         Effective July 5, 1995, the Company purchased the technology that was then being licensed from Brigham Young University (BYU), referred to as ROBLINE and ROBCAL. The Company purchased all rights, title, interest and benefit in and to the intellectual property for cash payments of $50,000 per year for ten years which were discounted using an incremental borrowing rate of 9.5% per annum and has been recorded as a note payable of $343,765, plus 120,000 shares of previously unissued, restricted common stock of the Company valued at $3.75 per share , for a total purchase value of $793,765. The technology is being amortized on a straight-line basis over 15 years. Amortization expense was $52,800 and $26,459 for the years ended December 31, 1996 and 1995, respectively.

NOTE 5 - PATENTS AND COPYRIGHTS

         The technology purchase from BYU, along with other technology developed internally, is proprietary in nature. The Company has obtained two patents on certain of the technology, issued in May 1989, and March 1994, respectively. In addition, the Company has registered its entire CODE software system products with the Copyright Office of the United States, and will continue to timely register any updates to current products or any new products. For the most part, other than the two patents and the copyright registrations, the Company relies on confidentiality and nondisclosure agreements with its employees and customers, appropriate security measures, and the encoding of its software in order to protect the proprietary nature of its technology. No cost has been capitalized with respect to the patents.

NOTE 6 - LONG-TERM DEBT

     Long-term debt at December 31, 1996 and 1995 consisted of the following (in thousands):


                                                                1996     1995
                                                               ------   ------
         Note payable to BYU................................... $272    $294
         Capital lease obligations..............................  24      44
                                                                 ---    ----
                                                                 296     338
                                                                 ---    ----
         Less current maturities...............................   44      42
                                                                 ---    ----
         Total................................................. $252    $296
                                                                ====    ====

         In connection with the purchase of the technology from BYU discussed in
         Note 4, the Company agreed to make payments of $50,000 each year for ten years. This stream of payments was discounted using an incremental borrowing rate of 9.5% per annum, and was recorded as a note payable with a beginning balance of $343,765.

         The Company entered into a $5,000,000, variable rate revolving line of credit with a bank on October 3, 1996. The terms of this line of credit are substantially the same as the line of credit existing at December 31, 1995 and which expired on October 31, 1996. The line provides for interest at the rate of one half of one percent over the prime rate of the bank. The line expires on April 30, 1997. Interest payments are to be paid monthly, and any outstanding principal balance is to be paid in full on April 30, 1997. At December 31, 1996, no funds have been borrowed against the line. The amount available under the revolving line of credit is calculated based upon a formula of eligible current assets, including cash, receivables and inventories which serve as collateral for amounts borrowed.

                              CIMETRIX INCORPORATED
                          NOTES TO FINANCIAL STATEMENTS


NOTE 7 - INCOME TAXES

          The Company adopted Statement of Financial Accounting Standards No. 109 Accounting for Income Taxes [FASB 109] during 1993. FASB 109 requires the Company to provide a net deferred tax asset or liability equal to the expected future tax benefit or expense of temporary reporting differences between book and tax accounting and any available operating loss or tax credit carryforwards. At December 31, 1996 and 1995, the total of all deferred tax assets was approximately $4,315,000 and $3,309,000 and the total of the deferred tax liabilities was approximately $342,000 and $347,000. The amount of and ultimate realization of the benefits from the deferred tax assets for income tax purposes is dependent, in part, upon the tax laws in effect, the Company's future earnings, and other future events, the effects of which cannot be determined. Because of the uncertainty surrounding the realization of the deferred tax assets, the Company has established a valuation allowance of $3,973,000 and $2,962,000 as of December 31, 1996 and 1995, which has been offset against the deferred tax assets. The net change in the valuation allowance during the year ended December 31, 1996, was $1,012,000.

          The Company has available at December 31, 1996, unused tax operating loss carryforwards of approximately $10,558,000 which may be applied against future taxable income and which expire in various years beginning 2004 through 2011.

          The components of income tax expense from continuing operations for the years ended December 31, 1996 and 1994 consist of the following (in thousands):

                                                                                         December 31,
                                                                     ------------------------------------------------
                                                                         1996                1995              1994
                                                                     ---------            ----------        ---------
         Current income tax expense:
           Federal                                                   $         -        $         -         $        -
           State                                                               -                  -                  -
                                                                     -----------        -----------         ----------

                  Net current tax expense                                      -                  -                  -
                                                                     -----------        -----------         ----------


         Deferred tax expense (benefit) arising from:
         Excess of tax over financial accounting depreciation        $       (6)       $       120                 228
         Deferred income                                                    (68)                 -
         Accrual of vacation wages payable                                   (6)               (18)                  -
         Net operating loss carryforwards                                  (932)            (1,159)               (722)
         Valuation allowance                                              1,012              1,057                 494
                                                                     -----------        -----------         ----------

                  Net deferred tax expense                           $         -        $         -         $        -
                                                                     -----------        -----------         ----------

                              CIMETRIX INCORPORATED
                          NOTES TO FINANCIAL STATEMENTS


NOTE 7 - INCOME TAXES [CONTINUED]

          Deferred income tax expense results primarily from the reversal of temporary timing differences between tax and financial statement income. There is no portion of current or deferred tax expense that is required to be allocated to the extraordinary item.

          A reconciliation of income tax expense at the federal statutory rate to income tax expense at the Company's effective rate is as follows:

                                                                               Year Ended December 31,
                                                                           -------------------------------
                                                                           1996          1995        1994
                                                                           ----          ----        ----
         Computed tax at the expected federal statutory rate                34.00%       34.00%      34.00%
         Excess of tax over financial accounting depreciation               (2.42)       (1.24)       (.87)
         State income taxes, net of federal income tax benefits              6.00         6.00        6.00
         Other                                                               (.60)        (.22)       1.93
         Compensation                                                       (7.93)           -           -
         Forgiveness of debt                                                    -            -        4.04
         Net operating loss carry forward                                     .22         (.02)      (5.37)
         Valuation allowance                                               (29.27)      (38.52)     (39.73)
                                                                          -------       ------      ------
         Effective income tax rates                                         00.00%       00.00%      00.00%
                                                                          =======       ======      ======

         The temporary differences gave rise to the following deferred tax asset (liability) at December 31, 1996 and 1995 (in thousands):

                                                                                 December 31,
                                                                          --------------------------
                                                                             1996             1995
                                                                         ------------     ----------

         Excess of book over tax accounting depreciation                       (342)      $     (348)
         Deferred income                                                         68                -
         Accrual of vacation wages payable                                       24               18
         NOL carryforwards                                                    4,223            3,291

         The deferred taxes are reflected in the balance sheet as follows (in thousands):

                                                                            Year Ended December 31
                                                                         -----------------------------
                                                                              1996           1995
                                                                              ----           ----

         Short term asset (liability)                                    $        -       $      18
         Long term asset (liability)                                     $        -       $     (18)

                              CIMETRIX INCORPORATED
                          NOTES TO FINANCIAL STATEMENTS


NOTE 8 - MINORITY INTEREST

          On July 31, 1994, the Company's subsidiary, Cimetrix (USA) Incorporated, sold (by private placement memorandum) 2,500,000 shares of its common stock at $2.00 per share for total cash proceeds of $5,000,000. The sale of the common stock, along with the conversion of $635,000 of convertible notes payable to the subsidiary's common stock, created a 12.4% minority interest in the subsidiary.

          In July, 1995, the shareholders of the Company's subsidiary approved a merger of the subsidiary into the Cimetrix through the exchange of one share of the Company's restricted common stock for each of the 2,829,419 shares of the subsidiary's common stock held by the minority interest shareholders. The merger was effective August 31, 1995, and left Cimetrix as the sole surviving entity. The purchase of the minority interest by Cimetrix created "excess of cost over acquired net assets" of $3,260,646 which is being amortized over 15 years.

NOTE 9 - BENEFIT PLAN

          The Company has a defined contribution 401(k) Retirement Savings Plan covering substantially all of the Company's employees who are at least 21 years old and who have completed 3 months of service. Employees may contribute at least 1%, but not more than 15% of their salary to the plan. The Company will match 50% of the employee's contribution to the plan up to a maximum of 2% of the employees annual pay. The employees will vest in the employer's contribution over a five year period. For the years ended December 31, 1996, 1995 and 1994, the Company contributed $19,006, $16,284 and $5,685, respectively, to the plan.

NOTE 10 - EXTRAORDINARY ITEM

          The Company negotiated a forgiveness of certain related party payables and receivables during 1994. Related party payables forgiven exceeded related party receivables forgiven by approximately $126,000. Additionally, new management succeeded in negotiating forgiveness of approximately $62,000 in lease, royalty, and other trade payables. The net forgiveness of payables has been treated as an extraordinary item in these financial statements.

NOTE 11 - SIGNIFICANT CUSTOMERS

         Approximately 34% and 14% of the Company's revenues during the year ended December 31, 1996 were attributable to a Japanese OEM and Sandia National Labs, respectively. No other single customer accounted for more than 10% of the Company's revenues during 1996. During the year ended December 31, 1995, the Company had four significant customers, AT&T (16%), Cybex Technologies (10%), Hewlett-Packard (26%) and Motorola (29%), which individually were 10% or more of the Company's revenues during the year ended December 31, 1995 and which together accounted for approximately 81% of the Company's total revenue during 1995. During 1994, 90% of the Company's total revenues came from four significant customers. Although the Company values its relationships with all of its customers, the Company does not believe the loss of any single customer would have a material adverse impact on the Company.

                              CIMETRIX INCORPORATED
                          NOTES TO FINANCIAL STATEMENTS


NOTE 12 - CONTINUING OPERATIONS

         During its existence, the Company has incurred operating losses from inception totaling of approximately $10,543,000 including $(3,455,000), $(2,544,000), and $(1,145,000) during the years ended
         December 31, 1996, 1995 and 1994, respectively. Net cash used by operations amounted to approximately $2,021,000, $2,944,000 and $1,817,000 during the same periods.

         Historically, the Company has raised the required financing for its activities through the sale of the Company's common shares and from short-term borrowing. During 1996, the Company used these same methods in raising what management believes will be sufficient cash funds to finance the projected cash requirements through 1997 when accompanied by projected sales revenues. In March, 1995, the Company sold 1,000,000 of its common shares at a price of $4.00 per share raising a total of approximately $3,971,000 in cash. Additionally, the Company has arranged with a financial institution a $5,000,000 line of credit. Borrowings against this line are secured by certain current assets of the Company including cash. Management of the Company believes that at December 31, 1996, the Company is capable of financially meeting the demands inherent as normal sales continue to develop during 1996.

         Because of the cash position of the Company at December 31, 1996, the accompanying financial statements do not contain any adjustments relating to the recoverability and classification of recorded asset amounts or the amount and classification of liabilities that might be necessary, should the Company be unable to achieve profitable operations and generate sufficient working capital to fund operations and pay or refinance its current obligations.

NOTE 13 - STOCK OPTIONS AND WARRANTS

         On December 21, 1994 the Board of Directors adopted effective immediately, subject to shareholder approval at the annual meeting of shareholders conducted in July, 1995, a stock option plan under which options may be granted to officers, employees, directors and others. The plan specifically replaces all prior option agreements between the Company, its employees and its consultants. A total of 1,993,816 shares of common stock have been reserved for issuance under the plan. Options granted under the plan are exercisable at a price not less than the fair market value of the shares at the date of the grant, one half of the options granted will vest on the first anniversary date of the date of grant, and the remaining one half will vest on the second anniversary date of grant. The option period and exercise price will be specified for each option granted, as determined by the Board of Directors, but in no case shall the option period exceed five years from the date of grant, and the exercise price cannot be less than one half the market price of the Company's common shares on the date of grant.

                              CIMETRIX INCORPORATED
                          NOTES TO FINANCIAL STATEMENTS


NOTE 13 - STOCK OPTIONS AND WARRANTS [CONTINUED]

          On March 21, 1994 the Company entered into a separate consulting agreement with its current President, granting him warrants to purchase 6,000,000 restricted common shares for a cash payment of $1,000,000. The warrants are irrevocable and exercisable for a period of five years. At December 31, 1996, none of the warrants have been exercised.

          During July, 1994, in connection with conversion of three notes payable into common shares of the subsidiary, the Company issued warrants to purchase up to an aggregate of 317,500 shares of common stock of the Company upon payment of $2.00 per share. The warrants are exercisable until April 29, 1997. During 1996, warrants for 125,00 shares were exercised. The remaining warrants to purchase 192,500 are outstanding at December 31, 1996.

          On September 12, 1994, the Board of Directors approved the issuance of stock warrants to members of its advisory panel. Each panel member was granted warrants to purchase 50,000 restricted shares at an exercise price of $3.00 per share for a period of five years. At the time of the grant, there was no trading marker for either the Company's common shares or for warrants on those shares, although the Company had received a price of $2.00 per share for common stock of the Company's privately-owned, sole subsidiary. Consequently, no compensation has been recorded in connection with the granting of these warrants. As of December 31, 1996, none of the warrants granted to members of the advisory panel have been exercised.


          During the periods presented in the accompanying financial statements the Company has granted options under the 1994 Employee Stock Option Plan (the Plan). The Corporation has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation cost has been recognized under SFAS No. 123 for the Plan in the accompanying financial statements. Had compensation cost for the Company's stock option plan and agreements been determined based on the fair value at the grant date for awards in 1996 and 1995 consistent with the provisions of SFAS No. 123, the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below (in thousands, except per share data):


                                                             1996                           1995
                                                       ---------------                 --------------
         Net Loss             As reported              $       (3,455)                 $       (2,544)
                              Proforma                 $       (3,514)                 $       (2,551)

         Loss per             As reported              $         (.19)                 $         (.16)
         common share         Proforma                 $         (.19)                 $         (.16)

         The fair value of each option granted is estimated on the date granted using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants during the period ended December 31, 1996 and 1995: risk-free interest rates of 6.0% and 6.4%, expected dividend yield of zero, expected life of 5 and 5 years, and expected volatility 89% and 94%.

         A summary of the status of the options granted under the Company's Plan and other agreements granting stock warrants at December 31, 1996, 1995 and 1994, and changes during the years then ended is presented below:

                                 December 31, 1996            December 31, 1995                December 31, 1994
                           ----------------------------    -------------------------        ----------------------------
                                        Weighted Average             Weighted Average                  Weighted Average
                             Shares      Exercise Price    Shares     Exercise Price        Shares       Exercise Price
                             ------      --------------    ------     --------------        ------       ---------------
Outstanding at
  beginning of
  period                   8,493,166       $     1.03    8,121,166       $      .82                 -              -
Granted                      669,500       $     7.83      543,000       $     4.89         8,121,166       $    .82
Exercised                   (465,325)      $     2.86           -                 -                 -              -
Forfeited                   (593,453)      $     3.36     (171,000)      $    (2.42)                -              -
Expired                            -                -            -                -                 -              -
                           ---------       ----------    ---------       ----------         ---------       --------
Outstanding at
  end of period            8,103,888       $     1.32    8,493,166       $    1 .03         8,121,166       $    .82
                           ---------       ----------    ---------       ----------         ---------       --------
Weighted average
  fair value of
  options granted
  during the year            669,500       $      .73      543,000       $      .42              N/A             N/A
                           ---------       ----------    ---------       ----------         ---------       --------



         A summary of the status of the options outstanding under the Company's stock option plans and other agreements granting stock warrants at December 31, 1996 is presented below:



                               Options Outstanding                                 Options Exercisable
                   ----------------------------------------------------        ----------------------------
   Range of                         Weighted-Average   Weighted-Average                      Weighted-Average
   Exercise           Number            Remaining         Exercise               Number          Exercise
    Prices         Outstanding       Contractual Life      Price               Exercisable         Price
--------------     -----------       ----------------  ----------------        ----------    ----------------
$0.17                6,000,000           2.2 years       $    0.17               6,000,000      $   0.17
$2.00 - $ 3.00       1,196,388           2.5 years       $    2.84               1,196,388      $   2.84
$4.00 - $ 5.00         315,000           3.7 years       $    4.81                  85,000      $   4.94
$7.00 - $10.00         592,000           4.5 years       $    8.05                       -      $      -
---------------      ---------           ---------       ---------               ---------      --------
                     8,103,388                                                   7,281,388


          The stock options outstanding under the 1994 Employee Stock Option Plan at December 31, 1996 are 1,460,888. A total of 340,325 shares have been exercised under the Plan. Shares available for grant under the Plan are 192,603 at December 31, 1996.

                            CIMETRIX INCORPORATED
                        NOTES TO FINANCIAL STATEMENTS



         A summary of the status of the options outstanding under the Company's stock option plan and other agreements granting stock warrants at December 31, 1996 is presented below:



                               Options Outstanding                                 Options Exercisable
                   ----------------------------------------------------        ----------------------------
   Range of                         Weighted-Average   Weighted-Average                      Weighted-Average
   Exercise           Number            Remaining         Exercise               Number          Exercise
    Prices         Outstanding       Contractual Life      Price               Exercisable         Price
--------------     -----------       ----------------  ----------------        ----------    ----------------
$0.17                6,000,000           2.2 years       $    0.17               6,000,000      $   0.17
$2.00 - $ 3.00       1,196,388           2.5 years       $    2.84               1,196,388      $   2.84
$4.00 - $ 5.00         315,000           3.7 years       $    4.81                  85,000      $   4.94
$7.00 - $10.00         592,000           4.5 years       $    8.05                       -      $      -
---------------      ---------           ---------       ---------               ---------      --------
                     8,103,388                                                   7,281,388



NOTE 14 - STOCKHOLDERS' EQUITY


         In August, 1996, two former directors returned 800,000 shares of issued and outstanding common stock to the Company.


         On August 11, 1995, the Board of Directors of the Company gave final approval to a merger between Cimetrix Incorporated, and its majority owned subsidiary, Cimetrix (USA) Incorporated, which was completed effective August 31, 1995. Under the merger, the minority interest shareholders of the subsidiary received one share of common stock of the Company for each share of subsidiary common stock that they own. This resulted in the issuance of 2,829,419 shares of restricted common stock of the Company and the recording of excess of cost over acquired net assets of $3,260,646. Subsequent to the merger, all business of the Company is being conducted through Cimetrix Incorporated, a Nevada corporation.


         Effective July 5, 1995, the Company issued 120,000 shared of previously unissued restricted common stock valued at $3.75 per share for the purchase of technology from BYU.


         On March 31, 1995, the Company closed a private placement offering in which 1,000,000 shares of restricted common stock were sold at $4.00 per share for gross proceeds of $4,000,000. Attorneys' fees and brokerage commissions associated with the offering totaled approximately $28,553.

         In February, 1994, the Company issued to three of its employees a total of 116,667 shares of previously unissued restricted common stock valued at $.0001 per share pursuant to a previous action of the Board of Directors in 1993.

         During 1994, the Company sold 53,566 restricted common shares at $5.00 per share for total cash proceeds of $267,830. Subsequently, the Board of Directors approved the issuance of 558,761 additional restricted shares to all shareholders who had previously purchase shares from the Company at $5.00 per share during the periods from 1990 through 1994. The additional issuance was intended to reduce the average cost of a share to $2.00 per share for those who had previously paid $5.00 per share.

         Pursuant to agreements with the Company in 1994, certain former officers and directors agreed to return 2,2798,223 shares held by them for cancellation.

                              CIMETRIX INCORPORATED
                          NOTES TO FINANCIAL STATEMENTS


NOTE 15 - VOTING RIGHTS ASSIGNED TO PRESIDENT

         On March 21, 1994, and later amended in June, 1994 and August, 1995, certain former officers and directors of the Company entered into a proxy agreement wherein they assigned the voting rights of their common stock (current voting control of approximately 26.0%) to the current President of the Company. The proxy agreement has a term expiring on December 31, 1998 and is irrevocable.

NOTE 16 - RELATED PARTY TRANSACTIONS

         During the years ended December 31, 1996 and 1995, the Company paid consulting fees of approximately $50,000 each year and provided the use of a furnished home to a corporation controlled by the current President of the Company.

         On July 31, 1994, the Company purchased a building contract for a cash payment of $75,000. The contract provided for the construction of the new facility now occupied by the Company. The purchase price was paid to a partnership in which the current President of the Company was a partner.

         In connection with the voting rights of the former officers and directors being assigned by proxy to the President of the Company, the Company entered into agreements with certain former officers and directors wherein 2,798,223 shares of the Company's common stock were returned and cancelled. The former officers and directors released the Company from obligations payable to them totaling $242,270. The Company indemnified the former officers and directors for their past services rendered, and released them from certain obligations payable to the Company totaling $120,068. Prior to this simultaneous release of obligations, a relative of one of the directors made non-interest bearing cash advances to the Company totaling $32,900. All related party payables and receivables were forgiven by the action noted above, and as of December 31, 1994, the balance of related party receivables and payables was zero.

NOTE 17 - COMMITMENTS AND CONTINGENCIES

                              CIMETRIX INCORPORATED
                          NOTES TO FINANCIAL STATEMENTS




NOTE 17 - CONTINGENCIES [CONTINUED]

          PRODUCT WARRANTIES - The Company provides certain product warranties to customers including repair or replacement for defects in materials and workmanship of hardware products. The Company also warrants that software and firmware products will conform to published specifications and not fail to execute the Company's programming instructions due to defects in materials and workmanship. In addition, if the Company is unable to repair or replace any product to a condition warranted, within a reasonable time, the Company will provide a refund to the customer. As of December 31, 1996 and 1995, no provision for warranty claims has been established since the Company has not incurred substantial sales from which to develop reliable estimates. Also, no refunds have been paid to any customer as of December 31, 1996. Management believes that any allowance for warranty would be currently immaterial to the financial condition of the Company.

          LITIGATION - The Company filed a lawsuit on February 8, 1996 and an amended complaint on March 7, 1997 against W. Keith Seolas ("Seolas"), a former director of the Company, and members of his family. The lawsuit, styled Cimetrix Incorporated v. Waldron Keith Seolas, et al., pending in the Fourth Judicial Court of Utah County, Utah seeks declaratory relief and a determination of the validity of the issuance of approximately 2,000,000 shares of stock to Seolas and his family members.

          Seola filed a separate action on April 26, 1996 and an amended complaint on March 17, 1997 in the United States District Court for Utah, against the Company. In his lawsuit, styled Waldron Keith Seolas et al. v. Cimetrix Incorporated, Seolas alleges fraud by the Company in connection with the return of approximately 200,000 shares by Seolas to the Company in 1994. The Company believes that it has strong defenses to Seolas' claims and intends to vigorously defend them. Counsel believes the claims against the Company are without merit.

          Other than as stated above, the Company is not a party to any material pending legal proceedings and, to the best of its knowledge no such proceedings by or against the Company have been threatened. To the knowledge of the Company's management, there are no material proceedings

         COMMON STOCK ISSUANCES - Subsequent to year-end, an additional 30,000 shares of common stock were issued pursuant to employee stock options exercised at $3 per share.

         OPERATING LEASES AGREEMENTS - The Company signed a five year lease effective March 1, 1997 for its office and engineering space in Utah. The lease requires monthly lease payments of $20,078 during the term of the lease. The Company also signed a lease for the administrative space in Tampa, Florida effective April, 1997 and expiring June 30, 2000. This Florida lease requires monthly payments of $6,933. The minimum monthly payments under these leases for the next five years are as follows (in thousands):

         1997         $  263
         1998            324
         1999            324
         2000            283
         2001            241
         Thereafter       40
                      ------
                      $1,475
                      ======

===============================================================================

No person is authorized in connection with any offering made hereby to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. this Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the Senior Notes and Warrants (and underlying Common Stock) offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any date subsequent to the date hereof.

                                 --------------

                                TABLE OF CONTENTS

                                              Page

Prospectus Summary..........................    1
Risk Factors................................    4
Use of Proceeds.............................    8
Price Range of Common Stock and Dividend
  Policy....................................    8
Capitalization..............................    8
Selected Financial Data.....................   10
Management's Discussion and Analysis
  of Financial Condition and Results of
  Operations................................   10
Business....................................   17
Management..................................   29
Terms of Offering and Plan of Distribution..   31
Description of the Senior Notes.............   33
Description of the Warrants.................   37
Description of Common Stock.................   38
Shares Eligible for Future Sale.............   41
Taxes.......................................   41
Legal Matters...............................   41
Experts.....................................   41
Available Information.......................   42
Incorporation of Certain Information
   by Reference.............................   42
Glossary of Terms...........................   42
Index to Financial Statements...............   F-1

                                 --------------

===============================================================================






                                   $10,000,000




                              CIMETRIX INCORPORATED


                                10% SENIOR NOTES
                              COMMON STOCK WARRANTS




                                 ---------------


                                   PROSPECTUS

                                 ---------------



Further information regarding the Offering may be obtained from:

                               David L. Redmond
                            Cimetrix Incorporated
                      100 North Tampa Street, Suite 3550
                             Tampa, Florida 33602
                                (813) 277-9199


                              September 2, 1997



===============================================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

         Item 14.  Other Expenses of Issuance and Distribution.

         The estimated expenses of the Offering (excluding broker-dealer discounts and commissions) are as follows:


         ITEM                                                                           AMOUNT
         ----                                                                           ------
         SEC Registration Fee...................................................     $   3,030
         Printing and Engraving Expenses........................................        25,000
         Legal Fees and Expenses................................................        75,000
         Accounting Fees and Expenses...........................................         1,000
         Blue Sky Qualification Fees and Expenses (including legal fees)........        25,000
         Miscellaneous..........................................................           970
                                                                                      ========
                  Total.........................................................     $ 130,000
                                                                                      ========

--------------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 6.1 of the Company's Bylaws provides for the indemnification of the Company's directors and executive officers to the fullest effect permitted by law. Pursuant to the Nevada General Corporation Law, the Company may, and in some cases, shall, indemnify its directors and executive officers against certain liabilities. In addition, the Company has entered into an indemnity agreement with each of its current directors and executive officers pursuant to which it is obligated to indemnify those persons to the fullest extent authorized by law and to advance payments to cover defense costs against an unsecured obligation to repay such advances if it is ultimately determined that the recipient of the advance is not entitled to indemnification. Reference is made to the form of Indemnification Agreement filed as Exhibit 10.7 to the Registration Statement.



ITEM 16.  EXHIBIT 5.

         The following exhibits are filed as part of this Registration
Statement:



   EXHIBIT
   NUMBER                                          EXHIBIT DESCRIPTION
   -------                                         -------------------
     2.1       Articles of Merger of Cimetrix (USA) Incorporated with and into Cimetrix Incorporated and related Agreement and Plan of Merger dated June 28, 1995, between Cimetrix Incorporated and Cimetrix (USA) Incorporated (6)
     3.1       Articles of Incorporation (1)
     3.2       Bylaws, as amended*
     4.1       Indenture among the Company and the initial holders of the Senior Notes*
     4.2       Specimen Senior Note*
     4.3       Common Stock Purchase Warrant (Series 1997)
     5.1       Form of Opinion of Glenn  Rasmussen  & Fogarty,  P.A.,  regarding  the  validity  of issuance of the securities being registered*
    10.1       Proxy Agreements dated March 21, 1994, between Paul A. Bilzerian and Waldron Keith Seolas, Lincoln M.
               Dastrup, and Shirlee Dastrup and related Three Year Irrevocable Proxies executed as of March 21, 1994, by W. Keith Seolas, Robert K. Seolas, Suzette Seolas, Helene S. Seolas, and Shirlee Dastrup, transferring voting rights to Bilzerian (4)
    10.2       Lease dated November 22, 1996 between Capitol Properties Four,
               L.C. and Cimetrix Incorporated*
    10.3       Agreement dated April 15, 1997, between Cimetrix Incorporated and Bicoastal Holding Company for the services of
               Paul A. Bilzerian and Terri L. Steffen, his wife*
    10.4       Sale and Purchase  Agreement dated June 8, 1995,  between  Cimetrix (USA),  Inc. and Brigham
               Young University (6)
    10.5       Stock Option Plan of Cimetrix Incorporated (2)
    10.6       Amendment No. 1 to the Cimetrix Incorporated Stock Option Plan*
    10.7       Form of Indemnity Agreement between the Company and each of its executive officers*
    10.8       Sublease Agreement dated June 30, 1997, between Cimetrix Incorporated and Just in time solutions, Incorporated*
    10.9       Stock Purchase Warrant dated April 15, 1997 issued by Cimetrix Incorporated to David L. Redmond (3)
    10.10      Amendment to Proxy Agreement dated August 9, 1995 between Paul A. Bilzerian and W. Keith Seolas, Lincoln M. Dastrup,
               Shirlee Dastrup, Helene S. Berry, Robert K. Seolas and Suzette Seolas (6)
    10.11      Consulting Agreement dated May 15, 1997 between Cimetrix Incorporated and PAJ Software Development for the services of Paul A. Johnson (5)
    10.12      Letter dated June 26, 1997 from Paul A. Bilzerian to Shirlee Dastrup, Linda Dastrup and Lincoln Dastrup, releasing irrevocable proxies previously granted to Mr. Bilzerian (5)
    10.13      Settlement Agreement and Mutual Release dated February 24, 1997 between Cimetrix Incorporated and Claude O.
               Goldsmith, settling litigation over the validity of certain stock issuances and a stock option exercised by Mr.
               Goldsmith (5)
    10.14      Lease Agreement dated January 29, 1997 between Cimetrix Incorporated and Plaza IV Associates, Ltd. (5)
    10.15      OEM Agreement dated September 25, 1996 between Cimetrix Incorporated and Fuji Machine Mfg. Co., Ltd.(a)*
    10.16      Agreement dated May 1994 between Cimetrix Incorporated, Waldron Keith Seolas, Robert K. Seolas, Suzette Seolas,
               Helene S. Berry, W. Edward Red, Shirlee Dastrup, Lincoln M. Dastrup and Linda Dastrup providing for surrender to the corporation of previously issued shares, restrictions against competition and disclosure of confidential information, settlement of certain liabilities owed by and to the corporation, and corporate indemnification from liability by reason of action as a former officer, director, promoter, control person, or shareholder of the corporation (4)
    23.1       Independent Auditors' Consent
    23.2       Consent of Counsel (included in Exhibit 5.1)
    24.1       Powers of Attorney relating to subsequent amendments*
    28.1       Forms of Subscription Agreement*

------------
*    Previously filed with the Registration Statement on Form S-2.
(a) Portions of this exhibit have been omitted pursuant to a request for confidential treatment.
(1) Incorporated by reference to Annual Report on Form 10-K for the fiscal year ended December 31, 1993.
(2) Incorporated by reference to Annual Report on Form 10-K for the fiscal year ended December 31, 1994.
(3) Incorporated by reference from Proxy Statement dated May 2, 1997 pertaining to the 1997 Annual Meeting of Shareholders.
(4) Incorporated by reference to Quarterly Report on Form 10-QSB for the quarter ended March 31, 1994.
(5) Incorporated by reference from the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1997.
(6) Incorporated by reference to Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 1995.



ITEM 17.  UNDERTAKINGS.

         (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling
                                      II-2
person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (c) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent fundamental change in the information set forth in the registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on September 3, 1997.

                                                  CIMETRIX INCORPORATED



                                                  By:/s/ David L. Redmond
                                                  ----------------------------
                                                  David L. Redmond
                                                  Executive Vice President and
                                                  Chief Financial Officer






             SIGNATURE                                   TITLE                             DATE
             ---------                                   -----                             ----
/s/ Paul A. Bilzerian                President and Chief Executive Officer and        September 2, 1997
-------------------------            Director (as Director and Principal
PAUL A. BILZERIAN                    Executive Officer)



/s/ David L. Redmond                 Executive Vice President, Chief Financial        September 2, 1997
-------------------------            Officer and Director (as Director and
DAVID L. REDMOND                     Principal Financial and Accounting Officer)



/s/ Douglas A. Davidson              Director                                         September 2, 1997
-------------------------
DOUGLAS A. DAVIDSON





/s/ Paul A. Johnson                   Director                                            September 2, 1997
-------------------------
PAUL A. JOHNSON


/s/ Dr. Ron Lumia                     Director                                            September 2, 1997
-------------------------
DR. RON LUMIA

